SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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The Kroger Co.
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__________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2013 ANNUAL REPORT
__________

Fellow Shareholders:

     Kroger achieved another outstanding year of performance for shareholders in 2013.

     We are a company with many strengths, among them:

  Strong and consistent returns to shareholders,

  An aggressive strategic plan that delivers reliable growth and financial performance, and

  Deeply loyal customers who are the basis for our broad and growing market share.

     Our Company’s most enduring strength is our people — our more than 375,000 associates who strive to make every customer’s day a little better each time they visit one of our stores.

     Our foundational approach is called Customer 1st. It simply means that the needs and wants of our customers are at the heart of every decision we make—in our stores, plants, offices, and facilities. It is our associates who bring Customer 1st to life. From product and technology innovation to improvements in the shopping experience, we are inspired by the ever-changing needs and wants of customers. Our greatest strategic advantage is our Customer 1st culture.

     We are proud to be both large and small. As one of the world’s largest retailers, we leverage economies of scale in ways that make a difference for our customers in their daily lives. For example, we implemented an innovative, faster checkout approach that saves minutes for each customer every time they shop. We also leverage our size to offer great value on everyday items and weekly specials, and then provide a personalized mobile app—one of the most popular in that crowded space—that highlights the deals that match each shopper’s list.

     In this letter, I will provide more detail behind our outstanding results in 2013 and explain the basis of our firm conviction that there is much more to come for shareholders, associates and customers.

Fiscal 2013 Results – Delivering Growth That Investors Can Count On

     At our October 2012 investor meeting, we announced aggressive growth plans that expand our Customer 1st Strategy by accelerating growth in our core business and improving our connection with all customers, expanding our presence in new and existing markets, and investing to create unique competitive positioning for today and the future. As a result, we expect to achieve a long-term, net-earnings-per-diluted-share growth rate of 8-11% and an increasing dividend over time.

     We committed to four key performance indicators to measure our progress at that meeting as well:

  Positive identical supermarket sales;

  Slightly expanding FIFO operating margin on a rolling four quarters basis, excluding fuel;

  Improving return on invested capital; and

  Growing market share.

     In 2013, the first full fiscal year executing our aggressive growth plan, Kroger delivered on all four indicators. We achieved an unparalleled 41st consecutive quarter of positive identical supermarket sales; expanded FIFO operating margin on a rolling four quarters and adjusted basis, excluding fuel; improved return on invested capital, even as we increased capital investments; and grew market share for the ninth consecutive year.

     Kroger’s consistent and reliable performance delivers long-term growth investors can count on. And 2013 was another year of steady growth. Total sales were $98.4 billion in fiscal 2013, an increase of 3.9% after adjusting for the 53rd week in fiscal 2012. Net earnings were $1.52 billion, or $2.90 per diluted share. On an adjusted basis, net earnings grew 13 percent over last year’s adjusted amount. We continue to lower Kroger’s costs of doing business – achieving our ninth consecutive year of reducing operating expenses as a rate of sales – and to reinvest these savings in lower prices for our customers.

     We are using free cash flow to reward shareholders. Since January 2000, Kroger has returned nearly $10 billion to shareholders through share repurchases. Since 2006, Kroger has paid nearly $1.9 billion in dividends to shareholders, while maintaining our investment-grade credit rating. In 2013, we increased our annual dividend for the seventh consecutive year and returned more than $928 million to shareholders through dividends and stock buybacks. If you had invested $100 in Kroger stock on January 31, 2000, and reinvested all dividends issued, your investment would have been worth $235 on January 31, 2014, and Kroger’s Total Shareholder Return in that same period is 125.8%. In March 2014, Kroger’s Board of Directors approved a $1 billion share repurchase program, underscoring our commitment to deliver cash to shareholders.

Welcoming Harris Teeter to the Kroger family

     One of our platforms for growth is expanding into new markets. We are proud and excited to warmly welcome Harris Teeter to the Kroger family of stores. We completed our merger in January 2014 and integration is well underway. This exceptional 54-year-old regional chain receives very high marks from their customers for service, selection, meal-time solutions, and freshness. The 230 Harris Teeter stores are located in the highly attractive mid-Atlantic markets and expand Kroger’s national footprint. We have long respected the Harris Teeter management team and their operations, and we look forward to bringing the best of Harris Teeter and Kroger to our customers and shareholders.

Deeply loyal customers, creating strong market share

     We have the privilege of serving eight million customers each day. Every one of them has unique interests and comes to our stores with the belief we will both meet their needs – their tastes, budget, and lifestyle – and delight them with the unexpected.

     We continue to create innovative ways that allow us to know our customers better than anyone else and to personalize their experience with us. We’ve been mining “big data” for a long time, always with the single focus on Customer 1st – bringing to each customer what is most relevant to them.

     We have invested in price every year for ten consecutive years, saving our customers more than $3 billion annually in the process.

     We have rewarded customers with fuel savings through our popular fuel rewards program at more than 1,240 convenient supermarket fuel center locations in 2013. And, customers with a Kroger Rewards Visa credit card earned more than $33 million in free groceries last year.

     We have partnered with customers to support the community organizations they care about most, returning $46 million annually to local organizations that customers select through our Community Rewards program.

     Our approach has resulted in growing both market share and share of loyalty.

     And we are not done!

     Customer 1st innovation is giving us new and varied ways of connecting with and deepening our relationship with our customers. We are growing our digital offering to deliver value to our customers through the communication channels they prefer, and customers are responding. In fact, our customers have downloaded more than 1 billion digital coupons since we began offering them in late 2009.

     We are innovating up and down our supply chain so that Kroger milk stays fresher, longer in customers’ refrigerators. Through process improvements, our dairy suppliers, milk plants, logistics operation, and stores worked together so that we can promise our customers that Kroger’s milk is among the freshest in the industry.

     And we continue to build our best-in-class Corporate Brands portfolio by providing choices to our customers through a multi-tier offering of price points and product experiences. We expect Simple Truth and Simple Truth Organic to join our premium tier, Private Selection, as a “Billion Dollar Brand” by the end of fiscal 2014 as those brands are increasingly sought by shoppers focused on natural and organic foods. Our Banner Brand continues to provide great quality with a wide breadth of products, and our Value brand offers customers the choice of quality products that are priced to fit their budget.

The Kroger Difference

     Kroger’s culture and deeply-rooted values are also reflected in how we serve our friends and neighbors in local communities, and how we take care of each other.

     We strive to be connected to and responsive to the local communities we serve by:

  Delivering the equivalent of more than 200 million meals to more than 100 local Feeding America food banks in 2013.

  Engaging vendors and customers to donate more than $6 million in 2013 in support of women’s health and breast cancer awareness programs.

  Contributing $3.3 million to the USO in 2013 to help support the military and their families. Since 2010, Kroger has donated $8.5 million to the USO – the largest cumulative gift to the USO in that organization’s history.

  Hiring more than 22,456 veterans since 2009, and helping the “100,000 Jobs Mission” – a coalition of more than 130 companies with the common goal of hiring more than 100,000 transitioning service members and military veterans by 2020 – surpass its original goal in January, seven years early.

  Supporting more than 30,000 schools and local organizations with $46 million in 2013 through our Community Rewards program that delivers personalized, customer-driven donations based on total purchases.

  Contributing an additional $9.1 million to local organizations in 2013 through The Kroger Co. Foundation. In the past five years, our foundation has donated nearly $40 million.

     Let’s remember that we make these investments because our customers tell us these causes are important to them, and because they strengthen the communities we call home. When you combine the cash, food and product we donate to a variety of causes and programs, Kroger contributed more than $250 million to our local communities in 2013.

     We also make a difference in the lives of our associates, customers and communities through our commitments to safety, sustainability, supplier diversity and job growth.

     Kroger is one of the safest companies in our industry. Associate engagement in innovative safety programs has reduced accident rates in our stores and manufacturing plants by 77 percent since 1995. In 2013, 831 retail locations, three manufacturing plants, and three distribution centers went the entire year without a recordable accident.

     One of Kroger’s key sustainability priorities is moving our retail stores and facilities toward “zero waste”. Our stores are sending less waste to landfills and incinerators through a variety of efforts, including composting and our innovative Perishable Donations Program – a process to rescue safe, edible fresh products and donate them quickly to local food banks. This system has been replicated by other retailers and today fresh products make up more than half of the food distributed nationwide by Feeding America. Our manufacturing facilities continue to lead waste reduction. Today, 26 of our 38 manufacturing plants are designated as “zero waste” facilities.

     You can learn more about our sustainability initiatives by reading our annual sustainability report, available on our website sustainability.kroger.com.

     Kroger is a leader in supplier diversity, spending nearly $2 billion annually with women- and minority-owned businesses. We proudly remain a member of the Billion Dollar Roundtable and the United States Hispanic Chamber of Commerce Million Dollar Club.

     Kroger is doing our part to create jobs and opportunity. We employ 7,000 more associates today than we did last year, and nearly 90 percent of those new jobs are in our supermarket divisions. Over the last six years, Kroger has created more than 40,000 new jobs in the local communities we serve.

Leadership

     We believe we have one of the strongest management teams in the retail industry. For ten years our Company has been led by Dave Dillon, who has been called “the grocers’ grocer.” Dave’s knowledge of the business, passion for customers and associates, and principled and disciplined approach to running a world-class company has rewarded shareholders, associates, customers, and communities. We thank him for the strong foundation he built and that we are inspired to continue to expand. Dave often refers to retailing as a team sport. Every great team, including ours, needs a great coach and leader. Thank you, Dave, for ten remarkable years as Chairman and CEO.

In Memoriam and Retirements

     We were saddened by the loss of our friend and colleague, Jon C. Flora, who passed away unexpectedly in September 2013. He was president of Fry’s Food Stores in Arizona. Jon was a compassionate and hands-on leader. We all miss him deeply.

     We extend our appreciation to John LaMacchia, who retired from Kroger’s Board of Directors in December 2013 after 24 years of service; to Paul Heldman, executive vice president, secretary and general counsel, who retires in May after 32 years of service; and to Robert “Pete” Williams, senior vice president, who retires in May after 37 years with the Company. On behalf of our entire Company, we thank each of these individuals for their service and leadership.

Bright Future – More to Come

     Kroger’s future is bright. We are differentiating our Company in the crowded field of retailers in ways that lead to sustainable, reliable growth. And there is a lot more to come for shareholders, associates and customers.

     On behalf of the entire Kroger family, we thank you for your continued support and trust.

W. Rodney McMullen
Chief Executive Officer

     Congratulations to the winners of The Kroger Co. Community Service Award for 2013:

2013 Community Service Award Winners

Division	Recipient
Atlanta	Emily May
Central	Sherry Miller
Cincinnati	Jeanetta Steely
City Market	Adilia Asplund
Columbus	Marti King
Delta	Dianne Scallions
Dillon Stores	Jamie Tietgen
Food 4 Less	Marisa Roberts
Fred Meyer	Tracy Nichols
Fry’s	Bryan Seppala
Jay C Stores	Donnie Roark
King Soopers	Linda Hutsell
Louisville	John Owens
Michigan	Rachel Mason
Mid-Atlantic	Rachel Stratton
Nashville	Bryson Higgins
QFC	Kathy Butcher
Ralphs	Michael Vu
Smith’s	April Wilson
Southwest	Aaron Calvert / Phillip Ingram
_____
Tara Foods	Mona McCoy
KB Specialty Foods	Laurie Foster
Pace Crawfordsville	Kevin Froedge
Winchester Farms Dairy	Rita Akers
LaHabra Bakery	Bertha Guzman
_____
C Stores	Aiesha Little
_____
Corporate	Tricia Fetters
Logistics	Patty Freeman

Notice of Annual Meeting of Shareholders

Cincinnati, Ohio, May 14, 2014

To All Shareholders of The Kroger Co.:

     You are invited to our annual meeting of shareholders of The Kroger Co. which will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1241 Elm Street, Cincinnati, Ohio 45202, on June 26, 2014, at 11 a.m., eastern time, for the following purposes:

1.	To elect thirteen directors for the ensuing year;

2.	To consider and act upon a proposal to approve the 2014 Long-Term Incentive and Cash Bonus Plan;

3.	To consider and act upon an advisory vote to approve executive compensation;

4.	To consider and act upon a proposal to ratify the selection of independent registered public accountants for the year 2014;

5.	To act upon two shareholder proposals, if properly presented at the annual meeting; and

6.	To transact such other business as may properly be brought before the meeting;

     Holders of common shares of record at the close of business on April 29, 2014, will be entitled to notice of and to vote at the meeting.

Attendance

     Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, please bring the notice of the meeting that was separately mailed to you or the top portion of your proxy card, either of which will serve as your admission ticket.

     YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

     If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, ir.kroger.com, at 11 a.m., eastern time.

By order of the Board of Directors,
Paul W. Heldman, Secretary

Proxy Statement

Cincinnati, Ohio, May 14, 2014

     This Combined Notice, Proxy Statement and Annual Report is being furnished to the shareholders of The Kroger Co. in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on June 26, 2014, at 11 a.m., eastern time, at the MUSIC HALL BALLROOM, MUSIC HALL, 1241 Elm Street, Cincinnati, Ohio 45202 and at any adjournments thereof.

     The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first furnished to shareholders on May 14, 2014.

     Your proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. We will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

     Robert D. Beyer, W. Rodney McMullen, and Ronald L. Sargent, all of whom are Kroger directors, have been named members of the Proxy Committee.

     As of the close of business on April 29, 2014, the record date, our outstanding voting securities consisted of 509,553,233 common shares, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to Kroger’s Secretary, or in person at the meeting, or by appointment of a subsequent proxy. Shareholders may not cumulate votes in the election of directors.

     If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1, 2, 3, 5 and 6, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 4 is considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion. The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

     Item No. 1, Election of Directors – An affirmative vote of the majority of the total number of votes cast “for” or “against” a director nominee is required for the election of a director in an uncontested election. Accordingly, broker non-votes and abstentions will have no effect on this proposal. A majority of votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes “against” such director.

     Item No. 2, Approval of 2014 Long-Term Incentive and Cash Bonus Plan – Approval by shareholders of the Plan requires the affirmative vote of the majority of shares entitled to vote on the matter. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 3, Advisory Vote to Approve Executive Compensation – Approval by shareholders of executive compensation requires the affirmative vote of the majority of shares entitled to vote on the matter. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

     Item No. 4, Selection of Auditors – Ratification by shareholders of the selection of independent public accountants requires the affirmative vote of the majority of shares entitled to vote on the matter. Accordingly, abstentions will have no effect on this proposal.

     Item Nos. 5 and 6, Shareholder Proposals – The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for its adoption. Proxies will be voted AGAINST these proposals unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Broker non-votes and abstentions will have no effect on these proposals.

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 26, 2014.

     Under the rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily on the Internet. We believe that this process should expedite shareholders’ receipt of proxy materials, lower the cost of our annual meeting and help to conserve natural resources. On or about May 14, 2014, we mailed to each of our shareholders (other than those who previously requested electronic or paper delivery), a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials on the Internet and instructions on how to vote your shares. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper or e-mail copy of the proxy materials. If you receive a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request one. If you receive paper copies of our proxy materials, you may also view these materials at http://www.proxyvote.com. If you receive paper copies of our proxy materials and wish to receive them by electronic delivery in the future, please request electronic delivery at http://www.proxyvote.com.

Proposals to Shareholders

Election of Directors
(Item No. 1)

     The Board of Directors, as now authorized, consists of thirteen members. All members are to be elected at the annual meeting to serve until the annual meeting in 2015, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to Kroger’s Regulations, and qualified. Kroger’s Articles of Incorporation provide that the vote required for election of a director by the shareholders, except in a contested election or when cumulative voting is in effect, will be the affirmative vote of a majority of the votes cast for or against the election of a nominee.

     The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, proxies by the Proxy Committee will be voted for the election of the following persons:

	Professional		Director
Name	Occupation (1)	Age	Since

Nominees for Director for Terms of Office Continuing Until 2015

Reuben V. Anderson

Mr. Anderson is a Senior Partner in the Jackson, Mississippi office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is currently serving as the lead director of AT&T Inc., and during the past five years was a director of Trustmark Corporation. He is a member of the Corporate Governance and Public Responsibilities Committees.

Mr. Anderson has extensive litigation experience, and he served as the first African-American Justice on the Mississippi Supreme Court. His knowledge and judgment gained through years of legal practice are of great value to the Board. In addition, as former Chairman of the Board of Trustees of Tougaloo College and a resident of Mississippi, he brings to the Board his insights into the African-American community and the southern region of the United States. Mr. Anderson has served on numerous board committees, including audit, public policy, finance, executive, and nominating committees.

		71	1991

	Professional		Director
Name	Occupation (1)	Age	Since
Robert D. Beyer

Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company that he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. From 2000 to 2005, he served as President and Chief Investment Officer of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a member of the Board of Directors of The Allstate Corporation and Leucadia National Corporation. He is chair of the Corporate Governance Committee, a member of the Financial Policy Committee, and our Lead Director.

Mr. Beyer brings to Kroger his experience as CEO of TCW, a global investment management firm serving many of the largest institutional investors in the U.S. He has exceptional insight into Kroger’s financial strategy, and his experience qualifies him to serve as a member of the Financial Policy Committee. While at TCW, he also conceived and developed the firm’s risk management infrastructure, an experience that is useful to the Kroger Board in performing its risk management oversight functions. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding Director in 2008 as part of the Outstanding Directors Program of the Financial Times. His strong insights into corporate governance form the foundation of his leadership role as Lead Director on the Board.

		54	1999

David B. Dillon

Mr. Dillon was elected Chief Executive Officer in 2003 and Chairman of the Board of Kroger in 2004. Mr. Dillon retired as Chief Executive Officer at the end of calendar year 2013 and will continue to serve as Chairman of the Board until the end of calendar year 2014. Mr. Dillon served as President and Chief Operating Officer in 2000, as President in 1999, and as President and Chief Operating Officer from 1995 to 1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of DIRECTV and Union Pacific Corporation, and during the past five years was a director of Convergys Corporation.

Mr. Dillon brings to Kroger his extensive knowledge of the supermarket business, having over 38 years of experience with Kroger and Dillon Companies. In addition to his depth of knowledge of Kroger and the fiercely competitive industry in which Kroger operates, he has gained a wealth of experience by serving on audit, compensation, finance, and governance committees of other boards.

		63	1995

	Professional		Director
Name	Occupation (1)	Age	Since
Susan J. Kropf

Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970. Prior to her most recent assignment, Ms. Kropf had been Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000. From 1997 to 1998 she was President, Avon U.S. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She currently is a member of the Board of Directors of Coach, Inc., MeadWestvaco Corporation, and Sherwin Williams Company. She is a member of the Audit and Financial Policy Committees.

Ms. Kropf has gained a unique consumer insight, having led a major beauty care company. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background, and has served on compensation, audit, and corporate governance committees of other boards. She was inducted into the YWCA Academy of Women Achievers.

		65	2007

David B. Lewis

Mr. Lewis is a shareholder and director of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C. and New York City. He is a director of H&R Block, Inc. and STERIS Corporation. He is a member of the Financial Policy Committee and vice chair of the Public Responsibilities Committee.

In addition to his background as a practicing attorney and expertise in bond financing, Mr. Lewis brings to Kroger’s Board his financial expertise gained while earning his MBA in Finance as well as his service and leadership on Kroger’s audit committee and the board committees of other publicly traded companies. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc. He is a former chairman of the National Association of Securities Professionals.

		69	2002

	Professional		Director
Name	Occupation (1)	Age	Since
W. Rodney McMullen

Mr. McMullen was elected Chief Executive Officer of Kroger in January 2014. Prior to this, he served as President and Chief Operating Officer from August 2009 to December 2013. Prior to that, Mr. McMullen was elected Vice Chairman in 2003, Executive Vice President in 1999, and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 35 years with Kroger. He has a strong financial background, having served as our CFO, and played a major role as architect of Kroger’s strategic plan. His service on the compensation, executive, and investment committees of Cincinnati Financial Corporation adds depth to his extensive retail experience.

		53	2003

Jorge P. Montoya

Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. Mr. Montoya is a director of The Gap, Inc. He is chair of the Public Responsibilities Committee and a member of the Compensation Committee.

Mr. Montoya brings to Kroger’s Board over 30 years of leadership experience at a premier consumer products company. He has a deep knowledge of the Hispanic market, as well as consumer products and retail operations. Mr. Montoya has vast experience in marketing and general management, including international business. He was named among the 50 most important Hispanics in Business & Technology, in Hispanic Engineer & Information Technology Magazine.

		67	2007

Clyde R. Moore

Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. He is a director of First Service Networks. Mr. Moore is chair of the Compensation Committee and a member of the Corporate Governance Committee.

Mr. Moore has over 25 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and a manufacturing concern. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities and manufacturing businesses.

		60	1997

	Professional		Director
Name	Occupation (1)	Age	Since
Susan M. Phillips

Dr. Phillips is Professor Emeritus of Finance at The George Washington University School of Business. She joined that university as a Professor and Dean in 1998. She retired as Dean of the School of Business as of June 30, 2010, and as Professor the following year. She was a member of the Board of Governors of the Federal Reserve System from December 1991 through June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of CBOE Holdings, Inc., State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange, and Agnes Scott College. Dr. Phillips also was a trustee of the Financial Accounting Foundation until the end of 2010. She is a member of the Audit and Compensation Committees.

Dr. Phillips brings to the Board strong financial acumen, along with a deep understanding of, and involvement with, the relationship between corporations and the government. Her experience in academia brings a unique and diverse viewpoint to the deliberations of the Board. Dr. Phillips has been designated an Audit Committee financial expert.

		69	2003

Steven R. Rogel

Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company, a forest products company, in 1999 and was President and Chief Executive Officer and a director thereof from December 1997 to January 1, 2008 when he relinquished the role of President. He relinquished the CEO role in April of 2008 and retired as Chairman as of April 2009. Before that time Mr. Rogel was Chief Executive Officer, President and a director of Willamette Industries, Inc. He served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. Mr. Rogel is a director of Union Pacific Corporation and during the past five years was a director and non-executive Chairman of the Board of EnergySolutions, Inc. He is a member of the Corporate Governance and Financial Policy Committees.

Mr. Rogel has extensive experience in management of large corporations at all levels. He brings to the Board a unique perspective, having led a national supplier of paper products prior to his retirement. Mr. Rogel previously served as Kroger’s Lead Director, and has served on compensation, finance, audit, and governance committees of other corporations.

		71	1999

James A. Runde

Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, a financial services provider, where he has been employed since 1974. He was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a Trustee Emeritus of Marquette University and the Pierpont Morgan Library. He is a member of the Compensation Committee and chair of the Financial Policy Committee.

Mr. Runde brings to Kroger’s Board a strong financial background, having led a major financial services provider. He has served on the compensation committee of a major corporation.

		67	2006

	Professional		Director
Name	Occupation (1)	Age	Since
Ronald L. Sargent

Mr. Sargent is Chairman and Chief Executive Officer of Staples, Inc., a consumer products retailer, where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of Five Below, Inc. During the past five years, he was a director of Mattel, Inc. and The Home Depot, Inc. Mr. Sargent is chair of the Audit Committee and a member of the Public Responsibilities Committee.

Mr. Sargent has over 30 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer that he leads. His understanding of retail operations and consumer insights are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert.

		58	2006

Bobby S. Shackouls

Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of Plains GP Holdings, L.P. and Oasis Petroleum Inc. During the past five years, Mr. Shackouls was a director of ConocoPhillips and PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P. Mr. Shackouls is a member of the Audit and Corporate Governance Committees. Mr. Shackouls previously served as Kroger’s Lead Director.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background, as well as his experience leading a major natural resources company, coupled with his corporate governance expertise.

		63	1999
______________________________

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

Information Concerning the Board of Directors

Committees of the Board

     The Board of Directors has a number of standing committees including Audit, Compensation and Corporate Governance. All standing committees are composed exclusively of independent directors. All Board committees have charters that can be found on our corporate website at ir.kroger.com under Guidelines on Issues of Corporate Governance.

     The table below provides the current membership of our independent directors on each of the standing committees of our Board of Directors.

			Corporate	Financial	Public
	Audit	Compensation	Governance	Policy	Responsibilities
Name	Committee	Committee	Committee	Committee	Committee
Reuben V. Anderson			x		x
Robert D. Beyer			Chair	x
Susan J. Kropf	x			x
David B. Lewis				x	x
Jorge P. Montoya		x			Chair
Clyde R. Moore		Chair	x
Susan M. Phillips	x	x
Steven R. Rogel			x	x
James A. Runde		x		Chair
Ronald L. Sargent	Chair				x
Bobby S. Shackouls	x		x

     During 2013, the Audit Committee met five times, the Compensation Committee met four times, and the Corporate Governance Committee met two times. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter and selects our independent accountants. The Compensation Committee recommends for determination by the independent members of our Board the compensation of the Chief Executive Officer, determines the compensation of Kroger’s other senior management, and administers some of our incentive programs. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board, seeks out qualified candidates for the Board, and reviews the performance of the Board and, along with the other independent board members, the CEO.

Director Nominations

     The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. If shareholders wish to nominate a person or persons for election to the Board of Directors at our 2015 annual meeting, written notice must be submitted to the Company’s Secretary, and received at our executive offices not later than January 14, 2015. Such notice should include the name, age, business address and residence address of such person, the principal occupation or employment of such person, the number of shares of the Company owned of record or beneficially by such person, and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

  Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law, and government;

  Highest standards of personal character and conduct;

  Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

  Ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

     Racial, ethnic, and gender diversity is an important element in promoting full, open, and balanced deliberations of issues presented to the Board, and is considered by the Corporate Governance Committee. Some consideration also is given to the geographic location of director candidates in order to provide a reasonable distribution of members from the operating areas of the Company.

     The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee on occasion has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

Corporate Governance

     The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation, and Corporate Governance Committees, and the other committees of the Board of Directors, are available on our corporate website at ir.kroger.com. Shareholders may obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

Independence

     The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon and McMullen, have no material relationships with Kroger and, therefore, are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger and its management, and other relevant information. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual, (iii) any business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, and (iv) none had any material relationships with us except for those arising directly from their performance of services as a director for Kroger.

Audit Committee Expertise

     The Board of Directors has determined that Susan M. Phillips and Ronald L. Sargent, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

Code of Ethics

     The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including Kroger’s principal executive, financial, and accounting officers. The Policy is available on our corporate website at ir.kroger.com. Shareholders may obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver from, a provision of the Policy for our principal executive, financial and accounting officers by posting that information on our website at ir.kroger.com.

Communications with the Board

     The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President of Auditing and reported to the Audit Committee as deemed appropriate by the Vice President of Auditing.

     Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations, or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

Attendance

     The Board of Directors held seven meetings in 2013. During 2013, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All fourteen members then serving on the Board attended last year’s annual meeting.

Compensation Consultants

     The Compensation Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers. In 2013, Kroger paid that consultant $375,944 for work performed for the Committee. Kroger, on management’s recommendation, retained the parent and affiliated companies of Mercer Human Resource Consulting to provide other services for Kroger in 2013, for which Kroger paid $4,743,100. These other services primarily related to insurance claims (for which Kroger was reimbursed by insurance carriers as claims were adjusted), insurance brokerage and bonding commissions, and pension consulting. Kroger also made payments to affiliated companies for insurance premiums that were collected by the affiliated companies on behalf of insurance carriers, but these amounts are not included in the totals referenced above, as the amounts were paid over to insurance carriers for services provided by those carriers. Although neither the Committee nor the Board expressly approved the other services, after taking into consideration the NYSE’s independence standards and the SEC rules, the Committee determined that the consultant is independent and his work has not raised any conflict of interest because (a) he was first engaged by the Committee before he became associated with Mercer; (b) he works exclusively for the Committee and not for our management; (c) he does not benefit from the other work that Mercer’s parent and affiliated companies perform for Kroger; and (d) neither the consultant nor the consultant’s team perform any other services on behalf of Kroger.

     No member of the Compensation Committee was an officer or employee of the Company during fiscal year 2013, and no member of the Compensation Committee was formerly an officer of the Company or was a party to any disclosable related person transaction involving the Company. During fiscal year 2013, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

Board Oversight of Enterprise Risk

     While risk management is primarily the responsibility of Kroger’s management team, the Board of Directors is responsible for the overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.

     The Board’s Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure and management’s efforts to monitor and control that exposure. The Audit Committee also discusses with management its policies with respect to risk assessment and risk management.

     Management, including Kroger’s Chief Ethics and Compliance Officer, provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees reports on risk to the full Board at each regular meeting of the Board.

     In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each Board meeting, the Chairman and the CEO address matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees.

     We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by an independent Lead Director, to exercise effective oversight of the actions of management, led by Mr. McMullen as CEO, in identifying risks and implementing effective risk management policies and controls.

Board Leadership Structure and Lead Director

     Our Board is composed of eleven independent non-employee directors, and two management directors, Mr. Dillon, the Chairman of the Board and our former Chief Executive Officer, and Mr. McMullen, our Chief Executive Officer. In addition, as provided in our Guidelines on Issues of Corporate Governance, the Board has designated one of the independent directors as Lead Director. The Board has established five standing committees — audit, compensation, corporate governance, financial policy, and public responsibilities. Each Board committee is composed solely of independent directors, each with a different independent director serving as committee chair. The mix of experienced independent and management directors that make up our Board, along with the independent role of our Lead Director and our independent Board committees, benefits Kroger and its shareholders.

     The Board designates one of the independent directors as a Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman of the Board, management, and the non-management directors; presiding at the executive sessions of independent directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; calling an executive session of independent directors at any time and serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders. Unless otherwise determined by the Board, the chair of the Corporate Governance Committee is designated as the Lead Director. Robert Beyer, an independent director and the chair of the Corporate Governance Committee, is currently our Lead Director. Mr. Beyer is an effective Lead Director for Kroger due to, among other things, his independence, his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director, his insight into corporate governance and his experience on other boards.

     With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine when it is in the best interests of Kroger and its shareholders for the roles to be separated or combined, and the Board exercises its discretion as it deems appropriate in light of prevailing circumstances. As part of the succession planning process, the Guidelines provide that upon the selection of a new Chief Executive Officer, the Board will determine whether a separation of the offices is appropriate. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process, as was the case in 2003, and again in 2014, when the roles were separated.

     Our Board and each of its committees conduct an annual evaluation to determine whether they are functioning effectively. As part of this annual self-evaluation, the Board assesses whether the current leadership structure continues to be appropriate for Kroger and its shareholders. Our Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, has been well-served by this flexible leadership structure.

Compensation Discussion and Analysis

Executive Compensation – Overview

     As one of the largest retailers in the world, our executive compensation philosophy remains to attract and retain the best management talent and to motivate these employees to achieve our business and financial goals. We believe our strategy creates value for shareholders in a manner consistent with our focus on our core values: honesty, integrity, respect, inclusion, diversity, and safety.

     To achieve our objectives, our Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

  A significant portion of pay should be performance-based, increasing proportionally with an executive’s level of responsibility;

  Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;

  Compensation policies should include an opportunity for, and a requirement of, equity ownership; and

  Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that align with our business strategy.

     The compensation of our senior executives in fiscal year 2013 reflects these principles. Total compensation for the year is an indicator of how well Kroger performed compared to our business plan, reflecting how our compensation program responds to business challenges and the marketplace. We continue to deliver sales growth and positive earnings results.

  A key metric, identical supermarket sales, excluding the 53rd week in 2012 and fuel, increased 3.6% from 2012. Through fiscal 2013, we have achieved 41 consecutive quarters of positive identical sales growth.

  Net earnings per diluted share were $2.90, and even after taking into account several items that we believe are necessary to make these results comparable to fiscal 2012, our results still exceeded our guidance range.

  In September 2013, the Board of Directors raised the quarterly cash dividend by 10%, to $0.165 per share.

  Kroger’s stock price increased 29.4% in fiscal year 2013.

     The Committee believes our management produced outstanding results in 2013, measured against increasingly aggressive business plan objectives for sales, earnings, and our strategic plan. The compensation paid to our named executive officers reflected this fact as the annual performance-based cash bonus paid out at 104.949% of bonus potentials. The strong link between pay and performance is illustrated by a comparison of the 2012 annual cash bonus, with an 85.881% payout. In 2012, we performed well but did not achieve all of our business plan objectives. In 2013, all of our business plan goals were exceeded (with the exception of our sales goal, which fell slightly short), resulting in an annual bonus payout that exceeded 100% of potentials.

     In keeping with our overall compensation philosophy, we endeavor to ensure that our compensation practices conform to best practices. In particular, over the past several years we have:

  put in place significant stock ownership guideline levels to reinforce the link between the interests of our named executive officers and those of our shareholders;

  adopted claw-back policies under which the repayment of bonuses may be required in certain circumstances;

  eliminated tax gross-ups;

  adopted the recommendation of shareholders that they be permitted annually, on an advisory basis, to vote on executive compensation; and

  adopted a policy prohibiting hedging and short sales, and restricting pledging, of Kroger common shares by our officers and directors.

     In addition, beginning in 2010, fifty percent of the time-based equity awards that otherwise would have been granted to the named executive officers as restricted stock have been replaced with performance units that are earned only to the extent that performance objectives are achieved. Equity compensation awards continue to play an important role in rewarding named executive officers for the achievement of long-term business objectives and providing incentives for the creation of shareholder value.

     The following discussion and analysis addresses the compensation of the named executive officers, and the factors considered by the Committee in setting compensation for the named executive officers and making recommendations to the independent Board members in the case of the CEO’s compensation. Additional detail is provided in the compensation tables and the accompanying narrative disclosures that follow this discussion and analysis.

Executive Compensation – Objectives

     The Committee has several related objectives regarding compensation. First, the Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that executive officers play at Kroger. Second, some elements of compensation should help align the interests of the officers with your interests as shareholders. Third, compensation should create strong incentives for the officers (a) to achieve the annual business plan targets established by the Board, and (b) to achieve Kroger’s long-term strategic objectives. In developing compensation programs and amounts to meet these objectives, the Committee exercises judgment to ensure that executive officer compensation is appropriate and competitive in light of Kroger’s performance and the needs of the business.

Share Ownership Guidelines

     To more closely align the interests of the officers with your interests as shareholders, the Board of Directors has adopted stock ownership guidelines. These guidelines require non-employee directors, officers and some other key executives to acquire and hold a minimum dollar value of Kroger common shares. The guidelines require the CEO to acquire and maintain ownership of Kroger shares equal to five times his base salary; the Chief Operating Officer at four times his base salary; Executive Vice Presidents, Senior Vice Presidents and non-employee directors at three times their base salaries or annual base cash retainers; and other officers and key executives at two times their base salaries. Covered individuals are expected to achieve the target level within five years of appointment to their position. Kroger shares, including equity awards from Kroger, may not be sold by covered individuals prior to achieving holdings required by the guidelines (other than to pay for the exercise price of options and the taxes associated with equity awards), without the approval of Kroger’s CEO.

Results of 2013 Advisory Vote to Approve Executive Compensation

     At the 2013 Annual Meeting of Shareholders, we held our third annual advisory vote on executive compensation. Over 97% of the votes cast were in favor of the advisory proposal in 2013. The Committee considered this overwhelmingly favorable outcome and believes it conveys our shareholders’ support of the Committee’s decisions and the existing executive compensation programs. As a result, the Committee made no material changes in the structure of our compensation programs or pay for performance philosophy. At the 2014 Annual Meeting of Shareholders, in keeping with our shareholders’ request for an annual advisory vote, we will again hold a vote to approve executive compensation (see page 55). The Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Role of Compensation Committee

     The Compensation Committee of the Board has the primary responsibility for establishing the compensation of Kroger’s executive officers, including the named executive officers, with the exception of the Chief Executive Officer. The Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those independent Board members establish the CEO’s compensation.

Establishing Executive Compensation

     The independent members of the Board have the exclusive authority to determine the amount of the CEO’s salary; the bonus potential for the CEO; the nature and amount of any equity awards made to the CEO; and any other compensation questions related to the CEO. In setting the annual bonus potential for the CEO, the independent directors determine the dollar amount that will be multiplied by the percentage payout under the annual bonus plan generally applicable to all corporate management, including the named executive officers. The independent directors retain discretion to reduce the percentage payout the CEO would otherwise receive. The independent directors thus make a separate determination annually concerning both the CEO’s bonus potential and the percentage of bonus paid.

     The Committee performs the same function and exercises the same authority as to the other named executive officers. The Committee’s annual review of compensation for the named executive officers includes the following:

  Conducts an annual review of all components of compensation, quantifying total compensation for the named executive officers on tally sheets. The review includes a summary for each named executive officer of salary; annual performance-based cash bonus; long-term performance-based cash and performance unit compensation; equity; accumulated realized and unrealized stock option gains and restricted stock and performance unit values; the value of any perquisites; retirement benefits; severance benefits available under The Kroger Co. Employee Protection Plan; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.

  Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Committee has assured itself that the compensation of Kroger’s CEO and that of the other named executive officers bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

  Reviews a report from the Committee’s compensation consultants (described below) comparing named executive officer and other senior executive compensation with that of other companies, primarily our competitors, to ensure that the Committee’s objectives of competitiveness are met.

  Takes into account a recommendation from the CEO (except in the case of his own compensation) for salary, bonus potential, and equity awards for each of the senior officers including the other named executive officers. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Committee as well as his assessment of individual job performance and contribution to our management team.

  Looks at historical information regarding salary, bonus, and equity compensation for a 3-year period.

     In considering each of the factors above, the Committee does not make use of a formula, but rather subjectively reviews each in setting compensation.

The Committee’s Compensation Consultants and Benchmarking

     As referenced earlier in this compensation discussion and analysis, the Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers.

     The Mercer consultant conducts an annual competitive assessment of executive positions at Kroger for the Committee. The assessment is one of several bases, as described above, on which the Committee determines compensation. The consultant assesses:

  Base salary;

  Target annual performance-based bonus;

  Target annual cash compensation (the sum of salary and annual bonus);

  Annualized long-term incentive awards, such as stock options, restricted shares, and performance-based long-term cash bonuses and performance-based equity awards; and

  Total direct compensation (the sum of all these elements).

     The consultant compares these elements against those of other companies in a group of publicly-traded food and drug retailers. For 2013, the group consisted of:

Costco Wholesale	Supervalu
CVS/Caremark	Target
Rite Aid	Wal-Mart
Safeway	Walgreens

     This peer group is the same group as was used in 2012. The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. Industry consolidation and other competitive forces will change the peer group used over time. The consultant also provides the Committee data from companies in “general industry,” a representation of major publicly-traded companies. These data are reference points, particularly for senior staff positions where competition for talent extends beyond the retail sector.

     In 2009, the Committee directly engaged an additional compensation consultant to conduct a review of Kroger’s executive compensation. This consultant, from Frederic W. Cook & Co., Inc., examined the compensation philosophy, peer group composition, annual cash bonus, and long-term incentive compensation including equity awards. The consultant concluded that Kroger’s executive compensation program met the Committee’s objectives, and that it provides a strong linkage between pay and performance. The Committee expects to engage an additional compensation consultant from time to time as it deems advisable.

     Considering the size of Kroger in relation to other peer group companies, the Committee believes that salaries paid to our executive officers should be at or above the median paid by competitors for comparable positions. The committee also aims to provide an annual bonus potential to our executive officers that, if the increasingly more challenging annual business plan objectives are achieved, would cause total cash compensation to be meaningfully above the median.

Components of Executive Compensation at Kroger

     Compensation for our named executive officers is comprised of the following:

  Salary;

  Performance-Based Annual Cash Bonus (annual, non-equity incentive pay);

  Performance-Based Long-Term Compensation (long-term, cash and performance unit incentive compensation);

  Other Equity (non-qualified stock options and restricted stock);

  Retirement and other benefits; and

  Perquisites.

Salary

     We provide our named executive officers and other employees a fixed amount of cash compensation – salary – for their work. Salaries for named executive officers (with the exception of the CEO) are established each year by the Committee, in consultation with the CEO. The CEO’s salary is established by the independent directors. Salaries for the named executive officers were reviewed in June 2013.

     The amount of each executive’s salary is influenced by numerous factors including:

  An assessment of individual contribution in the judgment of the CEO and the Committee (or, in the case of the CEO, of the Committee and the rest of the independent directors);

  Benchmarking with comparable positions at peer group companies;

  Tenure; and

  Relationship with the salaries of other executives at Kroger.

     The assessment of individual contribution is based on a subjective determination, without the use of performance targets, in the following areas:

  Leadership;

  Contribution to the officer group;

  Achievement of established objectives, to the extent applicable;

  Decision-making abilities;

  Performance of the areas or groups directly reporting to the officer;

  Increased responsibilities;

  Strategic thinking; and

  Furtherance of Kroger’s core values.

     The amounts shown below reflect the salaries of the named executive officers in effect following the annual review of their compensation in June.

	Salaries
	2011	2012	2013
David B. Dillon	$1,290,000	$1,330,000	$1,370,000
W. Rodney McMullen*	$910,000	$939,600	$968,600
J. Michael Schlotman	$650,000	$671,100	$704,655
Kathleen S. Barclay**	—	$677,300	$700,000
Paul W. Heldman	$739,000	$763,000	$786,000
Michael L. Ellis***	—	—	$527,360
____________________

*	Mr. McMullen’s salary increased to $1,100,000 effective with his promotion to CEO on January 1, 2014.

**	Ms. Barclay became a named executive officer in 2012.

***	Mr. Ellis became a named executive officer in 2013. His salary increased to $775,000 effective with his promotion to President and COO on January 1, 2014.

Performance-Based Annual Cash Bonus

     A large percentage of our employees at all levels, including the named executive officers, are eligible to receive a performance-based annual cash bonus based on the performance of Kroger (in the case of the named executive officers) or business unit (in the case of employees in our business units). The Committee establishes bonus potentials for each executive officer, other than the CEO whose bonus potential is established by the independent directors. Actual payouts, which can exceed 100% of the potential amounts but may not exceed 200% of the potential amounts, represent the extent to which performance meets or exceeds the thresholds established by the Committee.

     The Committee considers several factors in making its determination or recommendation as to bonus potentials. First, the individual’s level within the organization is a factor in that the Committee believes that more senior executives should have a substantial part of their compensation dependent upon Kroger’s performance. Second, the individual’s salary is a factor so that a substantial portion of a named executive officer’s total cash compensation is dependent upon Kroger’s performance. Finally, the Committee considers the reports of its compensation consultants to assess the bonus potential of the named executive officers in light of total compensation paid to comparable executive positions in the industry.

     The annual cash bonus potential in effect following the annual review of compensation in June for each named executive officer is shown below. Actual bonus payouts are prorated to reflect changes, if any, to bonus potentials during the year.

	Annual Bonus Potential
	2011	2012	2013
David B. Dillon	$1,500,000	$1,500,000	$1,500,000
W. Rodney McMullen*	$1,000,000	$1,000,000	$1,000,000
J. Michael Schlotman	$525,000	$550,000	$550,000
Kathleen S. Barclay**	—	$550,000	$550,000
Paul W. Heldman	$550,000	$550,000	$550,000
Michael L. Ellis***	—	$—	$375,000
____________________

*	Mr. McMullen’s annual bonus potential increased to $1,500,000 effective with his promotion to CEO on January 1, 2014.

**	Ms. Barclay became a named executive officer in 2012.

***	Mr. Ellis became a named executive officer in 2013. His annual bonus potential increased to $750,000 effective with his promotion to President and COO on January 1, 2014.

     Over time the Committee and our independent directors have placed an increased emphasis on our strategic plan by making the target more difficult to achieve. The bonus plan allows for minimal bonus to be earned at relatively low levels of performance to provide incentive for achieving even higher levels of performance.

     The amount of bonus that the named executive officers earn each year is determined by Kroger’s performance compared to targets established by the Committee and our independent directors based on the business plan adopted by the Board of Directors. In 2013, one-third of the bonus was based on a target for identical sales without fuel; one-third was based on a target for EBITDA without fuel; and one-third was based on implementation and results of a set of measures under our strategic plan. An additional 5% would be earned if Kroger achieved three goals with respect to its supermarket fuel operations: achievement of the targeted fuel EBITDA, increase of at least 3% in total gallons sold, and achievement of the planned number of fuel centers placed in service.

     Following the close of the year, the Committee reviewed Kroger’s performance against the identical sales without fuel, EBITDA without fuel, and strategic plan objectives and determined the extent to which Kroger achieved those objectives. Kroger’s EBITDA without fuel for 2013 was $4.245 billion and Kroger’s identical sales without fuel for 2013 were 3.5%. In 2013, Kroger’s supermarket fuel EBITDA was $232.990 million, which exceeded the goal of $184.875 million necessary to earn a bonus for the fuel component. Kroger’s fuel gallon sales in supermarket fuel centers were 4.431 billion gallons, or 6.6% over the prior year. We operated 1,240 supermarket fuel centers as of the end of 2013, exceeding our goal of 1,235 centers. As a result, the payout percentage included the additional 5% fuel bonus. Due to our performance when compared to the targets established by the Committee, and based on the business plan adopted by the Board of Directors, the named executive officers earned 104.949% of their bonus potentials. This is the same bonus percentage payout received by all other participants in the annual corporate bonus plan.

     The 2013 targets established by the Committee for annual bonus amounts based on identical sales without fuel and EBITDA without fuel results, the actual 2013 results, and the bonus percentage earned in each of the components of named executive officer bonus, were as follows:

	Targets
Component	Minimum	100%	Result	Amount Earned
Identical Sales without fuel	1.6%	3.6%	3.5%	31.679%
EBITDA without fuel	$3.583 Billion	$4.216 Billion*	$4.245 Billion	34.474%
Strategic Plan	**	**	**	33.796%
Fuel Bonus	[as described in the text above]			5.000%
Total Earned				104.949%
____________________

*	Payout is at 125% if identical sales goal is achieved.

**	The Strategic Plan component also was established by the Committee, but is not disclosed as it is competitively sensitive.

     In 2013, as in all years, the Committee retained discretion to reduce the bonus payout for all executive officers, including the named executive officers, if the Committee determined for any reason that the bonus payouts were not appropriate. The independent directors retained that discretion for the CEO’s bonus. Those bodies also retained discretion to adjust the targets under the plan should unanticipated developments arise during the year. No adjustments were made to the targets in 2013. The Committee, and the independent directors in the case of the CEO, determined that the bonus payouts for the named executive officers should remain the same as other participants.

     The percentage paid for 2013 represented excellent performance that exceeded our business plan objectives. A comparison of bonus percentages for the named executive officers in prior years demonstrates the variability of annual cash bonus incentive compensation:

Annual Cash Bonus
Fiscal Year	Percentage
2013	104.949%
2012	85.881%
2011	138.666%
2010	53.868%
2009	38.450%
2008	104.948%
2007	128.104%
2006	141.118%
2005	132.094%
2004	55.174%

     The actual amounts of annual performance-based cash bonuses paid to the named executive officers for 2013 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and footnote 4. These amounts represent the bonus potentials for each named executive officer multiplied by the 104.949% payout percentage earned in 2013. In no event can any participant receive a performance-based annual cash bonus in excess of $5,000,000. The maximum amount that a participant, including each named executive officer, can earn is further limited to 200% of the participant’s bonus potential amount.

     The performance-based annual cash bonus for 2014 will be determined based on Kroger’s performance against the identical sales without fuel, EBITDA without fuel, strategic plan, and operating costs as a percentage of sales objectives established by the Committee. The first three metrics will be weighted at 30% each and the final metric will be weighted at 10%. The underlying strategy metrics have been revised from prior years to focus on shorter-term measures, as the long-term bonus emphasizes long-term performance. The 2014 plan also provides for an additional 5% payout if our goals for supermarket fuel EBITDA, supermarket fuel gallons sold, and targeted number of fuel centers in operation at the fiscal year end are achieved.

Long-Term Incentives

     The Committee believes in the importance of providing an incentive to the named executive officers to achieve the long-term goals established by the Board of Directors by conditioning a significant portion of compensation on the achievement of those goals.

     In 2006, the Committee adopted the first in a series of long-term performance based compensation plans designed to reward participants for their contribution to the long-term performance of Kroger. These earlier plans provided for overlapping four year performance periods that allowed for the earning of a long-term cash bonus. In 2010, Kroger’s long-term incentive program was redesigned to combine the total value of our long-term cash bonus and equity programs into a cohesive, strategic reward for eligible executives at the Vice President level and above. Approximately fifty percent of the plan value is performance-based, delivered in cash and performance units, contingent on the achievement of certain strategic performance measures. The other fifty percent of the value is time-based and delivered in stock options and restricted shares. Each component is described in more detail below.

Performance Based Long-Term Compensation

     The long-term incentive plan adopted in 2010 (and earned in 2012) provides the model for our combined plan structure. Subsequent plans have been adopted each year thereafter. Each of these plans has the following characteristics:

  Performance is measured over a three year period.

  Between 130 and 170 executives, including the named executive officers, participate in each plan.

  Awards include both cash and performance units.

➢	The cash bonus base equals the executive’s salary at the end of the fiscal year preceding the plan adoption date (or for those participants entering the plan after the commencement date, as of the date of commencing participation in the plan).

➢	A fixed number of performance units is awarded to each participant. The awards are paid out in Kroger common shares, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares.

  Compensation under the plans is earned based on our performance against metrics established by the Committee at the beginning of the performance period.

  The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the bonus base and the number of performance units awarded.

  Actual payouts cannot exceed 100% of the cash bonus base or 100% of the number of performance units awarded.

  In no event can a cash bonus award exceed $5,000,000.

     The following table summarizes each of the long-term performance based plans for the years shown:

	2011 Plan	2012 Plan	2013 Plan	2014 Plan
Performance Period	2011 to 2013	2012 to 2014	2013 to 2015	2014 to 2016

Payout Date	March 2014	March 2015	March 2016	March 2017

Cash Bonus Base	Salary at end of	Salary at end of	Salary at end of fiscal	Salary at end of fiscal
	fiscal year 2010*	fiscal year 2011*	year 2012*	year 2013*

Performance Metrics

Strategic Plan	2% payout per unit	2% payout per unit	2% payout per unit	2% payout per unit
	improvement	improvement	improvement	improvement

Reduction in	0.50% payout per	0.50% payout per	0.50% payout per	0.50% payout per
Operating Cost as	0.01% reduction in	0.01% reduction in	0.01% reduction in	0.01% reduction in
a Percentage of	operating costs	operating costs	operating costs	operating costs
Sales, Excluding	Baseline: 27.60%	Baseline: 27.09%	Baseline: 26.69%	Baseline: 26.61%
Fuel

Improvement	2% payout per unit	4% payout per unit	4% payout per unit	4% payout per unit
in Associate	improvement	improvement	improvement	improvement
Engagement

Return on	N/A	N/A	1% payout per 0.01%	1% payout per 0.01%
Invested Capital			improvement in ROIC	improvement in ROIC
			Baseline: 13.41%	Baseline: 13.43%
____________________

*	Or date of plan entry, if later.

     At the time of adopting new long-term plans, the Committee has made adjustments to the percentage payouts for the components of the long-term plans to account for the increasing difficulty of achieving compounded improvement.

     The Committee anticipates adopting a new plan each year, measuring improvement over successive three-year periods.

     The long-term performance based plan adopted in 2011, which measured improvements through fiscal year 2013, paid out in March 2014 and was calculated as follows:

					Percentage
Component	Baseline	Result	Improvement	Multiplier	Earned
Strategic Plan	*	*	6 units of improvement	2%	12.00%
Associate Engagement	*	*	8 units of improvement	2%	6.00%
Operating Costs, as a Percentage of
Sales, Excluding Fuel	27.60%	26.76%	84 basis point improvement	0.50%	42.00%
Total Earned					70.00%
____________________

*	The Strategic Plan and Associate Engagement components were established by the Committee but are not disclosed as they are competitively sensitive.

     Accordingly, each named executive officer received cash in an amount equal to 70.00% of that executive’s long-term cash bonus base, and was issued the number of Kroger common shares equal to 70.00% of the number of performance units awarded to that executive, along with a cash amount equal to the dividends paid on that number of common shares during the three year performance period. Payout for the cash components of the 2011 plan are reported in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table and footnotes 4 and 6 to that table, and the common shares issued under the plan are reported in the Options Exercised and Stock Vested Table and footnote 2 to that table.

Equity Awards

     Awards based on Kroger’s common shares are granted periodically to the named executive officers and a large number of other employees. Equity participation aligns the interests of employees with your interest as shareholders, and Kroger historically has distributed equity awards widely. In 2013, Kroger granted 4,211,102 stock options to approximately 8,151 employees, including the named executive officers. The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Compensation Committee meetings conducted after Kroger’s public release of its quarterly earnings results.

     Kroger’s long-term incentive plans also provide for other equity-based awards, including restricted stock and performance units. During 2013, Kroger awarded 3,116,214 shares of restricted stock to approximately 20,214 employees, including the named executive officers; and 413,588 performance units to approximately 167 employees. Performance units provide for the issuance of Kroger common shares to participants, after the completion of the three year performance period, based on the extent to which the performance goals established at the beginning of the performance period have been achieved.

     The Committee considers several factors in determining the amount of options, restricted shares, and performance units awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

  The compensation consultant’s benchmarking report regarding equity-based and other long-term compensation awarded by our competitors;

  The officer’s level in the organization and the internal relationship of equity-based awards within Kroger;

  Individual performance; and

  The recommendation of the CEO, for all named executive officers other than the CEO.

     The Committee has long recognized that the amount of compensation provided to the named executive officers through equity-based pay is often below the amount paid by our competitors. Lower equity-based awards for the named executive officers and other senior management permit a broader base of Kroger employees to participate in equity awards.

     Amounts of equity awards issued and outstanding for the named executive officers are set forth in the tables that follow this discussion and analysis.

Retirement and Other Benefits

     Kroger maintains a defined benefit and several defined contribution retirement plans for its employees. The named executive officers participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code on benefits to highly compensated individuals under qualified plans. Additional details regarding retirement benefits available to the named executive officers can be found in the 2013 Pension Benefits table and the accompanying narrative description that follows this discussion and analysis.

     Kroger also maintains an executive deferred compensation plan in which some of the named executive officers participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Compensation deferred bears interest, until paid out, at the rate representing Kroger’s cost of ten-year debt in the year the rate is set, as determined by Kroger’s CEO, and reviewed with the Committee, prior to the beginning of each deferral year. In 2013, that rate was 3.8%. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time the deferral election is made.

     We adopted The Kroger Co. Employee Protection Plan, or KEPP, during fiscal year 1988. That plan was amended and restated in 2007. All of our management employees and administrative support personnel whose employment is not covered by a collective bargaining agreement, with at least one year of service, are covered. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the plan). Participants are entitled to severance pay of up to 24 months’ salary and bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

     Stock option, restricted stock and performance unit agreements with participants in Kroger’s long-term incentive plans provide that those awards “vest,” with options becoming immediately exercisable, restrictions on restricted stock lapsing, and common shares equal to 50% of the performance units being awarded, upon a change in control as described in the agreements.

     None of the named executive officers is party to an employment agreement.

Perquisites

     The Committee does not believe that it is necessary for the attraction or retention of management talent to provide the named executive officers a substantial amount of compensation in the form of perquisites. In 2013, the only perquisites available to our named executive officers were:

  premiums paid on life insurance policies,

  premiums paid on accidental death and dismemberment insurance; and

  premiums paid on long-term disability insurance policies.

     The life insurance benefit was offered beginning several years ago to replace a split-dollar life insurance benefit that was substantially more costly to Kroger. Currently, 159 active executives, including the named executive officers, and 87 retired executives, receive this benefit.

     In addition, the named executive officers are entitled to the following benefit that does not constitute a perquisite as defined by SEC rules: personal use of Kroger aircraft, which officers may lease from Kroger and pay the average variable cost of operating the aircraft, making officers more available and allowing for a more efficient use of their time.

     The total amount of perquisites furnished to the named executive officers is shown in the Summary Compensation Table and described in more detail in footnote 6 to that table.

Executive Compensation Recoupment Policy

     If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual bonus or a long-term bonus in an amount higher than otherwise would have been paid, as determined by the Committee, then the officer, upon demand from the Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Committee will take into consideration all factors that it deems appropriate, including:

  The materiality of the amount of payment involved;

  The extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;

  Individual officer culpability, if any; and

  Other factors that should offset the amount of overpayment.

Hedging Policy

     After considering best practices related to ownership of company shares, the Board adopted a policy regarding hedging, pledging, and short sales of Kroger securities. Kroger directors and officers are prohibited from engaging, directly or indirectly, in hedging transactions in, or short sales of, Kroger securities. In addition, they are precluded from pledging Kroger securities as collateral for a loan, except to the extent that shares so pledged are in excess of the number of shares the individual is required to maintain in accordance with Kroger’s share ownership guidelines more particularly described earlier in this compensation discussion and analysis.

Section 162(M) of the Internal Revenue Code

     Tax laws place a deductibility limit of $1,000,000 on some types of compensation for the CEO and the next four most highly compensated officers reported in this proxy because they are among the four highest compensated officers (“covered employees”). In Kroger’s case, this group of individuals is not identical to the group of named executive officers. Compensation that is deemed to be “performance-based” is excluded for purposes of the calculation and is tax deductible. Awards under Kroger’s long-term incentive plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger’s awards of restricted stock that vest solely upon the passage of time are not performance-based. As a result, compensation expense for those awards to the covered employees is not deductible, to the extent that the related compensation expense, plus any other expense for compensation that is not performance-based, exceeds $1,000,000.

     Kroger’s bonus plans rely on performance criteria, and have been approved by shareholders. As a result, bonuses paid under the plans to the covered employees will be deductible by Kroger.

     Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its annual report on Form 10-K.

Compensation Committee:
     Clyde R. Moore, Chair
     Jorge P. Montoya
     Susan M. Phillips
     James A. Runde

Executive Compensation

Summary Compensation Table

     The following table shows the compensation of the former Chief Executive Officer, Chief Executive Officer, Chief Financial Officer and each of the Company’s three most highly compensated executive officers other than the former CEO, CEO and CFO (the “named executive officers”) during the fiscal years presented:

Summary Compensation Table
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(1)				(2)	(3)	(4)	(5)	(6)
David B. Dillon	2013	$1,346,161	—	$5,709,429	$2,781,910	$2,456,235	$15,376	$459,584	$12,768,695
Chairman and Former	2012	$1,328,320	—	$3,332,852	$1,342,088	$1,600,065	$3,380,527	$301,985	$11,285,837
Chief Executive Officer	2011	$1,273,871	—	$3,130,540	$1,716,693	$2,699,153	$3,088,686	$232,820	$12,141,763

W. Rodney McMullen	2013	$962,731	—	$5,062,435	$907,862	$1,722,946	$63,518	$166,329	$8,885,821
Chief Executive Officer	2012	$937,732	—	$1,087,655	$437,983	$1,079,085	$1,415,003	$124,998	$5,082,456
	2011	$899,113	—	$1,009,368	$553,506	$1,821,903	$1,768,792	$104,573	$6,157,255

J. Michael Schlotman	2013	$688,599	—	$1,564,689	$509,088	$1,004,220	$—	$85,176	$3,851,772
Senior Vice President	2012	$669,787	—	$609,908	$245,602	$602,146	$822,669	$60,137	$3,010,249
and Chief Financial	2011	$631,371	—	$503,801	$276,269	$1,002,310	$990,524	$45,269	$3,449,544
Officer

Kathleen S. Barclay	2013	$686,702	—	$1,436,930	$307,838	$1,026,620	$—	$144,953	$3,603,043
Senior Vice President	2012	$675,972	—	$491,998	$148,512	$628,271	$—	$96,054	$2,040,807

Paul W. Heldman	2013	$772,298	—	$944,621	$460,267	$1,084,020	$11,645	$156,184	$3,429,035
Executive Vice	2012	$761,501	—	$551,418	$222,048	$648,071	$1,266,466	$115,715	$3,565,219
President, Secretary	2011	$730,682	—	$479,075	$262,710	$1,110,126	$1,374,309	$96,977	$4,053,879
and General Counsel

Michael L. Ellis	2013	$539,576	—	$1,484,681	$236,283	$755,571	$1,944	$64,332	$3,082,387
President and
Chief Operating Officer
____________________

(1)	Mr. McMullen was promoted to Chief Executive Officer on January 1, 2014 when Mr. Dillon retired from his position as Chief Executive Officer. Mr. Dillon remains as Chairman of the Board. Ms. Barclay became a named executive officer in 2012. Mr. Ellis became a named executive officer in 2013 and became President and Chief Operating Officer on January 1, 2014.

(2)	The stock awards reflected in the table consist of both time-based and performance-based awards granted under the Company’s long-term incentive plans. With respect to time-based awards, or restricted stock, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 is as follows: Mr. Dillon: $4,227,912; Mr. McMullen: $4,578,950; Mr. Schlotman: $1,293,572; Ms. Barclay: $1,272,990; Mr. Heldman: $699,504; and Mr. Ellis: $1,358,848.

The value of the performance-based awards, or performance units, reflected in the table is as follows: Mr. Dillon: $1,481,517; Mr. McMullen: $483,485; Mr. Schlotman: $271,117; Ms. Barclay: $163,940; Mr. Heldman: $245,117; and Mr. Ellis: $125,833. The reported amounts reflect the aggregate fair value at the grant date based on the probable outcome of the performance conditions. These amounts are consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Assuming that the highest level of performance conditions is achieved, the value of the performance unit awards at the grant date is as follows: Mr. Dillon $2,963,033; Mr. McMullen: $966,970; Mr. Schlotman: $542,234; Ms. Barclay: $327,881; Mr. Heldman: $490,233; and Mr. Ellis: $251,666. These amounts are required to be reported in a footnote and are not reflected in the table.

The assumptions used in calculating the valuation are set forth in Note 12 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2013 ended February 1, 2014.

(3)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuation are set forth in Note 12 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2013 ended February 1, 2014.

(4)	Non-equity incentive plan compensation earned for 2013 consists of the following two amounts for each named executive officer:

In accordance with the terms of the 2013 performance-based annual cash bonus program, Kroger paid 104.959% of bonus potentials for the executive officers including the named executive officers. Payments were made in the following amounts: Mr. Dillon: $1,574,235; Mr. McMullen: $1,099,946; Mr. Schlotman: $577,220; Ms. Barclay: $577,220; Mr. Heldman: $577,220; and Mr. Ellis: $431,401. These amounts were earned with respect to performance in 2013, and paid in March 2014.

The 2011 Long-Term Bonus Plan is a performance-based bonus plan designed to reward participants for improving the long-term performance of the Company. The plan covered performance during fiscal years 2011, 2012 and 2013, and amounts earned under the plan were paid in March 2014. The cash bonus potential amount equaled the executive’s salary in effect on the last day of fiscal year 2010. The following amounts represent payouts at 70% of bonus potentials that were earned under the plan: Mr. Dillon: $882,000; Mr. McMullen: $623,000; Mr. Schlotman: $427,000; Ms. Barclay: $449,400; Mr. Heldman: $506,800; and Mr. Ellis: $324,170.

(5)	Amounts in the table for 2011 and 2012 are changes in pension value and preferential earnings on nonqualified deferred compensation. For 2013, the amounts only include preferential earnings on nonqualified deferred compensation. Under the Company’s deferred compensation plan, deferred compensation earns interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO, and reviewed by the Compensation Committee, prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year, and the interest rate established under the plan for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by the Company for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the Company rate, the amount by which the Company rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In twelve of the twenty years in which at least one named executive officer deferred compensation, the Company rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the Company rate is deemed to be above-market, the Company calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Amounts deferred in 2013 earned interest at a rate higher than 120% of the corresponding federal rate, accordingly there are preferential earnings on these amounts.

In accordance with SEC rules, negative amounts are required to be disclosed in the footnotes, but not reflected in the sum of total compensation reported in the table. Mr. Dillon’s pension value decreased by $1,863,504; Mr. McMullen’s pension value decreased by $450,556; Mr. Schlotman’s pension value decreased by $98,636; Mr. Heldman’s pension value decreased by $149,721; and Mr. Ellis’ pension values decreased by $6,080. During 2013, pension values decreased primarily due to an increase in the discount rate for the plans, as determined by the plan actuary and decreased slightly due to annuity election assumptions. Ms. Barclay does not participate in a Company defined benefit pension plan or the deferred compensation plan.

(6)	The following table provides the items and amounts included in All Other Compensation for 2013:

			Long-Term	Dividend	Dividends
		Accidental Death	Disability	Equivalent	on Unvested
	Life Insurance	and Dismemberment	Insurance	Payments on	Restricted
	Premium	Insurance Premium	Premium	Performance Units	Stock
Mr. Dillon	$187,652	$228	—	$76,430	$195,274
Mr. McMullen	$48,227	$228	$2,778	$24,643	$90,453
Mr. Schlotman	$42,242	$228	—	$12,300	$30,406
Ms. Barclay	$112,157	$228	—	$8,904	$23,664
Mr. Heldman	$108,359	$228	$2,778	$11,696	$33,123
Mr. Ellis	$33,982	$228	$2,229	$5,929	$21,964

Grants of Plan-Based Awards

     The following table provides information about equity and non-equity awards granted to the named executive officers in 2013:

										All Other	All Other
										Stock	Option
		Estimated Future				Estimated Future				Awards:	Awards:	Exercise	Grant
		Payouts Under				Payouts Under				Number	Number of	or Base	Date Fair
		Non-Equity				Equity Incentive				of Shares	Securities	Price of	Value of
		Incentive Plan Awards				Plan Awards				of Stock	Underlying	Option	Stock and
	Grant	Target		Maximum		Target		Maximum		or Units	Options	Awards	Option
Name	Date	($)		($)		(#)		(#)		(#)	(#)	($/Sh)	Awards
										(3)	(4)
David B. Dillon		$1,500,000	(1)	$3,000,000	(1)
		$665,000	(2)	$1,330,000	(2)
	7/15/2013									111,968			$4,227,912
	7/15/2013										298,580	$37.76	$2,781,910
	7/15/2013					37,323	(5)	74,645	(5)				$1,481,517 (5)

W. Rodney McMullen		$1,000,000	(1)	$2,000,000	(1)
		$469,800	(2)	$939,600	(2)
	7/15/2013									36,540			$1,379,750
	12/12/2013									80,000			$3,199,200
	7/15/2013										97,440	$37.76	$907,862
	7/15/2013					12,180	(5)	24,360	(5)				$483,485 (5)

J. Michael Schlotman		$550,000	(1)	$1,100,000	(1)
		$335,550	(2)	$671,100	(2)
	7/15/2013									20,490			$773,702
	12/12/2013									13,000			$519,870
	7/15/2013										54,640	$37.76	$509,088
	7/15/2013					6,830	(5)	13,660	(5)				$271,117 (5)

Kathleen S. Barclay		$550,000	(1)	$1,100,000	(1)
		$338,500	(2)	$677,300	(2)
	7/15/2013									20,000			$755,200
	12/17/2013									13,000			$517,790
	7/15/2013										33,040	$37.76	$307,838
	7/15/2013					4,130	(5)	8,260	(5)				$163,940 (5)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target ($)		Maximum ($)		Target (#)		Maximum (#)
										(3)	(4)
Paul W. Heldman		$550,000	(1)	$1,100,000	(1)
		$381,500	(2)	$763,000	(2)
	7/15/2013									18,525			$699,504
	7/15/2013										49,400	$37.76	$460,267
	7/15/2013					6,175	(5)	12,350	(5)				$245,117	(5)

Michael L. Ellis		$375,000	(1)	$750,000	(1)
		$256,000	(2)	$512,000	(2)
	7/15/2013									9,510			$359,098
	12/12/2013									25,000			$999,750
	7/15/2013										25,360	$37.76	$236,283
	7/15/2013					3,170	(5)	6,340	(5)				$125,833	(5)
____________________

(1)	The amount listed under “Target” for each named executive officer represents the bonus potential of the named executive officer under the Company’s 2013 performance-based annual cash bonus program. By the terms of this plan, payouts are limited to no more than 200% of a participant’s bonus potential; accordingly, the amount listed under “Maximum” equals two times that officer’s bonus potential amount. In connection with his promotion on January 1, 2014, Mr. McMullen was eligible for a bonus based on a proration of his bonus potential of $1,000,000 and of his revised bonus potential of $1,500,000. In connection with his promotion on January 1, 2014, Mr. Ellis was eligible for a bonus based on a proration of his bonus potential of $375,000 and of his revised bonus potential of $750,000. The amount actually earned under this plan is shown in the Summary Compensation Table for 2013 and is described in footnote 4 to that table.

(2)	This amount represents the bonus potential of the named executive officer under the cash bonus component of the Company’s performance-based 2013 Long-Term Incentive Plan. “Maximum” amount equals the annual base salary of the named executive officers as of the last day of fiscal year 2012. Bonuses are determined upon completion of the performance period as of fiscal year ending 2015. Because the target amount is not determinable, the amount listed under “Target” reflects a representative amount based on the probable outcome of the performance conditions.

(3)	This amount represents the number of restricted shares awarded under one of the Company’s long-term incentive plans.

(4)	This amount represents the number of stock options granted under one of the Company’s long-term incentive plans. Options are granted at fair market value of Kroger common shares on the date of the grant. Fair market value is defined as the closing price of Kroger shares on the date of the grant.

(5)	Performance units were awarded under the Company’s performance-based 2013 Long-Term Incentive Plan. The “Maximum” amount represents the maximum number of common shares that can be earned by the named executive officer under the award. Because the target amount of common shares is not determinable, the amount listed under “Target” reflects a representative amount based on the probable outcome of the performance conditions. The dollar amount listed in the grant date fair value column is the value at the grant date based on the probable outcome of these conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, along with estimated cash payments equal to projected dividend equivalent payments.

     The Compensation Committee, and the independent members of the Board in the case of the CEO, established bonus potentials, shown in this table as “target” amounts, for the performance-based annual and long-term cash bonus awards for the named executive officers. Amounts were payable to the extent that performance met specific objectives established at the beginning of the performance period. As described in the Compensation Discussion and Analysis, actual earnings under the annual cash bonus can exceed the target amounts if performance exceeds the thresholds. The Compensation Committee, and the independent members of the Board in the case of the CEO, also determined the number of performance units to be awarded to each named executive officer, under which common shares are earned to the extent performance meets objectives established at the beginning of the performance period. The performance units are more particularly described in the Compensation Discussion and Analysis.

     Restrictions on restricted stock awards made to the named executive officers normally lapse, so long as the officer is then in our employ, in equal amounts on each of the five anniversaries of the date the award is made, except that: 70,000 shares awarded to Mr. McMullen in 2009 vest as follows: 15,000 shares on 6/25/2012, 20,000 shares on 6/25/2013, and 35,000 shares on 6/25/2014; 111,986 shares awarded to Mr. Dillon in 2012 vest in equal amounts on each of the four anniversaries of the date the award was made; 13,000 shares awarded to Mr. Schlotman in 2013 vest as follows: 3,250 shares on each of 12/12/2014 and 12/12/2015 and 6,500 shares on 12/12/16; 18,000 shares awarded to Ms. Barclay in 2012 vest in equal amounts on each of the three anniversaries of the date the award was made; 20,000 shares awarded to Ms. Barclay in 2013 vest in equal amounts on each of the two anniversaries of the date the award was made; 13,000 awarded to Ms. Barclay in 2013 vest as follows: 3,250 shares on each of 12/17/2014 and 12/17/ 2015 and 6,500 shares on 12/17/2016; 10,000 shares awarded to Mr. Ellis in 2012 vest in equal amounts on each of the three anniversaries of the date the award was made; and 6,667 shares awarded to Mr. Ellis in 2013 vest in equal amounts on each of the two anniversaries of the date the award was made. For grants made to the named executive officers in 2013, the restrictions continue to lapse following retirement if the following criteria are met: the officer is employed for at least one year after the grant of the restricted stock, has at least 5 years of service, has attained the age of 62, and does not provide services to a competitor of ours. Any dividends declared on Kroger common shares are payable on restricted stock. Nonqualified stock options granted to the named executive officers vest in equal amounts on each of the five anniversaries of the date of grant.

Outstanding Equity Awards at Fiscal Year-End

     The following table discloses outstanding equity-based incentive compensation awards for the named executive officers as of the end of fiscal year 2013. Each outstanding award is shown separately. The vesting schedule for each award is described in the footnotes to this table. Market value of unvested shares is based on Kroger’s closing stock price of $36.10 on January 31, 2014, the last trading day of the 2013 fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David B. Dillon	300,000				$16.39	5/5/2015	23,000	(6)	$830,300
	240,000				$19.94	5/4/2016	34,500	(7)	$1,245,450
	220,000				$28.27	6/28/2017	63,810	(8)	$2,303,541
	225,000				$28.61	6/26/2018	83,976	(9)	$3,031,534
	180,000	45,000	(1)		$22.34	6/25/2019	111,968	(10)	$4,042,045
	138,000	92,000	(2)		$20.16	6/24/2020				52,998	(18)	$2,007,032
	113,440
		170,160	(3)		$24.74	6/23/2021				37,323	(19)	$1,419,561
	59,716	238,864	(4)		$21.96	7/12/2022
		298,580	(5)		$37.76	7/15/2023

W. Rodney McMullen	75,000				$17.31	5/6/2014	35,000	(6)	$1,263,500
	75,000				$16.39	5/5/2015	7,000	(6)	$252,700
	60,000				$19.94	5/4/2016	10,500	(7)	$379,050
	60,000				$28.27	6/28/2017	20,574	(8)	$742,721
	65,000				$28.61	6/26/2018	29,232	(11)	$1,055,275
	52,000	13,000	(1)		$22.34	6/25/2019	36,540	(10)	$1,319,094
	42,000	28,000	(2)		$20.16	6/24/2020	80,000	(13)	$2,888,000
	36,576	54,864	(3)		$24.74	6/23/2021				17,296	(18)	$654,984
	19,488	77,952	(4)		$21.96	7/12/2022				12,180	(19)	$463,266
		97,440	(5)		$37.76	7/15/2023

J. Michael Schlotman	20,000				$19.94	5/4/2016	2,000	(6)	$72,200
	20,000				$28.27	6/28/2017	3,750	(7)	$135,375
	20,000				$28.61	6/26/2018	10,269	(8)	$370,711
	16,000	4,000	(1)		$22.34	6/25/2019	16,392	(11)	$591,751
	15,000	10,000	(2)		$20.16	6/24/2020	20,490	(10)	$739,689
	18,256	27,384	(3)		$24.74	6/23/2021	13,000	(12)	$469,300
	10,928	43,712	(4)		$21.96	7/12/2022				9,699	(18)	$367,286
		54,640	(5)		$37.76	7/15/2023				6,830	(19)	$259,779

Kathleen S. Barclay	25,000				$20.06	12/10/2019	3,750	(7)	$135,375
	15,000	10,000	(2)		$20.16	6/24/2020	7,434	(8)	$268,367
	13,216	19,824	(3)		$24.74	6/23/2021	12,000	(14)	$433,200
	6,608	26,432	(4)		$21.96	7/12/2022	20,000	(15)	$722,000
		33,040	(5)		$37.76	7/15/2023	13,000	(16)	$469,300
										5,865	(18)	$222,092
										4,130	(19)	$157,085

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Paul W. Heldman	25,000				$19.94	5/4/2016	2,500	(6)	$90,250
	25,000				$28.27	6/28/2017	4,500	(7)	$162,450
	25,000				$28.61	6/26/2018	9,765	(8)	$352,517
	20,000	5,000	(1)		$22.34	6/25/2019	14,820	(11)	$535,002
	18,000	12,000	(2)		$20.16	6/24/2020	18,525	(10)	$668,753
	17,360	26,040	(3)		$24.74	6/23/2021				8,769	(18)	$332,063
	9,880	39,520	(4)		$21.96	7/12/2022				6,175	(19)	$234,866
		49,400	(5)		$37.76	7/15/2023

Michael L. Ellis	15,000				$19.94	5/4/2016	2,000	(6)	$72,200
	20,000				$28.27	6/28/2017	3,000	(7)	$108,300
	20,000				$28.61	6/26/2018	4,950	(8)	$178,695
	16,000	4,000	(1)		$22.34	6/25/2019	6,600	(11)	$238,260
	12,000	8,000	(2)		$20.16	6/24/2020	6,667	(17)	$240,679
	8,800	13,200	(3)		$24.74	6/23/2021	9,510	(10)	$343,311
	4,400	17,600	(4)		$21.96	7/12/2022	25,000	(13)	$902,500
		25,360	(5)		$37.76	7/15/2023
										3,905	(18)	$147,882
										3,170	(19)	$120,571
____________________

(1)	Stock options vest on 6/25/2014.

(2)	Stock options vest in equal amounts on 6/24/2014 and 6/24/2015.

(3)	Stock options vest in equal amounts on 6/23/2014, 6/23/2015 and 6/23/2016.

(4)	Stock options vest in equal amounts on 7/12/2014, 7/12/2015, 7/12/2016 and 7/12/2017.

(5)	Stock options vest in equal amounts on 7/15/2014, 7/15/2015, 7/15/2016, 7/15/2017 and 7/15/2018.

(6)	Restricted stock vests on 6/25/2014.

(7)	Restricted stock vests in equal amounts on 6/24/2014 and 6/24/2015.

(8)	Restricted stock vests in equal amounts on 6/23/2014, 6/23/2015 and 6/23/2016.

(9)	Restricted stock vests in equal amounts on 7/12/2014, 7/12/2015 and 7/12/2016.

(10)	Restricted stock vests in equal amounts on 7/15/2014, 7/15/2015, 7/15/2016, 7/15/2017 and 7/15/2018.

(11)	Restricted stock vests in equal amounts on 7/12/2014, 7/12/2015, 7/12/2016 and 7/12/2017.

(12)	Restricted stock vests as follows: 3,250 shares on 12/12/2014, 3,250 shares on 12/12/2015 and 6,500 shares on 12/12/2016.

(13)	Restricted stock vests in equal amounts on 12/12/2014, 12/12/2015, 12/12/2016, 12/12/2017 and 12/12/2018.

(14)	Restricted stock vests in equal amounts on 7/12/2014 and 7/12/2015.

(15)	Restricted stock vests in equal amounts on 7/15/2014 and 7/15/2015.

(16)	Restricted stock vests as follows: 3,250 shares on 12/17/2014, 3,250 shares on 12/17/2015 and 6,500 shares on 12/17/2016.

(17)	Restricted stock vests as follows: 3,333 shares on 12/6/2014 and 3,334 shares on 12/6/2015.

(18)	Performance units granted under the 2012 Long Term Incentive Plan are earned as of the last day of fiscal year 2014, to the extent performance goals are achieved. Because the awards are not currently determinable, the number of units and value as of fiscal year-end in the table reflect the probable outcome of such conditions. The maximum number of units achievable and the value of the maximum number of units as of fiscal year-end if such maximum would be achieved are as follows: Mr. Dillon: 74,645 units; $2,826,806; Mr. McMullen: 24,360 units; $922,513; Mr. Schlotman: 13,660 units; $517,304; Ms. Barclay: 8,260 units; $312,806; Mr. Heldman: 12,350 units; $467,695; and Mr. Ellis: 5,500 units; $208,285.

(19)	Performance units granted under the 2013 Long Term Incentive Plan are earned as of the last day of fiscal year 2015, to the extent performance goals are achieved. Because the awards are not currently determinable, the number of units and value as of fiscal year-end in the table reflect the probable outcome of such conditions. The maximum number of units achievable and the value of the maximum number of units as of fiscal year-end if such maximum would be achieved are as follows: Mr. Dillon: 74,645 units; $2,839,123; Mr. McMullen: 24,360 units; $926,533; Mr. Schlotman: 13,660 units; $519,558; Ms. Barclay: 8,260 units; $314,169; Mr. Heldman: 12,350 units; $469,732; and Mr. Ellis: 6,340 units; $241,142.

Option Exercises and Stock Vested

     The following table provides the stock options exercised and restricted stock vested during 2013, as well as common shares issued to the named executive officers pursuant to performance units awarded under the 2011 Long Term Incentive Plan.

2013 OPTION EXERCISES AND STOCK VESTED
	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David B. Dillon	—	—	162,142	$6,103,134
W. Rodney McMullen	—	—	69,418	$2,554,100
J. Michael Schlotman	57,250	$1,370,567	21,383	$818,869
Kathleen S. Barclay	—	—	16,135	$624,652
Paul W. Heldman	80,000	$1,940,200	33,805	$1,242,360
Michael L. Ellis	42,000	$890,220	15,983	$609,000
____________________

(1)	Options granted under our various long-term incentive plans have a ten-year life and expire if not exercised within that ten-year period.

(2)	The Stock Awards columns of the table include the following two components:

In 2011, executives were awarded performance units that are earned based on performance criteria established by the Compensation Committee at the beginning of the three year performance period. Actual payouts are based on the degree to which improvements are achieved and are earned in Kroger common shares. The number of common shares issued and the value realized based on the closing share price on March 13, 2014, the date of deemed delivery of the shares, are as follows: Mr. Dillon: 49,630 common shares, $2,158,409 value realized; Mr. McMullen: 16,002 common shares, $695,927 value realized; Mr. Schlotman: 7,987 common shares, $347,355 value realized; Ms. Barclay: 5,782 common shares, $251,459 value realized; Mr. Heldman: 7,595 common shares, $330,307 value realized; and Mr. Ellis: 3,850 common shares; $167,437 value realized.

The table also includes the number of shares acquired on vesting and the value realized on the vesting of restricted shares as follows: Mr. Dillon: 112,512 common shares, $3,944,725 value realized; Mr. McMullen: 53,416 common shares, $1,858,173 value realized; Mr. Schlotman: 13,396 common shares, $471,514 value realized; Ms. Barclay: 10,353 common shares, $373,193, value realized; Mr. Heldman: 26,210 common shares, $912,053 value realized; and Mr. Ellis: 12,133 common shares, $441,563 value realized.

Pension Benefits

     The following table provides information on pension benefits as of 2013 year-end for the named executive officers.

2013 PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David B. Dillon	The Kroger Consolidated Retirement Benefit Plan	18	$753,266	$0
	The Kroger Co. Excess Benefit Plan	18	$9,736,250	$0
	Dillon Companies, Inc. Excess Benefit Pension Plan	20	$8,211,305	$0

W. Rodney McMullen	The Kroger Consolidated Retirement Benefit Plan	28	$802,528	$0
	The Kroger Co. Excess Benefit Plan	28	$6,579,958	$0

J. Michael Schlotman	The Kroger Consolidated Retirement Benefit Plan	28	$899,195	$0
	The Kroger Co. Excess Benefit Plan	28	$3,760,659	$0

Paul W. Heldman	The Kroger Consolidated Retirement Benefit Plan	31	$1,346,417	$0
	The Kroger Co. Excess Benefit Plan	31	$6,867,111	$0

Michael L. Ellis	The Kroger Consolidated Retirement Benefit Plan	39	$90,301	$0
	The Kroger Co. Excess Benefit Plan	39	$71,317	$0

     Messrs. Dillon, McMullen, Schlotman, Heldman and Ellis participate in The Kroger Consolidated Retirement Benefit Plan (the “Consolidated Plan”), which is a qualified defined benefit pension plan. The Consolidated Plan generally determines accrued benefits using a cash balance formula, but retains benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of the above listed named executive officers, except for Mr. Ellis, is eligible for these grandfathered benefits under the Consolidated Plan. Their benefits, therefore, are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon Companies, Inc. Pension Plan formula covering service to Dillon Companies, Inc. While Mr. Ellis is also a participant in the Consolidated Plan, he is not a grandfathered participant, but is a participant in the cash balance formula.

     Messrs. Dillon, McMullen, Schlotman, Heldman and Ellis also are eligible to receive benefits under The Kroger Co. Excess Benefit Plan (the “Kroger Excess Plan”), and Mr. Dillon is also eligible to receive benefits under the Dillon Companies, Inc. Excess Benefit Pension Plan (the “Dillon Excess Plan”). These plans are collectively referred to as the “Excess Plans.” The Excess Plans are each considered to be nonqualified deferred compensation plans as defined in Section 409A of the Internal Revenue Code. The purpose of the Excess Plans is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under qualified plans in accordance with the Internal Revenue Code.

     Each of the above listed named executive officers, except for Mr. Ellis, will receive benefits under the Consolidated Plan and the Excess Plans, determined as follows:

  1½% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual bonus) during the last ten calendar years of employment, reduced by 1¼% times years of credited service multiplied by the primary social security benefit;

  normal retirement age is 65;

  unreduced benefits are payable beginning at age 62; and

  benefits payable between ages 55 and 62 will be reduced by ⅓ of one percent for each of the first 24 months and by ½ of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

     Although participants generally receive credited service beginning at age 21, those participants who commenced employment prior to 1986, including the above listed named executive officers, began to accrue credited service after attaining age 25. In the event of a termination of employment, Mr. Schlotman currently is eligible for a reduced early retirement benefit, as he has attained age 55. Mr. Ellis, as a cash balance participant in the Consolidated Plan, will receive benefits as an annual pay credit equal to 5% of eligible earnings with interest accruing daily at a rate equal to the 30-year Treasury rate.

     Mr. Dillon also participates in the Dillon Employees’ Profit Sharing Plan (the “Dillon Plan”). The Dillon Plan is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are then allocated to each participant’s account. Participation in the Dillon Plan was frozen effective January 1, 2001. Benefits under the Dillon Plan do not continue to accrue for Mr. Dillon. Participants in the Dillon Plan elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Prior to July 1, 2000, participants could elect to make voluntary contributions under the Dillon Plan, but that option was discontinued effective as of July 1, 2000. Participants can elect to receive their Dillon Plan benefit in the form of either a lump sum payment or installment payments.

     Due to offset formulas contained in the Consolidated Plan and the Dillon Excess Plan, Mr. Dillon’s accrued benefits under the Dillon Plan offset a portion of the benefit that would otherwise accrue for them under those plans for their service with Dillon Companies, Inc. Although benefits that accrue under defined contribution plans are not reportable under the accompanying table, we have added narrative disclosure of the Dillon Plan because of the offsetting effect that benefits under that plan has on benefits accruing under the Consolidated Plan and the Dillon Excess Plan.

     The assumptions used in calculating the present values are set forth in Note 15 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2013 ended February 1, 2014. The discount rate used to determine the present values is 4.99%, which is the same rate used at the measurement date for financial reporting purposes.

Nonqualified Deferred Compensation

     The following table provides information on nonqualified deferred compensation for the named executive officers for 2013.

2013 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David B. Dillon	$60,000	(1)	$0	$76,367	$0	$1,173,732
W. Rodney McMullen	$215,817	(2)	$0	$452,389	$0	$6,998,182
J. Michael Schlotman	$0		$0	$0	$0	$0
Paul W. Heldman	$0		$0	$80,713	$0	$1,449,413
Kathleen S. Barclay	$0		$0	$0	$0	$0
Michael L. Ellis	$0		$0	$33,804	$0	$584,760
____________________

(1)	This amount represents the deferral of performance-based annual bonus earned in fiscal year 2012 and paid in March 2013. This amount is included in the Summary Compensation Table for 2012 in footnote 4.

(2)	This amount represents the deferral of performance-based annual bonus earned in fiscal year 2012 and paid in March 2013 in the amount of $171,762 and deferral of long-term cash bonus earned during the 2010 through 2012 performance period and paid in March 2013 in the amount of $44,055. These amounts are included in the Summary Compensation Table for 2012 in footnote 4.

     Eligible participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Internal Revenue Code Section 125 plan deductions, as well as 100% of their annual and long-term bonus compensation. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO and reviewed by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

Director Compensation

     The following table describes the fiscal year 2013 compensation for non-employee directors. Employee directors receive no compensation for their Board service.

2013 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
		(2)		(2)				(12)
Reuben V. Anderson	$79,823	$165,011		$—(4)	—	$833	(10)	$189		$245,856
Robert D. Beyer	$99,935	$165,011	(3)	$—(4)	—	$6,664	(11)	$189		$271,799
Susan J. Kropf	$89,798	$165,011	(3)	$—(5)	—	N/A		$189		$254,998
John T. LaMacchia (1)	$72,512	$67,817		$—(7)	—	$455	(11)	$3,556	(13)	$144,340
David B. Lewis	$79,823	$165,011		$—(6)	—	N/A		$189		$245,023
Jorge P. Montoya	$93,299	$165,011		$—(5)	—	N/A		$189		$258,499
Clyde R. Moore	$95,815	$165,011	(3)	$—(7)	—	$2,900	(10)	$189		$263,915
Susan M. Phillips	$89,798	$165,011		$—(8)	—	$2,211	(11)	$189		$257,209
Steven R. Rogel	$79,823	$165,011		$—(4)	—	N/A		$189		$245,023
James A. Runde	$93,299	$165,011		$—(6)	—	N/A		$189		$258,499
Ronald L. Sargent	$105,784	$165,011	(3)	$—(6)	—	$2,279	(11)	$189		$273,263
Bobby S. Shackouls	$105,628	$165,011	(3)	$—(9)	—	N/A		$189		$270,828
____________________

(1)	Mr. LaMacchia retired as a member of the Board of Directors on 12/12/13.

(2)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(3)	Aggregate number of stock awards outstanding at fiscal year end was 2,750 shares.

(4)	Aggregate number of stock options outstanding at fiscal year end was 57,500 shares.

(5)	Aggregate number of stock options outstanding at fiscal year end was 37,500 shares.

(6)	Aggregate number of stock options outstanding at fiscal year end was 42,500 shares.

(7)	Aggregate number of stock options outstanding at fiscal year end was 47,500 shares.

(8)	Aggregate number of stock options outstanding at fiscal year end was 46,500 shares.

(9)	Aggregate number of stock options outstanding at fiscal year end was 32,500 shares.

(10)	This amount reflects the change in pension value for the applicable directors. Only those directors elected to the Board prior to July 17, 1997 are eligible to participate in the outside director retirement plan.

(11)	This amount reflects preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table.

(12)	This amount reflects the value of gift cards in the amount of $75 and the cost to the Company per director for providing accidental death and dismemberment insurance coverage for non-employee directors in the amount of $114. These premiums are paid on an annual basis in July.

(13)	In connection with his retirement, Mr. LaMacchia received a gift valued at $867 and a charitable donation was given in his name in the amount of $2,500.

     Effective August 1, 2013, each non-employee director receives an annual retainer of $85,000. The chairs of each of the Audit Committee and the Compensation Committee receive an additional annual retainer of $20,000. The chair of each of the other committees receives an additional annual retainer of $15,000. Each member of the Audit Committee receives an additional annual retainer of $10,000. The director designated as the Lead Director receives an additional annual retainer of $25,000. Beginning in 2013, incentive shares were issued to non-employee directors in lieu of options and restricted stock, as a portion of the directors’ overall compensation. On July 15, 2013, each non-employee director, except for Mr. LaMacchia, received 4,370 common shares. Mr. LaMacchia received 1,796 common shares, as his award was prorated as a result of his planned retirement.

     Non-employee directors first elected prior to July 17, 1997 receive a major medical plan benefit as well as an unfunded retirement benefit. The retirement benefit equals the average cash compensation for the five calendar years preceding retirement. Participants who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service, and 10% for each additional year up to a maximum of 100%. Benefits for participants who retire prior to age 70 begin at the later of actual retirement or age 65.

     We also maintain a deferred compensation plan, in which all non-employee members of the Board are eligible to participate. Participants may defer up to 100% of their cash compensation. They may elect from either or both of the following two alternative methods of determining benefits:

  interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and

  amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

     In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participants at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

     The Board has determined that compensation of non-employee directors must be competitive on an on-going basis to attract and retain directors who meet the qualifications for service on Kroger’s Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

Potential Payments upon Termination or Change in Control

     Kroger has no employment agreements with its named executive officers and no contracts, agreements, plans or arrangements that provide for payments to the named executive officers in connection with resignation, severance, retirement, termination, or change in control, except for those available generally to salaried employees. The Kroger Co. Employee Protection Plan, or KEPP, applies to all management employees and administrative support personnel who are not covered by a collective bargaining agreement, with at least one year of service, and provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger. The actual amount is dependent on pay level and years of service. For purposes of KEPP, a change in control occurs if:

  any person or entity (excluding Kroger’s employee benefit plans) acquires 20% or more of the voting power of Kroger;

  a merger, consolidation, share exchange, division, or other reorganization or transaction with Kroger results in Kroger’s voting securities existing prior to that event representing less than 60% of the combined voting power immediately after the event;

  Kroger’s shareholders approve a plan of complete liquidation or winding up of Kroger or an agreement for the sale or disposition of all or substantially all of Kroger’s assets; or

  during any period of 24 consecutive months, individuals at the beginning of the period who constituted Kroger’s Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

     Assuming that a change in control occurred on the last day of Kroger’s fiscal year 2013, and the named executive officers had their employment terminated, they would receive a maximum payment, or, in the case of group term life insurance, a benefit having a cost to Kroger, in the amounts shown below:

			Accrued
		Additional	and	Group
	Severance	Vacation and	Banked	Term Life	Tuition	Outplacement
Name	Benefit	Bonus	Vacation	Insurance	Reimbursement	Reimbursement
David B. Dillon	$4,958,446	$107,366	$776,640	$32	$5,000	$10,000
W. Rodney McMullen	$3,458,466	$73,132	$592,448	$32	$5,000	$10,000
J. Michael Schlotman	$2,187,021	$40,364	$423,744	$32	$5,000	$10,000
Kathleen S. Barclay	$2,204,318	$41,224	$66,030	$32	$5,000	$10,000
Paul W. Heldman	$2,375,510	$42,047	$222,780	$32	$5,000	$10,000
Michael L. Ellis	$1,654,634	$29,166	$93,384	$32	$5,000	$10,000

     Each of the named executive officers also is entitled to continuation of health care coverage for up to 24 months at the same contribution rate as existed prior to the change in control. The cost to Kroger cannot be calculated, as Kroger self insures the health care benefit and the cost is based on the health care services utilized by the participant and eligible dependents.

     Under the KEPP benefits will be reduced, to the extent necessary, so that payments to an executive officer will in no event exceed 2.99 times the officer’s average W-2 earnings over the preceding five years.

     Kroger’s change in control benefits under KEPP and under equity compensation awards are discussed further in the Compensation Discussion and Analysis section under the “Retirement and Other Benefits” heading.

Compensation Policies as They Relate to Risk Management

     Kroger’s compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on Kroger. One of these policies, the executive compensation recoupment policy, is more particularly described in the Compensation Discussion and Analysis. Kroger does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Kroger.

Beneficial Ownership of Common Stock

     The following table sets forth the common shares beneficially owned as of February 14, 2014 by Kroger’s directors, the named executive officers, and the directors and executive officers as a group. The percentage of ownership is based on 512,053,904 of the Company common shares outstanding on February 14, 2014. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner.

	Amount and Nature
	of
Name	Beneficial Ownership
Reuben V. Anderson	109,490	(1)
Kathleen S. Barclay	119,816	(2)
Robert D. Beyer	151,637	(1)
David B. Dillon	2,587,845	(2)(3)(4)(5)
Michael L. Ellis	240,000	(2)(3)
Paul W. Heldman	365,788	(2)(3)(6)
Susan J. Kropf	54,120	(7)
David B. Lewis	70,622	(8)
W. Rodney McMullen	1,440,739	(2)(3)
Jorge P. Montoya	44,724	(7)
Clyde R. Moore	88,120	(9)
Susan M. Phillips	85,210	(10)
Steven R. Rogel	98,853	(1)
James A. Runde	62,620	(8)
Ronald L. Sargent	61,620	(8)
J. Michael Schlotman	290,011	(2)(3)(5)
Bobby S. Shackouls	59,120	(11)
Directors and Executive Officers as a group (29 persons,
including those named above)	7,322,242	(2)(3)

     No director or officer owned as much as 1% of the common shares of Kroger. The directors and executive officers as a group beneficially owned 1% of the common shares of Kroger.
____________________

(1)	This amount includes 44,500 shares that represent options that are or become exercisable on or before April 15, 2014.

(2)	This amount includes shares that represent options that are or become exercisable on or before April 15, 2014, in the following amounts: Ms. Barclay, 59,824; Mr. Dillon, 1,476,156; Mr. Ellis, 96,200; Mr. Heldman, 140,240; Mr. McMullen, 485,064; Mr. Schlotman, 120,184; and all directors and executive officers as a group, 3,343,321.

(3)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.

(4)	This amount includes 307,392 shares held in trusts by Mr. Dillon’s wife. Mr. Dillon disclaims beneficial ownership of these shares.

(5)	This amount includes Kroger common shares that are pledged as security in the following amounts: Mr. Dillon, 206,020 shares pledged as security for bank loans; and Mr. Schlotman, 25,000 shares pledged as security for bank loans.

(6)	This amount includes 41,842 shares held in Mr. Heldman’s family trust. Mr. Heldman disclaims beneficial ownership of these shares.

(7)	This amount includes 24,500 shares that represent options that are or become exercisable on or before April 15, 2014.

(8)	This amount includes 29,500 shares that represent options that are or become exercisable on or before April 15, 2014.

(9)	This amount includes 34,500 shares that represent options that are or become exercisable on or before April 15, 2014.

(10)	This amount includes 33,500 shares that represent options that are or become exercisable on or before April 15, 2014.

(11)	This amount includes 19,500 shares that represent options that are or become exercisable on or before April 15, 2014.

     As of February 14, 2014, the following reported beneficial ownership of Kroger common shares based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

		Amount and
		Nature of	Percentage
Name	Address of Beneficial Owner	Ownership	of Class
BlackRock, Inc. (1)	40 East 52nd Street	38,359,173	7.40%
	New York, NY 10022

FMR LLC (2)	245 Summer Street	37,604,848	7.28%
	Boston, MA 02210

The Kroger Co. Savings Plan	1014 Vine Street	26,231,418 (3)	5.12%
	Cincinnati, OH 45202
____________________

(1)	Reflects beneficial ownership by BlackRock Inc., as of December 31, 2013, as reported on Amendment No. 4 to the Schedule 13G filed with the SEC on January 29, 2014, and reports sole voting power with respect to 31,511,599 common shares and sole dispositive power with respect to 38,359,173 common shares.

(2)	Reflects beneficial ownership by FMR LLC, as of December 31, 2013, as reported on Schedule 13G filed with the SEC on February 14, 2014 (the “FMR 13G”), and reports sole voting power with respect to 1,337,580 common shares and sole dispositive power with respect to 37,604,848 common shares. The FMR 13G reports beneficial ownership of common shares by Fidelity Management & Research Company, Edward C. Johnson 3d, FMR LLC, Fidelity SelectCo, LLC, SelectCo Funds, Fidelity Management Trust Company, Strategic Advisors, Inc., Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company and FIL Limited. The voting and investment power of the various holders with respect to these common shares is set forth in the FMR 13G.

(3)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plan.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of Forms 3 and 4 received by Kroger, and any written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2013 all filing requirements applicable to our officers, directors and 10% beneficial owners were timely satisfied, with the following exceptions. In March 2013, Kathleen S. Barclay, Robert W. Clark, Geoffrey J. Covert, David B. Dillon, Michael J. Donnelly, Kevin M. Dougherty, Michael L. Ellis, Paul W. Heldman, Scott M. Henderson, Christopher T. Hjelm, Calvin J. Kaufman, Lynn Marmer, W. Rodney McMullen, M. Marnette Perry, J. Michael Schlotman, Mary Elizabeth Van Oflen, and R. Pete Williams were 2 days late in the filing of Forms 4 to report (i) share awards under Company performance unit agreements, and (ii) with the exception of Mr. McMullen, share dispositions for tax liability related to said share awards; due to an administrative error by the Company. Also, in March 2013, Mark C. Tuffin filed a Form 5 to report 4,000 shares held directly that inadvertently were not reported on his Form 3 filing and a subsequent Form 3/A and Form 4 filing.

Related Person Transactions

     Under our Statement of Policy with Respect to Related Person Transactions and the rules of the SEC, the Audit Committee approved the following related party transaction:

  During fiscal year 2013, Kroger made purchases from Staples, Inc., totaling approximately $10 million. This amount represents substantially less than 2% of Staples’ annual consolidated gross revenue. Kroger periodically employs a bidding process or negotiations following a benchmarking of costs of products from various vendors for the items purchased from Staples and awards the business based on the results of that process. Ronald L. Sargent, a member of Kroger’s Board of Directors, is Chairman and Chief Executive Officer of Staples.

     Director independence is discussed above under the heading “Information Concerning the Board of Directors.” Kroger’s policy on related person transactions is as follows:

Statement of Policy
with Respect to
Related Person Transactions

A. Introduction

     It is the policy of Kroger’s Board of Directors that any Related Person Transaction may be consummated or may continue only if the Committee approves or ratifies the transaction in accordance with the guidelines set forth in this policy. The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions.

     For the purposes of this policy, a “Related Person” is:

1.	any person who is, or at any time since the beginning of Kroger’s last fiscal year was, a director or executive officer of Kroger or a nominee to become a director of Kroger;

2.	any person who is known to be the beneficial owner of more than 5% of any class of Kroger’s voting securities; and

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

     For the purposes of this policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) since the beginning of Kroger’s last fiscal year in which Kroger (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

     Notwithstanding the foregoing, the Audit Committee has reviewed the following types of transactions and has determined that each type of transaction is deemed to be pre-approved, even if the amount involved exceeds $120,000.

1.	Certain Transactions with Other Companies. Any transaction for property or services in the ordinary course of business involving payments to or from another company at which a Related Person’s only relationship is as an employee (including an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s annual consolidated gross revenues.

2.	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by Kroger (or one of its foundations) to a charitable organization, foundation, university or other not for profit organization at which a Related Person’s only relationship is as an employee (including an executive officer) or as a director, if the aggregate amount involved does not exceed $250,000 or 5 percent, whichever is lesser, of the charitable organization’s latest publicly available annual consolidated gross revenues.

3.	Transactions where all Shareholders Receive Proportional Benefits. Any transaction where the Related Person’s interest arises solely from the ownership of Kroger common stock and all holders of Kroger common stock received the same benefit on a pro rata basis.

4.	Executive Officer and Director Compensation. (a) Any employment by Kroger of an executive officer if the executive officer’s compensation is required to be reported in Kroger’s proxy statement, (b) any employment by Kroger of an executive officer if the executive officer is not an immediate family member of a Related Person and the Compensation Committee approved (or recommended that the Board approve) the executive officer’s compensation, and (c) any compensation paid to a director if the compensation is required to be reported in Kroger’s proxy statement.

5.	Other Transactions. (a) Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids, (b) any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (c) any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

B. Audit Committee Approval

     In the event management becomes aware of any Related Person Transactions that are not deemed pre-approved under paragraph A of this policy, those transactions will be presented to the Committee for approval at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next regular meeting. If advance approval of a Related Person Transaction is not feasible, then the Related Person Transaction will be presented to the Committee for ratification at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee for ratification, subject to further ratification by the Committee at its next regular meeting.

     In connection with each regular Committee meeting, a summary of each new Related Person Transaction deemed pre-approved pursuant to paragraphs A(1) and A(2) above will be provided to the Committee for its review.

     If a Related Person Transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

     The Committee (or the Chair) will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Kroger and its shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment.

     No director will participate in any discussion or approval of a Related Person Transaction for which he or she, or an immediate family member (as defined above), is a Related Person except that the director will provide all material information about the Related Person Transaction to the Committee.

C. Disclosure

     Kroger will disclose all Related Person Transactions in Kroger’s applicable filings as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

Audit Committee Report

     The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held five meetings during fiscal year 2013. The Audit Committee meets separately with the Company’s internal auditor and PricewaterhouseCoopers LLP, the Company’s independent public accountants, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately with the Company’s Chief Financial Officer and General Counsel when needed. Following these separate discussions, the Audit Committee meets in executive session.

     Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended February 1, 2014, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of February 1, 2014, and PricewaterhouseCoopers’ evaluation of the Company’s internal control over financial reporting as of that date. The Audit Committee has also discussed with the independent public accountants the matters that the independent public accountants must communicate to the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board.

     With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the Audit Committee concerning independence. The Audit Committee has reviewed and approved in advance all services provided to the Company by PricewaterhouseCoopers LLP.

     The Audit Committee annually reviews PricewaterhouseCoopers LLP’s independence and performance in connection with the Audit Committee’s responsibility for the appointment and oversight of the Company’s independent public accountants. The Audit Committee considers, among other things, PricewaterhouseCoopers LLP’s historical and recent performance on the Company’s audit, including an internal survey of their service quality by members of management and the Audit Committee. The Audit Committee reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms, and considers PricewaterhouseCoopers LLP’s tenure as the Company’s independent public accountants and their familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting. Further, in conjunction with the mandated rotation of the public accountants’ lead engagement partner, the Audit Committee is directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner every five years. The Audit Committee believes that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent public accountants is in the best interests of the Company and its shareowners.

     Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2014, as filed with the SEC.

     This report is submitted by the Audit Committee.

Ronald L. Sargent, Chair
Susan J. Kropf
Susan M. Phillips
Bobby S. Shackouls

Approval of the 2014 Long-Term Incentive and Cash Bonus Plan
(Item No. 2)

     The Board of Directors has adopted, subject to shareholder approval, The Kroger Co. 2014 Long-Term Incentive and Cash Bonus Plan (“Plan”) for which a maximum of 25,000,000 shares are reserved. The purpose of the Plan is to assist in attracting and retaining employees and directors of outstanding ability and to align their interests with those of the shareholders of Kroger. If approved, the Plan will be effective as of June 26, 2014.

Description of the Plan

     General. The Plan consists of two separate equity-based programs; the Insider Program and the Non-Insider Program. Officers and directors of Kroger subject to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) are eligible for grants or awards under the Insider Program while all other employees of Kroger are eligible for grants or awards under the Non-Insider Program. As of the date of this proxy statement, 29 employees and directors are eligible to participate in the Insider Program and the remaining approximately 375,000 employees of Kroger are eligible to participate in the Non-Insider Program. In addition, the Plan provides for a performance-based Cash Bonus Program in which all 375,000 employees are eligible to participate. Shareholders last approved a similar plan, providing for issuance of a maximum of 25,000,000 shares, at the annual meeting of shareholders held in June 2011. Kroger intends for shares under these plans to be sufficient for grants and awards made in the ordinary course for a period of three to four years. Options may not be issued below the fair market value of a Kroger common share on the date of the grant. Options and stock appreciation rights may not be repriced.

     Administration. The Insider Program will be administered by a committee of the Board of Directors that meets the standards of Rule 16b-3(d)(1) under the Exchange Act and initially will be the Compensation Committee of the Board of Directors, made up exclusively of independent directors. The Non-Insider Program will be administered by a committee of three officers appointed by the Chief Executive Officer, the members of which are ineligible to receive grants or awards under the Non-Insider Program. The administering committee in each case is referred to as the “Committee.” The Cash Bonus Program will be administered by the Committee under the Insider Program. The Plan is drafted to maintain the maximum amount of flexibility with the Committee determining the ultimate provisions of each grant or award.

     The Committee is authorized to award or grant nonstatutory stock options, stock appreciation rights, performance units, restricted stock and incentive shares to participants under the Insider Program and the Non-Insider Program, and to award performance-based cash bonuses under the Cash Bonus Program. The Committee will determine the types and amounts of awards or grants, the recipients of awards or grants, vesting schedules, restrictions, performance criteria, and other provisions of the grants or awards. All of these provisions will be set forth in a written instrument.

     In addition to other rights of indemnification they may have as directors or employees of Kroger, members of the Committee will be indemnified by Kroger for reasonable expenses incurred in connection with defense of any action brought against them by reason of action taken or failure to act under or in connection with the Plan or any grant or award thereunder, if the members acted in good faith and in a manner that they believed to be in the best interest of Kroger.

     The Board of Directors may terminate or amend the Plan at any time without shareholder approval, except that it may not amend the Plan without shareholder approval if required by applicable law, regulations, or rules of the principal exchange or interdealer quotation system on which Kroger’s common shares are listed or quoted. Unless earlier terminated by the Board of Directors, the Plan will terminate on March 13, 2024. Termination of the Plan will have no effect on the validity of any options, stock appreciation rights, performance units, restricted stock or incentive shares outstanding on the date of termination.

     Unless otherwise provided in the agreement, awards and grants will not be transferable other than by will or the laws of descent and distribution.

     Shares Subject to Grant. Under the Plan, up to 25,000,000 authorized but unissued or reacquired common shares may be issued upon the exercise of stock options, stock appreciation rights, performance units, or awarded as restricted stock or incentive shares. In no event may any participant receive awards and grants totaling more than 3,750,000 common shares in the aggregate under the Plan. The maximum number of shares that may be issued as restricted stock, incentive shares, or performance units under the Plan is 10,000,000 in the aggregate. However, the Committee under the Insider Program may increase this number, but for each share issued for such purpose in excess of 10,000,000, the number of shares that may be issued under the Plan will be reduced by four shares.

     If an option, stock appreciation right, or performance unit expires or terminates without having been fully issued, or if restricted stock or incentive shares are not issued or are forfeited prior to the payment of a dividend on those shares to a participant, the shares not exercised, unissued or forfeited, as the case may be, will generally become available for other grants or awards under the Plan.

     Stock Options. Nonstatutory stock options granted under the Plan will have exercise prices not less than the greater of the fair market value per common share or the par value of a common share, a term of not more than 10 years after the date of grant, and may not be exercised before six months from the date of grant. The Plan prohibits the “repricing” of stock options. Subject to the terms of the Plan, the Committee determines the vesting schedule and other terms and conditions applicable to stock options granted to employees. In recent years, option grants generally have not become exercisable earlier than one year from the date of grant. An eligible participant may receive more than one grant of options.

     The Committee may in its discretion provide for the payment of the option exercise price otherwise than in cash, including by delivery of common shares, valued at their fair market value on the date of exercise, or by a combination of both cash and common shares.

     Stock Appreciation Rights. Stock appreciation rights may be granted in connection with the grant of a nonstatutory option under the Plan (“related rights”). In the Committee’s sole discretion, a related right may apply to all or a portion of the common shares subject to the related option. Stock appreciation rights may also be granted independently of any option granted under the Plan. A stock appreciation right entitles the grantee upon exercise to elect to receive in cash, common shares or a combination thereof, the excess of the fair market value of a specified number of common shares at the time of exercise over the fair market value of such number of shares at the time of grant, or, in the case of a related right, the exercise price provided in the related option. To the extent required to comply with the requirements of Rule 16b-3 under the Exchange Act or otherwise provided in an agreement under the Plan, the Committee will have sole discretion to consent to or disapprove the election of any grantee to receive cash in full or partial settlement of a right. A stock appreciation right generally will not be exercisable until at least six months from the date of grant and will have a term of not more than ten years from the date of grant (or, in the case of a related right, not beyond the expiration of the related option). The Plan prohibits the “repricing” of stock appreciation rights.

     Performance Units. Performance units may be granted in connection with the grant of a nonstatutory stock option under the Plan (“related performance unit”). In the Committee’s sole discretion, a related performance unit may apply to all or a portion of the common shares subject to the related option. Performance units may also be granted independently of any option granted under the Plan. In connection with the grant of performance units, the Committee will establish Performance Goals (as defined below) for a specified period.

     Upon the exercise of performance units, or automatically upon satisfaction of the performance goals as set forth in an agreement for the performance units, a grantee will be entitled to receive the payment of such units in accordance with the terms of the award in common shares, cash, or a combination thereof, as the Committee may determine. The values generally will depend upon the extent to which the performance goals for the specified period have been satisfied, as determined by the Committee. Performance goals may be particular to a grantee or the department, branch, subsidiary or other unit in which the grantee works, or may be based on the performance of Kroger generally and may cover such periods as may be specified by the Committee. For purposes of the Plan, “Performance Goals” means performance goals established by the Committee which may be based on (i) earnings or earnings per share of Kroger, a unit of Kroger, or designated projects; (ii) total sales, identical sales, or comparable sales of Kroger, a unit of Kroger, or designated projects; (iii) cash flow; (iv) cash flow from operations; (v) operating profit or income; (vi) net income; (vii) operating margin; (viii) net income margin; (ix) return on net assets; (x) economic value added; (xi) return on total assets; (xii) return on common equity; (xiii) return on total or invested capital; (xiv) total shareholder return; (xv) revenue; (xvi) revenue growth; (xvii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (xviii) EBITDA growth; (xix) funds from operations per share and per share growth; (xx) cash available for distribution; (xxi) cash available for distribution per share and per share growth; (xxii) share price performance on an absolute basis and relative to an index of earnings per share or improvements in Kroger’s attainment of expense levels; (xxiii) reduction in operating costs as a percentage of sales; (xxiv) performance in key categories; (xxv) implementing or completion of strategic initiatives or critical projects; and (xxvi) key category performance as measured by the results of surveys of customers or associates, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance units may be exercised only upon the achievement of minimum Performance Goals during the period as determined by the Committee. The Committee will determine the period during which performance units are exercisable and specifically set forth such period in any agreement granting performance units to a participant in the Plan, provided, however, that a performance unit generally may not be exercised until the expiration of at least six months from the date of grant. Performance units will expire no later than ten years from the date of grant (or in the case of a related performance unit, the expiration of the related option). Any performance units paid in the form of cash are deemed to be paid in common shares, with the number of shares being deemed paid equal to the amount of cash paid to the employee divided by the fair market value of a common share on the date of payment.

     Restricted Stock. The Committee may award restricted stock to participants. The stock will be subject to forfeiture, restrictions on transferability, and other restrictions as specified in the agreement. The Committee has authority to impose other terms and conditions as it may determine in its discretion including making the vesting of awards contingent on the achievement of Performance Goals. During the period that a restricted stock award is subject to restrictions, an employee has the right to vote the shares and receive dividends.

     Incentive Shares. The Committee may grant incentive shares to participants. Incentive share awards will consist of common shares issued or to be issued at such times, subject to achievement of such Performance Goals or other goals, or without condition, and on such other terms and conditions as the Committee deems appropriate and specifies in an agreement relating thereto.

     Cash Bonuses. Two types of bonuses can be awarded under the Cash Bonus Program; an annual bonus award for each fiscal year, and a long-term bonus award for measurement periods in excess of one year. Bonus payments are based on Kroger’s performance measured against Performance Goals established by the Committee. The Committee establishes a bonus “potential” for each bonus payable under the Cash Bonus Program for each participant, based on the participant’s level within Kroger, and actual payouts can exceed that amount when Kroger’s performance exceeds the pre-established thresholds. Initially the Performance Goals for annual bonuses will include the following components: (i) EBITDA; (ii) identical sales; (iii) achievement of strategic initiatives; and (iv) achievement of supermarket fuel center goals for EBITDA, gallons sold, and number of fuel centers. Initially the Performance Goals for long-term bonuses will include the following components: (i) performance in four key categories in Kroger’s strategic plan, (ii) reduction in operating costs as a percentage of sales, (iii) performance in categories designed to measure associate engagement, and (iv) return on invested capital. No single Cash Bonus to a participant may exceed $5,000,000.

Certain Federal Income Tax Consequences

     Nonstatutory Stock Options, Stock Appreciation Rights, and Performance Units. A grantee will not recognize income on the grant of a nonstatutory stock option, stock appreciation right or performance unit, but generally will recognize ordinary income upon the exercise thereof. The amount of income recognized upon the exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized upon the exercise of a stock appreciation right or a performance unit, in general, will be equal to the amount of cash received and the fair market value of any shares received at the time of exercise, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture, plus the amount of any taxes withheld. Under certain circumstances, income on the exercise of a performance unit will be deferred if the grantee makes a proper election to defer such income. In some cases the recognition of income by a grantee from the exercise of a performance unit may be delayed for up to six months if a sale of the shares would subject the grantee to suit under Section 16(b) of the Exchange Act unless the grantee elects to recognize income at the time of receipt of such shares. In either case, the amount of income recognized is measured with respect to the fair market value of the common stock at the time the income is recognized.

     In the case of ordinary income recognized by a grantee as described above in connection with the exercise of a nonstatutory stock option, a stock appreciation right, or a performance unit, Kroger will be entitled to a deduction in the amount of ordinary income so recognized by the grantee. Kroger will report the income to be recognized by grantee and will withhold the appropriate taxes.

     Incentive Shares and Restricted Stock. A grantee of incentive shares or restricted stock is not required to include the value of such shares in ordinary income until the first time the grantee’s rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount paid for the stock. Kroger will be entitled to a deduction in the amount of the ordinary income recognized by the grantee for Kroger’s taxable year which includes the last day of the grantee’s taxable year in which such grantee recognizes the income. Kroger will report the income to be recognized by grantee and will withhold the appropriate taxes.

     General. The rules governing the tax treatment of options, stock appreciation rights, performance units, incentive shares and restricted stock and stock acquired upon the exercise of options, stock appreciation rights and performance units are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

     Tax Deductibility Cap. Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by Kroger for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” To the extent practicable under the circumstances, the Committee currently intends to structure grants and awards made under the Plan to “covered employees” as performance-based compensation that is exempt from Section 162(m).

     This summary of the 2014 Long-Term Incentive and Cash Bonus Plan is qualified in its entirety by the complete text of the Plan that is set forth in Appendix 1 of this Proxy Statement.

Existing Plans

     As of our fiscal year ended February 1, 2014, there were 16,171,099 shares remaining for future issuance under existing equity compensation plans. Of these shares, 5,103,640 were available for awards other than options or stock appreciation rights. Under some of these plans, this sublimit on full value shares can be increased by decreasing by four the total number of shares issuable under the plan for each such increased share.

The Board of Directors Recommends a Vote For this Proposal.

New Plan Benefits

	2014 Long-Term Incentive
	and Cash Bonus Plan
Name and Position (1)	Dollar value ($)	Number of Units
All Groups	(1)	(1)
____________________

(1)	Awards under the 2014 Long-Term Incentive and Cash Bonus Plan are subject to the discretion of the Compensation Committee or a committee of officers, as applicable. It is not possible to determine the benefits that will be received by executive officers and other employees if the plan is approved by shareholders. Please refer to the Grants of Plan-Based Awards table for disclosure of equity awards made to our named executive officers in fiscal 2013.

Equity Compensation Plan Information

     The following table provides information regarding shares outstanding and available for issuance under the Company’s existing equity compensation plans.

	(a)		(c)
	Number of		Number of securities
	securities	(b)	remaining for future
	to be issued	Weighted-average	issuance under equity
	upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding	(excluding securities
	warrants and rights	options, warrants	reflected in column
Plan Category	(1)	and rights	(a))(2)
Equity compensation plans approved by
security holders	22,863,444	$25.66	16,171,099
Equity compensation plans not approved by
security holders	—	$—	—
Total	22,863,444	$25.66	16,171,099
____________________

(1)	The total number of securities reported includes the maximum number of common shares, 1,189,345, that may be issued under performance units granted under one or more long-term incentive plans. The nature of the awards is more particularly described in the Equity section of the Compensation Discussion and Analysis. The weighted-average exercise price in column (b) does not take these performance unit awards into account. Based on historical data, or in the case of the award made in 2011 and earned in 2013, the actual payout percentage, the Company’s best estimate of the number of securities that will be issued under the performance unit agreements is approximately 752,139.

(2)	The plans include initial limitations on the number of shares that can be issued as incentive shares or restricted stock. The Company may increase this amount by decreasing the total number of securities that can be issued by four for each stock share issued in excess of the stated initial limitation.

Advisory Vote on Executive Compensation
(Item No. 3)

     The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

     As discussed earlier in our Compensation Discussion and Analysis, our compensation philosophy is to:

  make total compensation competitive;

  include opportunities for equity ownership as part of compensation; and

  use incentive compensation to help drive performance by providing superior pay for superior results.

     Furthermore, as previously disclosed, an increased percentage of total potential compensation is performance-based as opposed to time-based as half of the compensation previously awarded to the named executive officers as restricted stock (and earned based on the passage of time) is now only earned to the extent that performance goals are achieved. In addition, annual and long-term cash bonuses are performance-based and earned only to the extent that performance goals are achieved. In addition, annual and long-term cash bonuses are performance-based and earned only to the extent that performance goals are achieved. In tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our shareholders.

     The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of our Board of Directors is responsible for establishing executive compensation. In so doing that Committee will consider, along with all other relevant factors, the results of this vote.

We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”

The Board of Directors Recommends a Vote For This Proposal.

Selection of Auditors
(Item No. 4)

     The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 12, 2014, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending January 31, 2015. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as Kroger’s independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and its shareholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

The Board of Directors Recommends a Vote For This Proposal.

Disclosure of Auditor Fees

     The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended February 1, 2014 and February 2, 2013:

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$5,151,390	$4,428,204
Audit-Related Fees	151,878	45,993
Tax Fees	188,021	—
All Other Fees	—	—
Total	$5,491,289	$4,474,197

     Audit Fees for the years ended February 1, 2014 and February 2, 2013, respectively, were for professional services rendered for the audits of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with the review of documents filed with the SEC.

     Audit-Related Fees. Audit related services for the year ended February 1, 2014 were for assurance and related services pertaining to accounting consultation in connection with attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. These services are considered approved under the Company’s existing Audit and Non-Audit Service Pre-Approval Policy. These fees also included services related to acquisition related due diligence which were approved by the Audit Committee in June 2013.

     Tax Fees for the year ended February 1, 2014 were for tax audit support and debt restructuring. We did not engage PricewaterhouseCoopers LLP for any tax services for the year ended February 2, 2013.

     All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services for the years ended February 1, 2014 and February 2, 2013.

     The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 12, 2014, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of fiscal year 2014 that are related to the audit of Kroger or involve the audit itself. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

     PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

Shareholder Proposal
(Item No. 5)

     We have been notified by five shareholders, the names and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that they intend to propose the following resolution at the annual meeting:

“The Kroger Company
Human Rights Risk Assessment- 2014

     RESOLVED, that shareholders of The Kroger Company (“Kroger”) urge the Board of Directors to report to shareholders, at reasonable cost and omitting proprietary information, on Kroger’s process for identifying and analyzing potential and actual human rights risks of Kroger’s operations and supply chain (referred to herein as a “human rights risk assessment”) addressing the following:

  Human rights principles used to frame the assessment

  Frequency of assessment

  Methodology used to track and measure performance

  Nature and extent of consultation with relevant stakeholders in connection with the assessment

  How the results of the assessment are incorporated into company policies and decision making

     The report should be made available to shareholders on Kroger’s website no later than October 31, 2014.

Supporting Statement

     As long-term shareholders, we favor policies and practices that protect and enhance the value of our investments. There is increasing recognition that company risks related to human rights violations, such as litigation, reputational damage, and project delays and disruptions, can adversely affect shareholder value.

     Kroger, like many other companies, has adopted a supplier code of conduct (See The Kroger Company Standard Vendor Agreement) but has yet to publish a company-wide Human Rights Policy, addressing human rights issues and a separate human rights code that applies to its suppliers. Adoption of these principles would be an important first step in effectively managing human rights risks. Companies must then assess risks to shareholder value of human rights practices in their operations and supply chains to translate principles into protective practices.

     The importance of human rights risk assessment is reflected in the United Nations Guiding Principles on Business and Human Rights (the “Ruggie Principles”) approved by the UN Human Rights Council in 2011. The Ruggie Principles urge that “business enterprises should carry out human rights due diligence…accessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed.” (http://www.business-humanrights.org/media/documents/ruggie/ruggie-guiding-principles-21-mar-201l.pd:D

     Kroger’s business exposes it to significant human rights risks. As of year-end 2012, Kroger operations, including supermarkets, convenience and jewelry stores, are located in over 40 states, with suppliers in countries around the world, including Iran, China and Malaysia. The company’s supply chain is complex and global. The company acknowledges that work stoppages, supply chain interruptions and civil unrest (The Kroger Company Form 10-K, Feb. 2, 2013, pages 32, 34) could adversely affect the company’s ability to execute its strategic plan.

     We urge shareholders to vote for this proposal.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

     Kroger recognizes the importance of ensuring basic human rights are recognized by those seeking to do business with us. As such, Kroger has in place a comprehensive code of conduct that is applicable to those that furnish goods or services to us, as well as their contractors. That code of conduct has been published and is available on our website at www.kroger.com. Our existing code of conduct requires compliance with all applicable labor laws, regulations, and orders, including the Fair Labor Standards Act. In addition, the code of conduct:

  Prohibits child, indentured, involuntary, or prison labor;

  Prohibits exposing workers to unreasonably hazardous, unsafe, or unhealthy conditions;

  Prohibits unlawful discrimination;

  Requires the workplace to be free from harassment;

  Requires workers to be treated fairly, with dignity and respect;

  Requires that wages meet or exceed legal and industry standards;

  Requires that U.S. workers be eligible for employment in the U.S.;

  Prohibits bribes and conduct that appears improper or may result in a conflict of interest;

  Requires compliance with the U.S. Foreign Corrupt Practices Act; and

  Requires maintenance of records (that must be furnished to us upon request) evidencing compliance with the code.

     Kroger’s code of conduct does more than simply reporting on human rights risks in its supply chain; it prohibits those that do business with us from engaging in the type of conduct of concern to the proponents. Those that violate our code will not be permitted to do business with us until they comply with our code. As such, we do not believe that human rights violations in our supply chain pose a substantial risk, that the requested report would serve little benefit to shareholders, and preparation of a report would divert resources that otherwise could be more appropriately used in the best interests of shareholders.

     This proposal covers the same subject matter as one submitted to a vote at the last three years’ annual meetings and was soundly defeated by shareholders.

Shareholder Proposal
(Item No. 6)

     We have been notified by two shareholders, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that it intends to propose the following resolution at the annual meeting:

“WHEREAS, post-consumer packaging and printed paper comprises nearly half of U.S. landfill waste and is a significant consumer of natural resources, energy and source of greenhouse gas emissions. Half of printed paper and packaging is landfilled or burned rather than recycled. Plastic packaging debris migrates to oceans where it damages fisheries, tourism and marine life. There is a growing link between ineffective waste management and plastic debris piling up in Earth’s oceans and waterways, where it ·injures and kills marine animals, transports invasive species and poses a threat to human health. California spends nearly $500 million annually to prevent trash, much of it packaging, from polluting beaches, rivers and ocean frontage.

The estimated market value of wasted packaging that could be recycled is $11.4 billion. Increased recycling provides more efficient use of valuable resources. It generates less pollution, and requires less energy than using virgin raw materials. In the U.S., taxpayers pay to recycle packaging, but poor infrastructure and strapped municipal budgets have yielded lagging recycling rates: 38% for aluminum; 34% for glass, and only 12% for plastic. Further, Kroger’s house brands, among other products, are recently increasing use of non-recyclable flexible plastic packaging, such as pouches.

More than 40 countries have shifted some or all costs of packaging recycling onto producers. U.S. producers of packaging-intensive brands can expect to be asked to take more responsibility for recycling of packaging in the future. We believe some measure of responsibility for packaging is a key component of a corporate environmental sustainability policy.

Extended Producer Responsibility (EPR), a corporate and public policy that shifts accountability for financing recycling of materials from taxpayers to producers, is a promising potential solution. Two major brands, Coca-Cola Co. and Nestle Waters NA, have called for producers to adopt EPR programs in the U.S. Legislation is pending in several states. Taking an active role in planning for mandated producer responsibility for packaging will reduce risk, ensure continued high quality packaging, reduce wasted resources, and increase program efficiencies. The company has not moved decisively to lead or participate in such an effort nor addressed its responsibility for post-consumer packaging for its brands.

BE IT RESOLVED THAT shareowners of Kroger request that the board of directors issue a report, at reasonable cost and omitting confidential information, developing a policy position on the company’s responsibility for post-consumer product packaging recycling of its private label brands, and assessing whether alternative approaches could lead to substantially increased packaging recycling.

Supporting Statement: Options reviewed in the report should include analyses of company-based actions that will increase recyclability of packaging materials, and participation in policy and technical development of EPR or other producer responsibility strategies in collaboration with sector peers, policymakers and suppliers with a goal of greatly increased U.S. recycling rates and reduced energy use and pollution.”

The Board of Directors Recommends A Vote Against This Proposal for the Following Reasons:

     Kroger shares the proponent’s concerns regarding waste reduction and recognizes the important role it plays as a good steward of the environment. We have numerous sustainability initiatives in place to preserve our natural resources and to conserve energy. For instance, the company recycled more than 35 million pounds of plastic waste, from bags and plastic film, in 2013. The company also recycles more than a billion pounds of cardboard each year. Most importantly, we’ve pioneered the Perishable Donations Partnership, which enables the donation of more than 49 million pounds of safe, wholesome food to Feeding America food banks to fight hunger in local communities. That which cannot be donated is composted or converted to energy through an innovative waste to energy system. By scaling up these innovative solutions, Kroger is reducing the amount of waste being sent to landfills. Kroger also works to reduce waste in the first place by designing optimized packaging, and is participating in national efforts to expand and scale infrastructure. For each of the past several years we have published on-line The Kroger Co. Public Responsibilities Report and our annual Sustainability Report that highlight the company’s sustainability initiatives and waste reduction efforts in greater detail.

     This proposal requests that Kroger take additional steps to report on the feasibility of adopting a policy of “Extended Producer Responsibility,” or EPR. The resolution provides no guidance regarding proponent’s view of the requirements of a company-adopted EPR policy.

     Kroger supports efforts to reduce waste in the supply chain, as described above and in our various sustainability reports. It would be inappropriate, however, to support a policy that is not clearly defined. We believe our support for waste reduction efforts in our supply chain are significant and meaningful.

     Kroger is familiar with various EPR proposals in states and laws in other countries that require retailers and manufacturers to pay substantial taxes and fees related to waste disposal. The proposals vary in detail and implementation, and while we do assess new laws and regulations for their feasibility, cost and requirements, to do so for each individual EPR proposal at the federal, state, and international level would require significant resources that could be allocated more wisely in the best interests of shareholders.

     Kroger often is asked to take a position on legislation or regulatory proposals. While occasionally we will communicate to federal, state and local officials our positions on specific policy issues, we believe it is premature to offer an official position statement on EPR legislative and regulatory proposals without first carefully examining the specifics of each individual law or regulation and how it would affect our customers and our business.

     This proposal covers the same subject matter as one submitted to a vote at the last two years’ annual meetings and was soundly defeated by shareholders.

____________________

     SHAREHOLDER PROPOSALS – 2015 ANNUAL MEETING. Shareholder proposals intended for inclusion in our proxy material relating to Kroger’s annual meeting in June 2015 should be addressed to the Secretary of Kroger and must be received at our executive offices not later than January 14, 2015. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules. The Company’s Regulations contain an advance notice of shareholder business and nominations requirement, which generally prescribes the procedures that a shareholder of the Company must follow if the shareholder intends, at an annual meeting, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. Generally, in the case of an annual meeting, a shareholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later 45 calendar days prior to the date on which the Company’s proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, the Company may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2015 annual meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later March 30, 2015, and comply with the requirements of the Regulations. If a shareholder submits a proposal outside of Rule 14a-8 for the Company’s 2015 annual meeting of shareholder and such proposal is not delivered within the time frame specified in the Regulations, the Company’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of the Company to vote on such proposal. Notices should be addressed in writing to: Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

____________________

     Attached to this Proxy Statement is Kroger’s 2013 Annual Report which includes a brief description of Kroger’s business, including the general scope and nature thereof during 2013, together with the audited financial information contained in our 2013 report to the SEC on Form 10-K. A copy of that report is available to shareholders on request without charge by writing to: Todd A. Foley, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov.

Householding of Proxy Materials

     We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.

     If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials), or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202-1100 or via telephone at 513-762-4000.

     Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

     The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Paul W. Heldman, Secretary

APPENDIX 1

THE KROGER CO.
2014 LONG-TERM INCENTIVE AND CASH BONUS PLAN

1. Definitions

     In this Plan the following definitions will apply:

     1.1 “Agreement” means a written instrument implementing a grant of an Option, Right or Performance Unit, an award of Restricted Stock or Incentive Shares, or setting forth the terms of a Cash Bonus.

     1.2 “Board” means the Board of Directors of the Company.

     1.3 “Cash Bonus” means an annual or long-term bonus awarded to a participant under the Cash Bonus Program and determined by the Committee based on performance measured against Performance Goals established by the Committee.

     1.4 “Cash Bonus Program” means that portion of the Plan under which a participant is awarded a Cash Bonus.

     1.5 “Code” means the Internal Revenue Code of 1986, as amended.

     1.6 “Committee” means the committee appointed to administer each of the Programs under the Plan. For purposes of the Insider Program and the Cash Bonus Program the Committee will be a committee of the Board meeting the standards of Rule 16b-3(d)(1) under the Exchange Act, or any similar successor rule, appointed by the Board to administer the Insider Program and the Cash Bonus Program, which initially will be composed of those members of the Compensation Committee of the Board who qualify as “outside directors” under Section 162(m) of the Code. For purposes of the Non-Insider Program, the Committee will be the Stock Option Committee.

     1.7 “Company” means THE KROGER CO.

     1.8 “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option, Right or Performance Unit in accordance with the terms of Article 9.

     1.9 “Date of Grant” means the date on which an Option, Right or Performance Unit is granted or Restricted Stock or Incentive Shares are awarded by the Committee.

     1.10 “Director” means a non-Employee member of the Board of the Company.

     1.11 “Employee” means any person, excluding Directors, to whom awards or grants can be made pursuant to the securities laws of the United State and to whom such awards or grants are made by the Committee.

     1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     1.13 “Fair Market Value” of a Share means the amount equal to the fair market value of a Share determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose. Unless otherwise provided in an Agreement to the contrary, the Fair Market Value of a Share will be the closing price on the date of determination on the New York Stock Exchange--Composite Transactions, or if no sales are made on such date, on the most recent prior date for which sales are reported.

     1.14 “Grantee” means an Employee or a Director to whom Restricted Stock has been awarded pursuant to Article 11 or to whom Incentive Shares have been awarded pursuant to Article 12.

     1.15 “Incentive Share” means a Share awarded pursuant to Article 12.

     1.16 “Insider” means an officer of the Company subject to Section 16(a) of the Exchange Act.

     1.17 “Insider Program” means that portion of the Plan under which grants or awards are made to Insiders and Directors.

     1.18 “Non-Insider Program” means that portion of the Plan under which grants or awards are made to Employees, excluding Insiders.

     1.19 “Option” means a nonstatutory stock option granted under the Plan that does not qualify as an incentive stock option under Section 422 of the Code.

     1.20 “Option Period” means the period during which an Option may be exercised.

     1.21 “Option Price” means the price per Share at which an Option may be exercised. The Option Price will be determined by the Committee, but in no event will the Option Price of an Option be less than the Fair Market Value per Share determined as of the Date of Grant.

     1.22 “Optionee” means an Employee or Director to whom an Option, Right or Performance Unit has been granted.

     1.23 “Performance Goals” means performance goals established by the Committee that may be based on: (i) earnings or earnings per share of Kroger, a unit of Kroger, or designated projects; (ii) total sales, identical sales, or comparable sales of Kroger, a unit of Kroger, or designated projects; (iii) cash flow; (iv) cash flow from operations; (v) operating profit or income; (vi) net income; (vii) operating margin; (viii) net income margin; (ix) return on net assets; (x) economic value added; (xi) return on total assets; (xii) return on common equity; (xiii) return on total or invested capital; (xiv) total shareholder return; (xv) revenue; (xvi) revenue growth; (xvii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (xviii) EBITDA growth; (xix) funds from operations per share and per share growth; (xx) cash available for distribution; (xxi) cash available for distribution per share and per share growth; (xxii) share price performance on an absolute basis and relative to an index of earnings per share or improvements in Kroger’s attainment of expense levels; (xxiii) reduction in operating costs as a percentage of sales; (xxiv) performance in key categories; (xxv) implementing or completion of strategic initiatives or critical projects, and (xxvi) key category performance as measured by the results of surveys of customers or associates; or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance goals may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee.

     1.24 “Performance Unit” means a performance unit granted under the Plan in accordance with Article 8.

     1.25 “Performance Unit Period” means the period during which a Performance Unit is outstanding.

     1.26 “Plan” means THE KROGER CO. 2014 Long-Term Incentive and Cash Bonus Plan.

     1.27 “Related Option” means the Option in connection with which a specified Right or Performance Unit is granted.

     1.28 “Related Performance Unit” means the Performance Unit granted in connection with a specified Option.

     1.29 “Related Right” means the Right granted in connection with a specified Option.

     1.30 “Restricted Stock” means Shares awarded pursuant to Article 11.

     1.31 “Right” means a stock appreciation right granted under the Plan pursuant to Article 7.

     1.32 “Right Period” means the period during which a Right may be exercised.

     1.33 “Share” means an authorized but unissued common share, par value $1.00 per share, of the Company, or a reacquired previously issued common share.

     1.34 “Stock Option Committee” means a committee of three or more members appointed by the Chief Executive Officer of the Company to administer the Non-Insider Program, each of whom is ineligible to receive grants or awards under the Non-Insider Program, and has been so ineligible for at least one year.

     1.35 “Subsidiary” means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

2. Purpose

     The Plan is intended to assist in attracting and retaining Employees and Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.

3. Administration

     The Plan will be administered by the Committee. In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

     3.1 to determine in its discretion the Employees to whom Options, Performance Units or Rights will be granted, to whom Restricted Stock and Incentive Shares will be awarded, and those Employees eligible to receive Cash Bonuses; the number of Shares to be subject to each Option, Right, Performance Unit, Restricted Stock or Incentive Share award, and the terms upon which Options, Rights or Performance Units may be acquired and exercised and the terms and conditions of Restricted Stock and Incentive Share awards and Cash Bonuses;

     3.2 to determine all other terms and provisions of each Agreement, which need not be identical;

     3.3 without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

          (a) for an agreement by the Optionee or Grantee to render services to the Company or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

          (b) for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee upon the exercise of an Option, Right or Performance Unit, for other restrictions permitted by Article 11 with respect to Restricted Stock or for conditions with respect to the issuance of Incentive Shares;

          (c) for an agreement by the Optionee or Grantee to resell to the Company, under specified conditions, Shares issued upon the exercise of an Option, Right or Performance Unit or awarded as Restricted Stock or Incentive Shares;

          (d) for the payment of the Option Price upon the exercise by an Employee or Director of an Option otherwise than in cash, including without limitation by delivery of Common Shares (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option, or a combination of cash and Shares; and

          (e) for the deferral of receipt of amounts that otherwise would be distributed upon exercise of a Performance Unit, the terms and conditions of any such deferral and any interest or dividend equivalent or other payment that will accrue with respect to deferred distributions;

     3.4 to construe and interpret the Agreements and the Plan;

     3.5 to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option, Right or Performance Unit or acquiring Restricted Stock or Incentive Shares, at the time of such exercise or acquisition, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

     3.6 to provide for satisfaction of an Optionee’s or Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Company of Common Shares otherwise issuable on the exercise of an Option, Right or Performance Unit or pursuant to an award of Incentive Shares or through delivery of Common Shares to the Company by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate; and

     3.7 to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

     Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

4. Eligibility

     Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded only to Employees and Directors. Cash Bonuses may only be awarded to Employees. In no event may any participant receive awards and grants totaling more than 3,750,000 Shares in the aggregate under this Plan, and no single Cash Bonus to a participant may exceed $5,000,000.

5. Shares Subject to the Plan

     5.1 The maximum number of Shares that may be issued under the Plan is 25,000,000 Shares. Except as otherwise provided in the following sentence, the maximum number of Shares that may be issued as Restricted Stock, Incentive Shares, or Performance Units under the Plan is 10,000,000 Shares in the aggregate. Notwithstanding the foregoing, the Committee for the Insider Program may increase the number of Shares that may be issued as Restricted Stock, Incentive Shares, or Performance Units to an amount in excess of 10,000,000 Shares, provided that for each such Share in excess of 10,000,000 Shares that are issued as Restricted Stock, Incentive Shares, or Performance Units, in the aggregate, the number of Shares that may be issued under the Plan will be reduced by four Shares. In addition to the decisions that it makes in administering the Insider Program, annually the Committee for the Insider Program will approve the number of Shares to be granted under the Non-Insider Program for that fiscal year.

     5.2 If an Option, Right or Performance Unit expires or terminates for any reason (other than termination by virtue of the exercise of a Related Option, Related Right or a Related Performance Unit, as the case may be) without having been fully exercised, if Shares of Restricted Stock are forfeited or if Incentive Shares are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Agreement relating thereto will become available for the grant of other Options, Rights and Performance Units or for the award of additional Restricted Stock or Incentive Shares, provided that in the case of forfeited Shares, the Grantee has received no dividends prior to forfeiture with respect to such Shares.

6. Options

     6.1 The Committee is authorized to grant Options to Employees and Directors.

     6.2 The Option Period for Options granted to Employees and Directors will be determined by the Committee and specifically set forth in the Agreement. No Option will be exercisable before six months after the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period) or after ten years from the Date of Grant.

     6.3 The maximum number of Shares with respect to which Options may be granted to any Employee or Director under this Plan during its term is 3,750,000 Shares. In no event will the Option Price of an Option be less than the Fair Market Value of a Share at the time of the grant.

     6.4 Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise permitted pursuant to Article 13 or Article 15, the Option Price of an Option as set forth on the Date of Grant will not be reduced during the term of the Option, nor will Options be canceled in exchange for cash, other awards, or newly issued Options with an Option Price that is less than the Option Price of the original Options without shareholder approval (i.e., Options will not be “repriced”).

     6.5 All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

7. Rights

     7.1 The Committee is hereby authorized to grant Rights to Employees and Directors.

     7.2 A Right may be granted under the Plan:

          (a) in connection with, and at the same time as, the grant of an Option under the Plan; or

          (b) independently of any Option granted under the Plan.

     A Right granted under clause (a) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Option.

     7.3 A Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value of a Share on the Date of Exercise of the Right over (ii) either (A) the Fair Market Value of a Share on the Date of Grant of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right.

     7.4 The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however --

          (a) a Right may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period);

          (b) a Right will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Right, the expiration of the Related Option; and

          (c) a Right may be exercised only when the Fair Market Value of a Share exceeds either (i) the Fair Market Value of a Share on the Date of Grant of the Right if it is not a Related Right, or (ii) the Option Price as provided in the Related Option if the Right is a Related Right.

     7.5 The exercise, in whole or in part, of a Related Right will cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option will cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Option is exercised.

     7.6 Rights granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3 under the Exchange Act during the term of this Plan. Should any additional provisions be necessary for this Article 7 to comply with the requirements of Rule 16b-3 or any other rules or regulations, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable. The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3; however, the Company’s failure for any reason whatsoever to comply with such requirements will not impose any liability on the Company to any Optionee or any other party.

     7.7 To the extent required by Rule 16b-3 under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Right. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval. Consent may be given in whole or as to a portion of the Right surrendered by the Optionee. If the election to receive cash is disapproved in whole or in part, the Right will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

     7.8 The maximum number of Shares with respect to which Rights may be granted to any Employee or Director under this Plan during its term is 3,750,000 Shares.

     7.9 Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise permitted pursuant to Article 13 or Article 15, the exercise price of a Right as set forth on the Date of Grant will not be reduced during the term of the Right, nor will Rights be canceled in exchange for cash, other awards, or newly issued Rights with an exercise price that is less than the exercise price of the original Rights without shareholder approval (i.e., Rights will not be “repriced”).

8. Performance Units

     8.1 The Committee is hereby authorized to grant Performance Units to Employees and Directors.

     8.2 Performance Units may be granted under the Plan:

          (a) in connection with, and at the same time as, the grant of an Option under the Plan; or

          (b) independently of any Option granted under the Plan.

A Performance Unit granted under clause (a) of the preceding sentence is a Related Performance Unit. A Related Performance Unit may, in the Committee’s discretion, apply to all or a portion of the shares subject to the Related Option.

     8.3 A Performance Unit may be exercised in whole or in part, or automatically may be deemed exercised upon satisfaction of the Performance Goals, as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), cash, Shares or a combination of cash and Shares, based upon the degree to which Performance Goals established by the Committee and specified in the Agreement have been achieved.

     8.4 The Performance Unit Period will be determined by the Committee and specifically set forth in the Agreement, provided, however --

          (a) a Performance Unit may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period); and

          (b) a Performance Unit will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Performance Unit, the expiration of the Related Option.

     8.5 Each Agreement granting Performance Units will specify the number of Performance Units granted; provided, however, that the maximum number of Related Performance Units may not exceed the maximum number of Shares subject to the Related Option.

     8.6 The exercise, in whole or in part, of Related Performance Units will cause a reduction in the number of Shares subject to the Related Option and the number of Performance Units in accordance with the terms of the Agreement. Similarly, the exercise, in whole or in part, of a Related Option, will cause a reduction in the number of Shares subject to the Related Performance Unit equal to the number of Shares with respect to which the Related Option is exercised.

     8.7 Performance Units granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3 under the Exchange Act during the term of this Plan. Should any additional provisions be necessary for this Article 8 to comply with the requirements of Rule 16b-3 or any other applicable rule or regulation, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable. The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3; however, the Company’s failure for any reason whatsoever to comply with such requirements will not impose any liability on the Company to any Optionee or any other party.

     8.8 To the extent required by Rule 16b-3 under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Performance Unit. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval. Consent may be given in whole or as to a portion of the Performance

Unit surrendered by the Optionee. If the election to receive cash is disapproved in whole or in part, the Performance Unit will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

     8.9 The maximum number of Shares that may be issued to any Employee or Director pursuant to the exercise of Performance Units may not exceed 3,750,000 Shares. For purposes of the preceding sentence, any Performance Units paid in the form of cash will be deemed to have been paid in Shares, with the number of Shares being deemed paid equal to the amount of cash paid to the Employee or Director divided by the Fair Market Value of a Share on the date of payment.

9. Exercise

     An Option, Right or Performance Unit, subject to the provisions of the Agreement under which it was granted, may be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (i) full payment for the Shares with respect to which the Option is exercised, or (ii) irrevocable instructions to a broker selected by the Committee to consummate “cashless” exercises to deliver promptly to the Company cash equal to full payment for the Shares for which the Option is exercised.

10. Non-transferability

     Options, Rights, Performance Units and Incentive Shares granted or awarded under the Plan will not be transferable otherwise than by will or the laws of descent and distribution, and an Option, Right or Performance Unit may be exercised during his or her lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative. A Related Right or Related Performance Unit is transferable only when the Related Option is transferable and only with the Related Option and under the same conditions.

11. Restricted Stock Awards

     11.1 The Committee is hereby authorized to award Shares of Restricted Stock to Employees and Directors.

     11.2 Restricted Stock awards under the Plan will consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions intended to further the purposes of the Plan as may be determined by the Committee. The terms and conditions may provide, in the discretion of the Committee, for the vesting of such awards to be contingent upon the achievement of one or more Performance Goals.

     11.3 Restricted Stock awards will be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards. Each such agreement will contain the following:

          (a) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock under the Plan, (ii) the right to vote the Shares, or (iii) the right to receive dividends thereon in each case during the restriction period applicable to the Shares; provided, however, that the Grantee will have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares;

          (b) at least one term, condition or restriction constituting a “substantial risk of forfeiture” as defined in Section 83(c) of the Code;

          (c) such other terms, conditions and restrictions as the Committee in its discretion may specify (including, without limitation, provisions creating additional substantial risks of forfeiture);

          (d) a requirement that each certificate or other evidence of ownership representing Shares of Restricted Stock must be deposited with the Company, or its designee, and will bear the following legend:

“This certificate or other evidence of ownership and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in THE KROGER CO.

2014 Long-Term Incentive and Cash Bonus Plan and an Agreement entered into between the registered owner and The Kroger Co. Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Kroger Co.

          (e) the applicable period or periods of any terms, conditions or restrictions applicable to the Restricted Stock, provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Grantee; and

          (f) the terms and conditions upon which any restrictions upon Shares of Restricted Stock awarded under the Plan will lapse and new certificates free of the foregoing legend will be issued to the Grantee or his or her legal representative.

     11.4 The Committee may include in an Agreement a requirement that in the event of a Grantee’s termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock will be forfeited by the Grantee to the Company without payment of any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee will thereafter have any further rights or interest in the Shares or certificates.

     11.5 The maximum number of Shares of Restricted Stock that may be awarded to any Employee or Director under this Plan during its term is 3,750,000 Shares.

12. Incentive Share Awards

     12.1 The Committee is hereby authorized to award Incentive Shares to Employees and Directors.

     12.2 Incentive Shares will be Shares that are issued at such times, subject to achievement of such Performance Goals or other goals, or without condition, and on such other terms and conditions as the Committee deems appropriate and specify in the Agreement relating thereto.

     12.3 The maximum number of Shares of Incentive Shares that may be awarded to any Employee or Director under this Plan during its term is 3,750,000 Shares.

13. Capital Adjustments

     The number and class of Shares subject to each outstanding Option, Right or Performance Unit or Restricted Stock or Incentive Share award, the Option Price and the aggregate number and class of Shares for which grants or awards thereafter may be made will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

14. Termination or Amendment

          The Board may amend or terminate this Plan in any respect at any time. Board approval must be accompanied by (i) shareholder approval in those cases in which amendment requires shareholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Shares are listed or quoted, and (ii) affected Optionee or Grantee approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or awards. The Cash Bonus Program may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board. To the extent required by Section 162(m) of the Internal Revenue Code with respect to bonus awards that the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C), no action may modify the performance criteria or bonus potentials after the commencement of the measurement period with respect to which such bonus awards relate.

15. Modification, Extension and Renewal of Options, Rights, Performance Units, Restricted Stock and Incentive Shares

     Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options, Rights and Performance Units, or accept the surrender of outstanding options, rights and performance units (to the extent not theretofore exercised) granted under the Plan or under any other plan of the Company, a Subsidiary or a company or similar entity acquired by the Company or a Subsidiary, and authorize the granting of new Options, Rights and Performance Units pursuant to the Plan in substitution therefor (to the extent not theretofore exercised), and the substituted Options, Rights and Performance Units may specify a longer term than the surrendered options, rights and performance units or may have any other provisions that are authorized by the Plan; provided that the exercise price may not be less than that of the surrendered option, rights and performance units. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify the terms of any outstanding Agreement providing for awards of Restricted Stock or Incentive Shares. Notwithstanding the foregoing, however, no modification of an Option, Right or Performance Unit granted under the Plan, or an award of Restricted Stock or Incentive Shares, will, without the consent of the Optionee or Grantee, alter or impair any of the Optionee’s or Grantee’s rights or obligations.

16. Cash Bonuses

     Two types of bonuses can be awarded under the Cash Bonus Program; an annual bonus award for each fiscal year, and a long-term bonus award for measurement periods in excess of one year. Bonus payments are based on the Company’s performance measured against Performance Goals established by the Committee. The Committee establishes a bonus “potential” for each bonus payable under the Cash Bonus Program for each participant, based on the participant’s level within the Company, and actual payouts can exceed that amount when the Company’s performance exceeds the pre-established thresholds. Initially the Performance Goals for annual bonuses will include the following components: (i) EBITDA; (ii) identical sales; (iii) achievement of strategic initiatives, and (iv) achievement of supermarket fuel center goals for EBITDA, gallons sold, and number of fuel centers. Initially the Performance Goals for long-term bonuses will include the following components: (i) performance in four key categories in the Company’s strategic plan, (ii) reduction in operating costs as a percentage of sales, (iii) performance in categories designed to measure associate engagement, and (iv). No single cash bonus to a participant may exceed $5,000,000.

17. Effectiveness of the Plan

     The Plan and any amendments requiring shareholder approval pursuant to Article 14 are subject to approval by vote of the shareholders of the Company within 12 months after their adoption by the Board. Subject to that approval, the Plan is effective upon approval by the shareholders and any amendments are effective on the date on which they are adopted by the Board. Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded prior to shareholder approval of the Plan or amendments, but each such Option, Right, Performance Unit, Restricted Stock or Incentive Share grant or award will be subject to the approval of the Plan or amendments by the shareholders. The date on which any Option, Right, Performance Unit, Restricted Stock or Incentive Shares granted or awarded prior to shareholder approval of the Plan or amendment is granted or awarded will be the Date of Grant for all purposes as if the Option, Right, Performance Unit, Restricted Stock or Incentive Shares had not been subject to approval. No Option, Right or Performance Unit may be exercised prior to such shareholder approval, and any Restricted Stock or Incentive Shares awarded will be forfeited if such shareholder approval is not obtained.

18. Term of the Plan

     Unless sooner terminated by the Board pursuant to Article 14, the Plan will terminate on the date ten years after its adoption by the Board, and no Options, Rights, Performance Units, Restricted Stock or Incentive Shares may be granted or awarded after termination. The termination will not affect the validity of any Option, Right, Performance Unit, Restricted Stock or Incentive Shares outstanding on the date of termination.

19. Indemnification of Committee

     In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee will be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any grant or award hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Company.

20. General Provisions

     20.1 The establishment of the Plan will not confer upon any Employee or Director any legal or equitable right against the Company, any Subsidiary or the Committee, except as expressly provided in the Plan.

     20.2 The Plan does not constitute inducement or consideration for the employment of any Employee or the service of any Director, nor is it a contract of employment between the Company or any Subsidiary and any Employee or Director. Participation in the Plan, or the receipt of a grant or award hereunder, will not give an Employee or Director any right to be retained in the service of the Company or any Subsidiary.

     20.3 The Company and its Subsidiaries may assume options, warrants, or rights to purchase stock issued or granted by other corporations whose stock or assets are acquired by the Company or its Subsidiaries, or that is merged into or consolidated with the Company. Assumed options will not be counted toward the limit specified in Section 6.3 unless the Committee determines that application of the limit is necessary for the grants of Options to qualify as “performance-based compensation” under Section 162(m) of the Code. Neither the adoption of this Plan, nor its submission to the shareholders, may be taken to impose any limitations on the powers of the Company or its affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other long-term incentive plans or to impose any requirement of shareholder approval upon the same.

     20.4 The interests of any Employee or Director under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in Article 10.

     20.5 The Plan will be governed, construed and administered in accordance with the laws of Ohio.

——————

2013 Annual Report

——————

Financial Report 2013

Management’s Responsibility for Financial Reporting

     The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

     The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

     Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company’s website at ir.kroger.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

Management’s Report on Internal Control Over Financial Reporting

     The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that the Company’s internal control over financial reporting was effective as of February 1, 2014.

W. Rodney McMullen	J. Michael Schlotman
Chief Executive Officer	Senior Vice President and
Chief Financial Officer

Selected Financial Data

	Fiscal Years Ended
	February 1, 2014 (52 weeks)	February 2, 2013 (53 weeks)*	January 28, 2012 (52 weeks)*	January 29, 2011 (52 weeks)*	January 30, 2010 (52 weeks)*
	(In millions, except per share amounts)
Sales	$98,375	$96,619	$90,269	$81,967	$76,538
Net earnings including noncontrolling
interests	1,531	1,508	596	1,133	57
Net earnings attributable to
The Kroger Co.	1,519	1,497	602	1,116	70
Net earnings attributable to
The Kroger Co. per diluted
common share	2.90	2.77	1.01	1.74	0.11
Total assets	29,281	24,634	23,454	23,505	23,126
Long-term liabilities, including obligations
under capital leases and financing
obligations	13,181	9,359	10,405	10,137	10,473
Total shareowners’ equity –
The Kroger Co.	5,384	4,207	3,981	5,296	4,852
Cash dividends per common share	0.615	0.495	0.43	0.39	0.365
____________________

*	Certain prior year amounts have been revised or reclassified to conform to current year presentation. For further information, see Note 1 to the Consolidated Financial Statements.

Common Share Price Range

	2013		2012
Quarter	High	Low	High	Low
1st	$35.44	$27.53	$24.78	$21.76
2nd	$39.98	$32.77	$23.22	$20.98
3rd	$43.85	$35.91	$25.44	$21.57
4th	$42.73	$35.71	$28.00	$24.19

Main trading market: New York Stock Exchange (Symbol KR)

Number of shareholders of record at year-end 2013: 30,587

Number of shareholders of record at March 28, 2014: 30,449

     During 2012, the Company paid three quarterly cash dividends of $0.115 per share and one quarterly dividend of $0.15 per share. During 2013, the Company paid three quarterly dividends of $0.15 per share and one quarterly dividend of $0.165 per share. On March 1, 2014, the Company paid a quarterly dividend of $0.165 per share. On March 13, 2014, the Company announced that its Board of Directors has declared a quarterly dividend of $0.165 per share, payable on June 1, 2014, to shareholders of record at the close of business on May 15, 2014.

Performance Graph

     Set forth below is a line graph comparing the five-year cumulative total shareholder return on Kroger’s common shares, based on the market price of the common shares and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and a peer group composed of food and drug companies.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN*
Among The Kroger Co., the S&P 500, and Peer Group**

	Base	INDEXED RETURNS
	Period	Years Ending
Company Name/Index	2008	2009	2010	2011	2012	2013
The Kroger Co.	100	96.85	97.93	113.86	133.45	175.77
S&P 500 Index	100	133.14	162.67	171.34	201.50	242.42
Peer Group	100	123.89	134.49	141.36	170.73	193.17

     Kroger’s fiscal year ends on the Saturday closest to January 31.
____________________

*	Total assumes $100 invested on January 31, 2009, in The Kroger Co., S&P 500 Index, and the Peer Group, with reinvestment of dividends.

**

The Peer Group consists of Costco Wholesale Corp., CVS Caremark Corp, Etablissments Delhaize Freres Et Cie Le Lion (Groupe Delhaize), Great Atlantic & Pacific Tea Company, Inc. (included through March 13, 2012 when it became private after emerging from bankruptcy), Koninklijke Ahold NV, Safeway, Inc., Supervalu Inc., Target Corp., Tesco plc, Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc. (included through March 9, 2012 when it became a wholly-owned subsidiary of Bi-Lo Holding).

Data supplied by Standard & Poor’s.

     The foregoing Performance Graph will not be deemed incorporated by reference into any other filing, absent an express reference thereto.

Issuer Purchases of Equity Securities

			Total Number of	Maximum Dollar
			Shares	Value of Shares
			Purchased as	that May Yet Be
			Part of Publicly	Purchased Under
	Total Number	Average	Announced	the Plans or
	of Shares	Price Paid	Plans or	Programs (3)
Period (1)	Purchased	Per Share	Programs (2)	(in millions)
First period - four weeks
November 10, 2013 to December 7, 2013	1,525,832	$41.99	1,525,832	$281
Second period - four weeks
December 8, 2013 to January 4, 2014	1,776,028	$40.04	1,776,028	$214
Third period – four weeks
January 5, 2014 to February 1, 2014	2,407,317	$37.91	2,407,317	$129
Total	5,709,177	$39.66	5,709,177	$129
____________________

(1)	The reported periods conform to the Company’s fiscal calendar composed of thirteen 28-day periods. The fourth quarter of 2013 contained three 28-day periods.

(2)	Shares were repurchased under (i) a $500 million share repurchase program, authorized by the Board of Directors and announced on October 16, 2012 and (ii) a program announced on December 6, 1999 to repurchase common shares to reduce dilution resulting from our employee stock option and long-term incentive plans, which program is limited to proceeds received from exercises of stock options and the tax benefits associated therewith. The programs have no expiration date but may be terminated by the Board of Directors at any time. Total shares purchased include shares that were surrendered to the Company by participants under the Company’s long-term incentive plans to pay for taxes on restricted stock awards. On March 13, 2014, the Company announced a new $1 billion share repurchase program that was authorized by the Board of Directors, replacing the program identified in clause (i) above.

(3)	The amounts shown in this column reflect amounts remaining, as of February 1, 2014, under the $500 million share repurchase program referenced in clause (i) of Note 2 above. Amounts to be invested under the program utilizing option exercise proceeds are dependent upon option exercise activity.

Business

     The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of February 1, 2014, the Company was one of the largest retailers in the world based on annual sales. The Company also manufactures and processes some of the food for sale in its supermarkets. The Company’s principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number is (513) 762-4000. The Company maintains a web site (www.thekrogerco.com) that includes additional information about the Company. The Company makes available through its web site, free of charge, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and its interactive data files, including amendments. These forms are available as soon as reasonably practicable after the Company has filed them with, or furnished them electronically to, the SEC.

     The Company’s revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. The Company’s fiscal year ends on the Saturday closest to January 31. All references to 2013, 2012 and 2011 are to the fiscal years ended February 1, 2014, February 2, 2013 and January 28, 2012, respectively, unless specifically indicated otherwise.

Employees

     As of February 1, 2014, the Company employed approximately 375,000 full- and part-time employees. A majority of the Company’s employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 300 such agreements, usually with terms of three to five years.

Stores

     As of February 1, 2014, the Company operated, either directly or through its subsidiaries, 2,640 supermarkets and multi-department stores, 1,240 of which had fuel centers. Approximately 45% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. The Company’s current strategy emphasizes self-development and ownership of store real estate. The Company’s stores operate under several banners that have strong local ties and brand recognition. Supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; marketplace stores; or price impact warehouses.

     The combo stores are the primary food store format. They typically draw customers from a 2 – 2½ mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including natural food and organic sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce.

     Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive products, toys and fine jewelry.

     Marketplace stores are smaller in size than multi-department stores. They offer full-service grocery, pharmacy and health and beauty care departments as well as an expanded perishable offering and general merchandise area that includes apparel, home goods and toys.

     Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

     In addition to the supermarkets, as of February 1, 2014, the Company operated through subsidiaries 786 convenience stores and 320 fine jewelry stores. All 144 of our fine jewelry stores located in malls are operated in leased locations. In addition, 83 convenience stores were operated by franchisees through franchise agreements. Approximately 54% of the convenience stores operated by subsidiaries were operated in Company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

Segments

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent over 99% of the Company’s consolidated sales and EBITDA, are its only reportable segment. The Company’s retail operating divisions have been aggregated into one reportable segment due to the operating divisions having similar economic characteristics with similar long-term financial performance. In addition, the Company’s operating divisions offer to its customers similar products, have similar distribution methods, operate in similar regulatory environments, purchase the majority of the Company’s merchandise for retail sale from similar (and in many cases identical) vendors on a coordinated basis from a centralized location, serve similar types of customers, and are allocated capital from a centralized location. The Company’s operating divisions reflect the manner in which the business is managed and how the Company’s Chief Executive Officer and Chief Operating Officer, who act as the Company’s chief operating decision makers, assess performance internally. All of the Company’s operations are domestic. Revenues, profit and losses and total assets are shown in the Company’s Consolidated Financial Statements set forth in Item 8 below.

Merchandising and Manufacturing

     Corporate brand products play an important role in the Company’s merchandising strategy. Our supermarkets, on average, stock approximately 13,000 private label items. The Company’s corporate brand products are primarily produced and sold in three “tiers.” Private Selection is the premium quality brand designed to be a unique item in a category or to meet or beat the “gourmet” or “upscale” brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of the Company’s private label items, is designed to satisfy customers with quality products. Before Kroger will carry a banner brand product we must be satisfied that the product quality meets our customers’ expectations in taste and efficacy, and we guarantee it. Kroger Value is the value brand, designed to deliver good quality at a very affordable price. In addition, the Company continues to grow its other brands, including Simple Truth and Simple Truth Organic. Both Simple Truth and Simple Truth Organic are free from 101 artificial preservatives and ingredients that customers have told us they do not want in their food, and the Simple Truth Organic products are USDA certified organic.

     Approximately 40% of the corporate brand units sold are produced in the Company’s manufacturing plants; the remaining corporate brand items are produced to the Company’s strict specifications by outside manufacturers. The Company performs a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of February 1, 2014, the Company operated 38 manufacturing plants. These plants consisted of 18 dairies, nine deli or bakery plants, five grocery product plants, two beverage plants, two meat plants and two cheese plants.

Seasonality

     The majority of our revenues are generally not seasonal in nature. However, revenues tend to be higher during the major holidays throughout the year.

Executive Officers of the Registrant

     The disclosure regarding executive officers is set forth in Item 10 of Part III of this Form 10-K under the heading “Executive Officers of the Company,” and is incorporated herein by reference.

Competitive Environment

     For the disclosure related to the Company’s competitive environment, see Item 1A under the heading “Competitive Environment.”

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Our Business

     The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation’s largest retailers, as measured by revenue, operating 2,640 supermarket and multi-department stores under two dozen banners including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s. Of these stores, 1,240 have fuel centers. We also operate 786 convenience stores, either directly or through franchisees, and 320 fine jewelry stores.

     Kroger operates 38 manufacturing plants, primarily bakeries and dairies, which supply approximately 40% of the corporate brand units sold in our retail outlets.

     Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of the costs we incur to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our retail operations, which represent over 99% of Kroger’s consolidated sales and EBITDA, are our only reportable segment.

     On January 28, 2014, we closed our merger with Harris Teeter Supermarkets, Inc. (“Harris Teeter”) by purchasing 100% of the Harris Teeter outstanding common stock for approximately $2.4 billion. The merger allows us to expand into the fast-growing southeastern and mid-Atlantic markets and into Washington, D.C. Harris Teeter is included in our ending Consolidated Balance Sheet, but because of the timing of the merger closing late in the year its results of operations were not material to our consolidated results of operations for 2013. See Note 2 to the Consolidated Financial Statements for more information related to our merger with Harris Teeter.

Our 2013 Performance

     We achieved outstanding results in 2013. Our business strategy continues to resonate with a full range of customers and our results reflect the balance we seek to achieve across our business including positive identical sales growth, increases in loyal household count, and good cost control, as well as growth in net earnings and net earnings per diluted share. Our 2013 net earnings were $1.5 billion or $2.90 per diluted share, compared to $1.5 billion, or $2.77 per diluted share for the same period of 2012. The net earnings for 2013 include a net benefit of $23 million, which includes benefits from certain tax items of $40 million, offset partially by after-tax expense of $17 million ($7 million in interest and $10 million in operating, general and administrative expenses) in costs related to our merger with Harris Teeter (“2013 adjusted items”). See Note 5 to the Consolidated Financial Statements for more information relating to the benefits from certain tax items. For 2012, our net earnings include an estimated after-tax amount of $58 million or $0.11 per diluted share due to a 53rd week in fiscal year 2012 (the “extra week”). In addition, 2012 net earnings benefited by $74 million after-tax or $0.14 per diluted share from a settlement with Visa and MasterCard and from a reduction in our obligation to fund the UFCW consolidated pension fund created in January 2012. Excluding the 2013 adjusted items, net earnings for 2013 totaled $1.5 billion, or $2.85 per diluted share, compared to net earnings in 2012 of $1.4 billion, or $2.52 per diluted share, excluding the Visa and MasterCard settlement, the UFCW consolidated pension fund adjustment and the extra week in 2012. We believe adjusted net earnings and adjusted net earnings per diluted share present a more accurate year-over-year comparison of our financial results because the adjusted items were not directly related to our day-to-day business. After accounting for these 2013 and 2012 adjusted items, our adjusted net earnings per diluted share for 2013 represents a 13% increase, compared to 2012. Please refer to the “Net Earnings” section for more information.

     Our identical supermarket sales increased 3.6%, excluding fuel, in 2013, compared to 2012. We have achieved 41 consecutive quarters of positive identical supermarket sales growth, excluding fuel. As we continue to outpace many of our competitors on identical supermarket sales growth, we continue to gain market share. We focus on identical supermarket sales growth, excluding fuel, as it is a key performance target for our long-term growth strategy.

     Increasing market share is an important part of our long-term strategy as it best reflects how our products and services resonate with customers. Market share growth allows us to spread the fixed costs in our business over a wider revenue base. Our fundamental operating philosophy is to maintain and increase market share by offering customers good prices and superior products and service. Based on Nielsen POS+ data, our estimated market share increased in total by approximately 50 basis points in 2013 across our 18 marketing areas outlined by the Nielsen report. This information also indicates that our market share increased in 16 of the marketing areas and declined in two. Wal-Mart supercenters are one of our top two competitors in 13 of these 18 marketing areas. In these 13 marketing areas, our market share increased in 12 and slightly declined in one. These market share results reflect our long-term strategy of market share growth.

Results of Operations

     The following discussion summarizes our operating results for 2013 compared to 2012 and for 2012 compared to 2011. Comparability is affected by income and expense items that fluctuated significantly between and among the periods and an extra week in 2012.

   Net Earnings

     Net earnings totaled $1.5 billion in 2013, $1.5 billion in 2012 and $602 million in 2011. The net earnings for 2013 include a net benefit of $23 million, after tax, related to the 2013 adjusted items. The net earnings for 2012 include a benefit from net earnings of approximately $58 million, after-tax, for the extra week and a net $74 million, after-tax, benefit for the settlement with Visa and MasterCard and a reduction in our obligation to fund the UFCW consolidated pension fund created in January 2012 (“2012 adjusted items”). The net earnings for 2011 include a UFCW consolidated pension plan charge totaling $591 million, after-tax (“2011 adjusted item”). Excluding these benefits and charges for adjusted items in 2013, 2012 and 2011, adjusted net earnings were $1.5 billion in 2013, $1.4 billion in 2012 and $1.2 billion in 2011. 2013 adjusted net earnings improved, compared to adjusted net earnings in 2012, due to an increase in first-in, first-out (“FIFO”) non-fuel operating profit and decreased interest expense, partially offset by increased income tax expense. 2012 adjusted net earnings improved, compared to adjusted net earnings in 2011, due to an increase in FIFO non-fuel operating profit, increased net earnings from our fuel operations and a last-in, first-out (“LIFO”) charge of $55 million (pre-tax), compared to a LIFO charge of $216 million (pre-tax) in 2011, partially offset by increased interest expense and income tax expense.

     2013 net earnings per diluted share totaled $2.90, and adjusted net earnings per diluted share totaled $2.85, which excludes the 2013 adjusted items. 2012 net earnings per diluted share totaled $2.77, and adjusted net earnings per diluted share totaled $2.52, which excludes the 2012 adjusted items. 2011 net earnings per diluted share totaled $1.01, and adjusted net earnings per diluted share in 2011 totaled $2.00, which excludes the 2011 adjusted item. Adjusted net earnings per diluted share in 2013, compared to adjusted net earnings per diluted share in 2012, increased primarily due to fewer shares outstanding as a result of the repurchase of Kroger common shares, increased FIFO non-fuel operating profit and decreased interest expense, partially offset by increased income tax expense. Adjusted net earnings per diluted share in 2012, compared to adjusted net earnings per diluted share in 2011, increased primarily due to fewer shares outstanding as a result of the repurchase of Kroger common shares, increased FIFO non-fuel operating profit, increased net earnings from our fuel operations and a decrease in the LIFO charge to $55 million (pre-tax), compared to a LIFO charge of $216 million (pre-tax) in 2011, partially offset by increased interest expense and income tax expense.

     Management believes adjusted net earnings (and adjusted net earnings per diluted share) are useful metrics to investors and analysts because the adjusted items referenced above in net earnings and net earnings per diluted share are not directly related to our day-to-day business. Adjusted net earnings (and adjusted net earnings per diluted share) are non-generally accepted accounting principle (“non-GAAP”) financial measures and should not be considered alternatives to net earnings (and net earnings per diluted share) or any other generally accepted accounting principle (“GAAP”) measure of performance. Adjusted net earnings (and adjusted net earnings per diluted share) should not be reviewed in isolation or considered substitutes for our financial results as reported in accordance with GAAP. Management uses adjusted net earnings (and adjusted net earnings per diluted share) as it believes these measures are more meaningful indicators of ongoing operating performance since, as adjusted, those earnings relate more directly to our day-to-day operations. Management also uses adjusted net earnings (and adjusted net earnings per diluted share) to measure our progress against internal budgets and targets. In addition, management takes into account adjusted net earnings when calculating management incentive programs.

     The following table provides a reconciliation of net earnings attributable to The Kroger Co. to net earnings attributable to The Kroger Co. excluding the adjusted items and a reconciliation of net earnings attributable to The Kroger Co. per diluted common share to the net earnings attributable to The Kroger Co. per diluted common share excluding the adjusted items, for 2013, 2012 and 2011:

Net Earnings per Diluted Share excluding the Adjustment Items
(in millions, except per share amounts)

	2013	2012	2011
Net earnings attributable to The Kroger Co.	$1,519	$1,497	$602
Benefit from certain tax items offset by Harris Teeter merger costs (1)	(23)	—	—
53rd week adjustment (1)	—	(58)	—
Adjustment for the UFCW consolidated pension plan liability and
credit card settlement (1)	—	(74)	—
UFCW pension plan consolidation charge (1)	—	—	591
Net earnings attributable to The Kroger Co. excluding the adjustment
items above	$1,496	$1,365	$1,193
Net Earnings attributable to The Kroger Co. per diluted common share	$2.90	$2.77	$1.01
Benefit from certain tax items offset by Harris Teeter merger costs (2)	(0.05)	—	—
53rd week adjustment (2)	—	(0.11)	—
Adjustments for the UFCW consolidated pension plan liability and
credit card settlement (2)	—	(0.14)	—
UFCW pension plan consolidation charge (2)	—	—	0.99
Net earnings attributable to The Kroger Co. per diluted common
share excluding the adjustment items above	$2.85	$2.52	$2.00
Average numbers of common shares used in diluted calculation	520	537	593
____________________

(1)	The amounts presented represent the after-tax effect of each adjustment. Pre-tax amounts were $27 for Harris Teeter merger costs in 2013, $91 for the 53rd week adjustment in 2012, $115 for the adjustment for the UFCW consolidated pension plan liability and credit card settlement in 2012 and $953 for the UFCW pension plan consolidation charge in 2011.

(2)	The amounts presented represent the net earnings per diluted common share effect of each adjustment.

   Sales

Total Sales
(in millions)

		Percentage		2012	Percentage
	2013	Increase (2)	2012	Adjusted (3)	Increase (4)	2011
Total supermarket sales
without fuel	$76,666	4.0%	$75,179	$73,733	3.8%	$71,004
Fuel sales	18,962	3.0%	18,896	18,413	8.9%	16,901
Other sales (1)	2,747	9.2%	2,544	2,515	6.4%	2,364
Total sales	$98,375	3.9%	$96,619	$94,661	4.9%	$90,269
____________________

(1)	Other sales primarily relate to sales at convenience stores, excluding fuel; jewelry stores; manufacturing plants to outside customers; variable interest entities; a specialty pharmacy; and in-store health clinics.

(2)	This column represents the percentage increase in 2013, compared to adjusted sales in 2012.

(3)	The 2012 adjusted column represents the items presented in the 2012 column as adjusted to remove the extra week.

(4)	This column represents the percentage increase in adjusted sales in 2012, compared to 2011.

     Total sales increased in 2013, compared to 2012, by 1.82%. The increase in 2013 total sales, compared to 2012, was primarily due to our identical supermarket sales increase, excluding fuel, of 3.6%, partially offset by the extra week in fiscal 2012. Total sales increased in 2013, compared to 2012 adjusted total sales, by 3.9%. The increase in 2013 total sales, compared to 2012 adjusted total sales, was primarily due to our identical supermarket sales increase, excluding fuel, of 3.6%. Identical supermarket sales, excluding fuel, increased in 2013, compared to 2012, primarily due to an increase in average sale per customer, partially due to inflation, and an increase in the transaction count.

     Total sales increased in 2012, compared to 2011, by 7.0%. The increase in 2012 total sales, compared to 2011, was primarily due to our identical supermarket sales increase, excluding fuel, of 3.5%, increased fuel sales of 8.9% and the extra week in fiscal 2012. Adjusted total sales increased in 2012, compared to 2011, by 4.9%. The increase in 2012 adjusted total sales, compared to 2011 total sales, was primarily due to our identical supermarket sales increase, excluding fuel, of 3.5% and an increase in fuel sales of 8.9%. Identical supermarket sales, excluding fuel, increased in 2012, adjusted for the extra week, compared to 2011, primarily due to an increase in the average sale per customer, partially due to inflation, and an increase in the transaction count. Total fuel sales increased in 2012, adjusted for the extra week, compared to 2011, primarily due to an increase in fuel gallons sold of 7.8% and an increase in the average retail fuel price of 1.7%. The increase in the average retail fuel price was caused by an increase in the product cost of fuel.

     We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Although identical supermarket sales is a relatively standard term, numerous methods exist for calculating identical supermarket sales growth. As a result, the method used by our management to calculate identical supermarket sales may differ from methods other companies use to calculate identical supermarket sales. We urge you to understand the methods used by other companies to calculate identical supermarket sales before comparing our identical supermarket sales to those of other such companies. Fuel discounts received at our fuel centers and earned based on in-store purchases are included in all of the supermarket identical sales results calculations illustrated below and reduce our identical supermarket sales results. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. Identical supermarket sales include sales from all departments at identical Fred Meyer multi-department stores. We calculate annualized identical supermarket sales by adding together four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below, based on the 52-week period of 2013, compared to the previous year results adjusted to a comparable 52 week period.

Identical Supermarket Sales
(dollars in millions)

	2013	2012 (1)
Including supermarket fuel centers	$88,482	$85,661
Excluding supermarket fuel centers	$74,095	$71,541

Including supermarket fuel centers	3.3%	4.5%
Excluding supermarket fuel centers	3.6%	3.5%
____________________

(1)	Identical supermarket sales for 2013 were calculated on a 52 week basis by excluding week 1 of fiscal 2012 in our 2012 identical supermarket sales base. Identical supermarket sales for 2012 were calculated on a 53 week basis by including week 1 of fiscal 2012 in our 2011 identical supermarket sales base.

   Gross Margin and FIFO Gross Margin

     Our gross margin rates, as a percentage of sales, were 20.57% in 2013, 20.59% in 2012 and 20.92% in 2011. The decrease in 2013, compared to 2012, resulted primarily from continued investments in lower prices for our customers and increased shrink and advertising costs, as a percentage of sales, offset partially by a growth rate in retail fuel sales that was lower than the total Company sales growth rate. Our retail fuel operations lower our gross margin rate, as a percentage of sales, due to the very low gross margin on retail fuel sales as compared to non-fuel sales. A lower growth rate in retail fuel sales, as compared to the growth rate for the total Company, increases the gross margin rates, as a percentage of sales, when compared to the prior year. The decrease in gross margin rates in 2012, compared to 2011, resulted primarily from a higher growth rate in fuel sales, as compared to the growth rate for the total Company, continued investments in lower prices for our customers and increased shrink and warehousing costs, as a percentage of sales, offset partially by a decrease in the LIFO charge as a percentage of sales.

     We calculate FIFO gross margin as sales minus merchandise costs, including advertising, warehousing, and transportation expenses, but excluding the LIFO charge. Merchandise costs exclude depreciation and rent expenses. Our LIFO charge was $52 million in 2013, $55 million in 2012 and $216 million in 2011. FIFO gross margin is a non-GAAP financial measure and should not be considered as an alternative to gross margin or any other GAAP measure of performance. FIFO gross margin should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP. FIFO gross margin is an important measure used by management to evaluate merchandising and operational effectiveness. Management believes FIFO gross margin is a useful metric to investors and analysts because it measures our day-to-day merchandising and operational effectiveness.

     Our FIFO gross margin rates, as a percentage of sales, were 20.62% in 2013, 20.65% in 2012 and 21.15% in 2011. Our retail fuel operations lower our FIFO gross margin rate, as a percentage of sales, due to the very low FIFO gross margin on retail fuel sales as compared to non-fuel sales. Excluding the effect of retail fuel operations, our FIFO gross margin rate decreased 14 basis points in 2013, as a percentage of sales, compared to 2012. This decrease in 2013, compared to 2012, resulted primarily from continued investments in lower prices for our customers and increased shrink and advertising costs as a percentage of sales. Excluding the effect of retail fuel operations, our FIFO gross margin rate decreased 40 basis points in 2012, as a percentage of sales, compared to 2011. This decrease in 2012, compared to 2011, resulted primarily from continued investments in lower prices for our customers and increased shrink and warehousing costs as a percentage of sales.

   LIFO Charge

     The LIFO charge was $52 million in 2013, $55 million in 2012 and $216 million in 2011. We experienced relatively consistent levels of product cost inflation in 2013, compared to 2012. In 2013, our LIFO charge resulted primarily from an annualized product cost inflation related to meat, seafood and pharmacy. In 2012, our LIFO charge resulted primarily from an annualized product cost inflation related to grocery, natural foods, meat, deli and bakery, general merchandise and grocery, partially offset by deflation in seafood and manufactured product. In 2012, we experienced lower levels of product cost inflation, compared to 2011. In 2011, our LIFO charge primarily resulted from an annualized product cost inflation related to grocery, meat and seafood, deli and bakery, and pharmacy.

   Operating, General and Administrative Expenses

     Operating, general and administrative (“OG&A”) expenses consist primarily of employee-related costs such as wages, health care benefits and retirement plan costs, utilities and credit card fees. Rent expense, depreciation and amortization expense, and interest expense are not included in OG&A.

     OG&A expenses, as a percentage of sales, were 15.45% in 2013, 15.37% in 2012 and 17.00% in 2011. Excluding the 2013, 2012 and 2011 adjusted items, OG&A expenses, as a percentage of sales, were 15.43% in 2013, 15.52% in 2012 and 15.94% in 2011. Our retail fuel operations reduce our overall OG&A rate, as a percentage of sales, due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. OG&A expenses, as a percentage of sales excluding fuel and the 2013 adjusted items, decreased 17 basis points in 2013, compared to 2012, adjusted for the 2012 adjusted items. This decrease resulted primarily from increased identical supermarket sales growth, productivity improvements and effective cost controls at the store level, offset partially by increased incentive compensation. OG&A expenses, as a percentage of sales excluding fuel and the 2012 adjusted items, decreased 36 basis points in 2012, compared to 2011, adjusted for the 2011 adjusted items. This decrease resulted primarily from increased identical supermarket sales growth, productivity improvements, effective cost controls at the store level, the benefit received in lower operating expenses from the consolidation of four UFCW multi-employer pension plans in the prior year and decreased incentive compensation, offset partially by increased healthcare costs.

   Rent Expense

     Rent expense was $613 million in 2013, as compared to $628 million in 2012 and $619 million in 2011. Rent expense, as a percentage of sales, was 0.62% in 2013, as compared to 0.65% in 2012 and 0.69% in 2011. Rent expense, as a percentage of sales excluding fuel, decreased four basis points in 2013, compared to 2012 and four basis points in 2012, compared to 2011. These continual decreases in rent expense, as a percentage of sales both including and excluding fuel, reflects our continued emphasis on owning rather than leasing, whenever possible, and the benefit of increased sales.

   Depreciation and Amortization Expense

     Depreciation and amortization expense was $1.7 billion in both 2013 and 2012 and $1.6 billion in 2011. Depreciation and amortization expense, as a percentage of sales, was 1.73% in 2013, 1.71% in 2012 and 1.81% in 2011. Excluding the extra week in 2012, depreciation and amortization expense, as a percentage of sales, was 1.74% in 2012. Depreciation and amortization expense, as a percentage of sales excluding fuel and the extra week in 2012, decreased three basis points in 2013, compared to 2012 and seven basis points in 2012, compared to 2011. These continual decreases in depreciation and amortization expense, excluding the extra week in 2012, as a percentage of sales both including and excluding fuel, are primarily the result of increasing sales, offset partially by our increased spending in capital investments.

   Operating Profit and FIFO Operating Profit

     Operating profit was $2.7 billion in 2013, $2.8 billion in 2012 and $1.3 billion in 2011. Excluding the extra week, operating profit was $2.7 billion in 2012. Operating profit, as a percentage of sales, was 2.77% in 2013, 2.86% in 2012 and 1.42% in 2011. Operating profit, as a percentage of sales excluding the extra week in 2012, was 2.81%. Operating profit, excluding the 2013, 2012 and 2011 adjusted items, was $2.7 billion in 2013, $2.6 billion in 2012 and $2.2 billion in 2011. Operating profit, as a percentage of sales excluding the 2013, 2012 and 2011 adjusted items, was 2.79% in 2013, 2.69% in 2012 and 2.47% in 2011.

     Operating profit, as a percentage of sales excluding the 2013 and 2012 adjusted items, increased 10 basis points in 2013, compared to 2012, primarily due to improvements in operating, general and administrative expenses, rent and depreciation, as a percentage of sales, offset partially by continued investments in lower prices for our customers and increased shrink and advertising costs, as a percentage of sales. Operating profit, as a percentage of sales excluding the 2012 and 2011 adjusted items, increased 22 basis points in 2012, compared to 2011, primarily due to improvements in operating, general and administrative expenses, rent, depreciation and the LIFO charge, as a percentage of sales, offset partially by continued investments in lower prices for our customers and increased shrink and warehousing costs, as a percentage of sales.

     We calculate FIFO operating profit as operating profit excluding the LIFO charge. FIFO operating profit is a non-GAAP financial measure and should not be considered as an alternative to operating profit or any other GAAP measure of performance. FIFO operating profit should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP. FIFO operating profit is an important measure used by management to evaluate operational effectiveness. Management believes FIFO operating profit is a useful metric to investors and analysts because it measures our day-to-day operational effectiveness. Since fuel discounts are earned based on in-store purchases, fuel operating profit does not include fuel discounts, which are allocated to our in-store supermarket location departments. We also derive operating, general and administrative expenses, rent and depreciation and amortization through the use of estimated allocations in the calculation of fuel operating profit.

     FIFO operating profit was $2.8 billion in 2013 and 2012, and $1.5 billion in 2011. Excluding the extra week in 2012, FIFO operating profit was $2.7 billion. FIFO operating profit, as a percentage of sales, was 2.82% in 2013, 2.92% in 2012 and 1.66% in 2011. FIFO operating profit, as a percentage of sales excluding the extra week in 2012, was 2.87%. FIFO operating profit, excluding the 2013, 2012, and 2011 adjusted items, was $2.8 billion in 2013, $2.6 billion in 2012 and $2.4 billion in 2011. FIFO operating profit, as a percentage of sales excluding the 2013, 2012, and 2011 adjusted items, was 2.84% in 2013, 2.75% in 2012, and 2.71% in 2011.

     Retail fuel sales lower our overall FIFO operating profit rate due to the very low FIFO operating profit rate, as a percentage of sales, of retail fuel sales compared to non-fuel sales. FIFO operating profit, excluding fuel, was $2.6 billion in 2013 and 2012, and $1.3 billion in 2011. Excluding the extra week, FIFO operating profit, excluding fuel, was $2.5 billion in 2012. FIFO operating profit, as a percentage of sales excluding fuel, was 3.22% in 2013, 3.35% in 2012, and 1.77% in 2011. Excluding the extra week, FIFO operating profit, as a percentage of sales excluding fuel, was 3.28% in 2012. FIFO operating profit, excluding fuel and the 2013, 2012 and 2011 adjusted items, was $2.6 billion in 2013, $2.4 billion in 2012 and $2.3 billion in 2011. FIFO operating profit, as a percentage of sales excluding fuel and the 2013, 2012, and 2011 adjusted items, was 3.24% in 2013, 3.13% in 2012 and 3.07% in 2011.

     Excluding fuel, FIFO operating profit, as a percentage of sales excluding the 2013 and 2012 adjusted items, increased 11 basis points in 2013, compared to 2012, primarily due to improvements in OG&A expenses, rent and depreciation, as a percentage of sales, offset partially by continued investments in lower prices for our customers and increased shrink and advertising costs, as a percentage of sales. Excluding fuel, FIFO operating profit, as a percentage of sales excluding the 2012 and 2011 adjusted items, increased six basis points in 2012, compared to 2011, primarily due to improvements in operating, general and administrative expenses, rent and depreciation, as a percentage of sales, offset partially by continued investments in lower prices for our customers and increased shrink and warehousing costs, as a percentage of sales.

     The following table provides a reconciliation of operating profit to FIFO operating profit and FIFO operating profit, excluding fuel and the adjusted items, for 2013, 2012 and 2011 ($ in millions):

						2012
		2013		2012		Adjusted		2011
		Percentage		Percentage	2012	Percentage		Percentage
	2013	of Sales	2012	of Sales	Adjusted (1)	of Sales	2011	of Sales
Sales	$98,375		$96,619		$94,661		$90,269
Fuel sales	(18,962)		(18,896)		(18,413)		(16,901)
Sales excluding fuel	$79,413		$77,723		$76,248		$73,368
Operating profit	$2,725	2.77%	$2,764	2.86%	$2,664	2.81%	$1,278	1.42%
LIFO charge	52	0.05%	55	0.06%	55	0.06%	216	0.24%
FIFO operating profit	2,777	2.82%	2,819	2.92%	2,719	2.87%	1,494	1.66%
Fuel operating profit	(219)	1.15%	(218)	1.15%	(215)	1.17%	(192)	1.14%
FIFO operating profit
excluding fuel	2,558	3.22%	2,601	3.35%	2,504	3.28%	1,302	1.77%
Adjusted items (2)	16		(115)		(115)		953
FIFO operating profit
excluding fuel and the
adjusted items	$2,574	3.24%	$2,486	3.20%	$2,389	3.13%	$2,255	3.07%
____________________

(1)	The 2012 adjusted column represents items presented above adjusted to remove the extra week.

(2)	Adjusted items refer to the pre-tax effect of the 2013, 2012 and 2011 adjusted items.

     Percentages may not sum due to rounding.

   Interest Expense

     Net interest expense totaled $443 million in 2013, $462 million in 2012 and $435 million in 2011. Excluding the extra week, net interest expense was $454 million in 2012. The decrease in net interest expense in 2013, compared to 2012, excluding the extra week, resulted primarily from a lower weighted average interest rate, offset partially by a decrease in the net benefit from interest rate swaps. The increase in net interest expense in 2012 excluding the extra week, compared to 2011, resulted primarily from a decrease in the benefit from interest rate swaps and an increase in total debt, offset partially by a lower weighted average interest rate.

   Income Taxes

     Our effective income tax rate was 32.9% in 2013, 34.5% in 2012 and 29.3% in 2011. The 2013 tax rate differed from the federal statutory rate primarily as a result of the utilization of tax credits, the Domestic Manufacturing Deduction and other changes, partially offset by the effect of state income taxes. The 2012 tax rate differed from the federal statutory rate primarily as a result of the utilization of tax credits, the favorable resolution of certain tax issues and other changes, partially offset by the effect of state income taxes. The 2013 benefit from the Domestic Manufacturing Deduction increased from 2012 due to additional deductions taken in 2013, as well as the amendment of prior years’ tax returns to claim the additional benefit available in years still under review by the Internal Revenue Service. The 2011 effective tax rate differed from the federal statutory rate primarily as a result of the utilization of tax credits and the favorable resolution of certain tax issues, partially offset by the effect of state income taxes. The 2011 effective tax rate was also lower than 2013 and 2012 due to the effect on pre-tax income of the UFCW consolidated pension plan charge of $953 million ($591 million after-tax). Excluding the UFCW consolidated pension plan charge, our effective rate in 2011 would have been 33.9%.

Common Share Repurchase Program

     We maintain share repurchase programs that comply with Securities Exchange Act Rule 10b5-1 and allow for the orderly repurchase of our common shares, from time to time. We made open market purchases of Kroger common shares totaling $338 million in 2013, $1.2 billion in 2012 and $1.4 billion in 2011 under these repurchase programs. In addition to these repurchase programs, we also repurchase common shares to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the tax benefit from these exercises. We repurchased approximately $271 million in 2013, $96 million in 2012 and $127 million in 2011 of Kroger shares under the stock option program.

     The shares reacquired in 2013 were acquired under two separate share repurchase programs. The first is a $500 million repurchase program that was authorized by Kroger’s Board of Directors on October 16, 2012. The second is a program that uses the cash proceeds from the exercises of stock options by participants in Kroger’s stock option and long-term incentive plans as well as the associated tax benefits. As of February 1, 2014, we had $129 million remaining on the October 16, 2012 $500 million share repurchase program. On March 13, 2014, the Company announced a new $1 billion share repurchase program that was authorized by the Board of Directors, replacing the $500 million repurchase program that was authorized by the Board of Directors on October 16, 2012.

Capital Investments

     Capital investments, including changes in construction-in-progress payables and excluding acquisitions and the purchase of leased facilities, totaled $2.3 billion in 2013, $2.0 billion in 2012 and $1.9 billion in 2011. Capital investments for acquisitions totaled $2.3 billion in 2013, $122 million in 2012 and $51 million in 2011. Capital investments for acquisitions of $2.3 billion in 2013 relate to our merger with Harris Teeter. Refer to Note 2 to the Consolidated Financial Statements for more information on the merger with Harris Teeter. Capital investments for the purchase of leased facilities totaled $108 million in 2013, $73 million in 2012 and $60 million in 2011. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2013	2012	2011
Beginning of year	2,424	2,435	2,460
Opened	17	18	10
Opened (relocation)	7	7	12
Acquired	227	—	6
Acquired (relocation)	—	—	2
Closed (operational)	(28)	(29)	(41)
Closed (relocation)	(7)	(7)	(14)
End of year	2,640	2,424	2,435
Total food store square footage (in millions)	161	149	149

Return on Invested Capital

     We calculate return on invested capital (“ROIC”) by dividing adjusted operating profit for the prior four quarters by the average invested capital. Adjusted operating profit is calculated by excluding certain items included in operating profit, and adding our LIFO charge, depreciation and amortization and rent. Average invested capital is calculated as the sum of (i) the average of our total assets, (ii) the average LIFO reserve, (iii) the average accumulated depreciation and amortization and (iv) a rent factor equal to total rent for the last four quarters multiplied by a factor of eight; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages and (iv) the average other current liabilities. Averages are calculated for return on invested capital by adding the beginning balance of the first quarter and the ending balance of the fourth quarter, of the last four quarters, and dividing by two. We use a factor of eight for our total rent as we believe this is a common factor used by our investors and analysts. Harris

Teeter’s invested capital has been excluded from the calculation in 2013 due to the timing of the merger and the immaterial effect on operations as compared to the average invested capital. ROIC is a non-GAAP financial measure of performance. ROIC should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP. ROIC is an important measure used by management to evaluate our investment returns on capital. Management believes ROIC is a useful metric to investors and analysts because it measures how effectively we are deploying our assets. All items included in the calculation of ROIC are GAAP measures, excluding certain adjustments to operating income.

     Although ROIC is a relatively standard financial term, numerous methods exist for calculating a company’s ROIC. As a result, the method used by our management to calculate ROIC may differ from methods other companies use to calculate their ROIC. We urge you to understand the methods used by other companies to calculate their ROIC before comparing our ROIC to that of such other companies.

     The following table provides a calculation of ROIC for 2013 and 2012 on a 52 week basis and excluding the assets and liabilities recorded at year end for Harris Teeter ($ in millions):

	February 1,	February 2,
	2014	2013
Return on Invested Capital
Numerator
Operating profit on a 53 week basis in fiscal year 2012	$2,725	$2,764
53rd week operating profit adjustment	—	(100)
LIFO charge	52	55
Depreciation	1,703	1,652
Rent on a 53 week basis in fiscal year 2012	613	628
53rd week rent adjustment	—	(12)
2013 adjusted item	16	—
2012 adjusted items	—	(115)
Adjusted operating profit	$5,109	$4,872
Denominator
Average total assets	$26,958	$24,044
Average taxes receivable (1)	(10)	(22)
Average LIFO reserve	1,124	1,071
Average accumulated depreciation and amortization	14,991	14,051
Average trade accounts payable	(4,683)	(4,382)
Average accrued salaries and wages	(1,084)	(1,061)
Average other current liabilities (2)	(2,544)	(2,314)
Adjustment for Harris Teeter (3)	(1,618)	—
Rent x 8	4,904	4,928
Average invested capital	$38,038	$36,315
Return on Invested Capital	13.43%	13.42%
____________________

(1)	Taxes receivable were $18 as of February 1, 2014, $2 as of February 2, 2013 and $42 as of January 28, 2012.

(2)	Other current liabilities included accrued income taxes of $92 as of February 1, 2014 and $128 as of February 2, 2013. As of January 28, 2012, other current liabilities did not include any accrued income taxes. Accrued income taxes are removed from other current liabilities in the calculation of average invested capital.

(3)	Harris Teeter’s invested capital has been excluded from the calculation due to the timing of the merger and the immaterial effect on the operations as compared to the average invested capital.

Critical Accounting Policies

     We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

     The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

     We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

   Self-Insurance Costs

     We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through February 1, 2014. We establish case reserves for reported claims using case-basis evaluation of the underlying claim data and we update as information becomes known.

     For both workers’ compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. We account for the liabilities for workers’ compensation claims on a present value basis utilizing a risk-adjusted discount rate. A 25 basis point decrease in our discount rate would increase our liability by approximately $2 million. General liability claims are not discounted.

     The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, and any changes could have a considerable effect on future claim costs and currently recorded liabilities.

   Impairments of Long-Lived Assets

     We monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, we perform an impairment calculation, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If we identify impairment for long-lived assets to be held and used, we compare the assets’ current carrying value to the assets’ fair value. Fair value is determined based on market values or discounted future cash flows. We record impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for disposal, we adjust the value of the property and equipment to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. We recognize impairment for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. We recorded asset impairments in the normal course of business totaling $39 million in 2013, $18 million in 2012 and $37 million in 2011. We record costs to reduce the carrying value of long-lived assets in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

     The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different level, could produce significantly different results.

   Goodwill

     Our goodwill totaled $2.1 billion as of February 1, 2014. We review goodwill for impairment in the fourth quarter of each year, and also upon the occurrence of triggering events. We perform reviews of each of our operating divisions and variable interest entities (collectively, our reporting units) that have goodwill balances. Fair value is determined using a multiple of earnings, or discounted projected future cash flows, and we compare fair value to the carrying value of a reporting unit for purposes of identifying potential impairment. We base projected future cash flows on management’s knowledge of the current operating environment and expectations for the future. If we identify potential for impairment, we measure the fair value of a reporting unit against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. We recognize goodwill impairment for any excess of the carrying value of the division’s goodwill over the implied fair value.

     In 2013, goodwill increased $901 million due to our merger with Harris Teeter which closed on January 28, 2014. For additional information related to the allocation of the Harris Teeter purchase price, refer to Note 2 to the Consolidated Financial Statements.

     The annual evaluation of goodwill performed for our other reporting units during the fourth quarter of 2013, 2012 and 2011 did not result in impairment. Based on current and future expected cash flows, we believe goodwill impairments are not reasonably likely. A 10% reduction in fair value of our reporting units would not indicate a potential for impairment of our goodwill balance.

     For additional information relating to our results of the goodwill impairment reviews performed during 2013, 2012 and 2011 see Note 3 to the Consolidated Financial Statements.

     The impairment review requires the extensive use of management judgment and financial estimates. Application of alternative estimates and assumptions, such as reviewing goodwill for impairment at a different level, could produce significantly different results. The cash flow projections embedded in our goodwill impairment reviews can be affected by several factors such as inflation, business valuations in the market, the economy and market competition.

   Store Closing Costs

     We provide for closed store liabilities on the basis of the present value of the estimated remaining non-cancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. We usually pay closed store lease liabilities over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. We make adjustments for changes in estimates in the period in which the change becomes known. We review store closing liabilities quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to earnings in the proper period.

     We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. The ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

     We reduce owned stores held for disposal to their estimated net realizable value. We account for costs to reduce the carrying values of property, equipment and leasehold improvements in accordance with our policy on impairment of long-lived assets. We classify inventory write-downs in connection with store closings, if any, in “Merchandise costs.” We expense costs to transfer inventory and equipment from closed stores as they are incurred.

   Post-Retirement Benefit Plans

     We account for our defined benefit pension plans using the recognition and disclosure provisions of GAAP, which require the recognition of the funded status of retirement plans on the Consolidated Balance Sheet. We record, as a component of Accumulated Other Comprehensive Income (“AOCI”), actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized.

     The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 15 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 15 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

     The objective of our discount rate assumptions was intended to reflect the rates at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. Our methodology for selecting the discount rates as of year-end 2013 and 2012 was to match the plan’s cash flows to that of a hypothetical bond portfolio whose cash flow from coupons and maturities match the plan’s projected benefit cash flows. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 4.99% and 4.68% discount rates as of year-end 2013 for pension and other benefits, respectively, represents the hypothetical bond portfolio using bonds with an AA or better rating constructed with the assistance of an outside consultant. We utilized a discount rate of 4.29% and 4.11% as of year-end 2012 for pension and other benefits, respectively. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of February 1, 2014, by approximately $395.

     To determine the expected rate of return on pension plan assets held by Kroger for 2013, we considered current and forecasted plan asset allocations as well as historical and forecasted rates of return on various asset categories. Due to the Harris Teeter merger occurring close to year end, the expected rate of return on pension plan assets acquired in the Harris Teeter merger did not affect our net periodic benefit cost in 2013. For 2013 and 2012, we assumed a pension plan investment return rate of 8.5%. Our pension plan’s average rate of return was 8.1% for the 10 calendar years ended December 31, 2013, net of all investment management fees and expenses. The value of all investments in our Company-sponsored defined benefit pension plans, excluding pension plan assets acquired in the Harris Teeter merger, during the calendar year ending December 31, 2013, net of investment management fees and expenses, increased 8.0%. For the past 20 years, our average annual rate of return has been 9.2%. Based on the above information and forward looking assumptions for investments made in a manner consistent with our target allocations, we believe an 8.5% rate of return assumption was reasonable for 2013 and 2012. See Note 15 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

     Sensitivity to changes in the major assumptions used in the calculation of Kroger’s pension plan liabilities is illustrated below (in millions).

Projected Benefit
	Percentage	Obligation	Expense
	Point Change	Decrease/(Increase)	Decrease/(Increase)
Discount Rate	+/- 1.0%	$395/(477)	$31/($36)
Expected Return on Assets	+/- 1.0%	—	$28/($28)

     We contributed $100 million in 2013, $71 million in 2012 and $52 million in 2011 to our Company-sponsored defined benefit pension plans. We do not expect to make any contributions to Company-sponsored defined benefit pension plans in 2014. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of contributions.

     We contributed and expensed $148 million in 2013, $140 million in 2012 and $130 million in 2011 to employee 401(k) retirement savings accounts. The 401(k) retirement savings account plans provide to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, plan compensation, and length of service.

   Multi-Employer Pension Plans

     We also contribute to various multi-employer pension plans based on obligations arising from collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     In the fourth quarter of 2011, we entered into a memorandum of understanding (“MOU”) with 14 locals of the UFCW that participated in four multi-employer pension funds. The MOU established a process that amended each of the collective bargaining agreements between Kroger and the UFCW locals under which we made contributions to these funds and consolidated the four multi-employer pension funds into one multi-employer pension fund.

     Under the terms of the MOU, the locals of the UFCW agreed to a future pension benefit formula through 2021. We are designated as the named fiduciary of the new consolidated pension plan with sole investment authority over the assets. We committed to contribute sufficient funds to cover the actuarial cost of current accruals and to fund the pre-consolidation Unfunded Actuarial Accrued Liability (“UAAL”) that existed as of December 31, 2011, in a series of installments on or before March 31, 2018. At January 1, 2012, the UAAL was estimated to be $911 million (pre-tax). In accordance with GAAP, we expensed $911 million in 2011 related to the UAAL. The expense was based on a preliminary estimate of the contractual commitment. In 2012, we finalized the UAAL contractual commitment and recorded an adjustment that reduced our 2011 estimated commitment by $53 million (pre-tax). The final UAAL contractual commitment, at January 1, 2012, was $858 million (pre-tax). In the fourth quarter of 2011, we contributed $650 million to the consolidated multi-employer pension plan of which $600 million was allocated to the UAAL and $50 million was allocated to service and interest costs and expensed in 2011. In the fourth quarter of 2012, we contributed $258 million to the consolidated multi-employer pension plan to fully fund our UAAL contractual commitment. Future contributions will be dependent, among other things, on the investment performance of assets in the plan. The funding commitments under the MOU replace the prior commitments under the four existing funds to pay an agreed upon amount per hour worked by eligible employees.

     We recognize expense in connection with these plans as contributions are funded or, in the case of the UFCW consolidated pension plan, when commitments are made, in accordance with GAAP. We made cash contributions to these plans of $228 million in 2013, $492 million in 2012 and $946 million in 2011. The cash contributions for 2012 and 2011 include our $258 million contribution in 2012 and our $650 million contribution in 2011 to the UFCW consolidated pension plan in the fourth quarter of each year.

     Based on the most recent information available to us, we believe that the present value of actuarially accrued liabilities in most of the multi-employer plans to which we contribute substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, (i.e., the amount of underfunding), as of December 31, 2013. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger’s contributions to the total of all contributions to these plans in a year as a way of assessing Kroger’s “share” of the underfunding. Nonetheless, the underfunding is not a direct obligation or liability of Kroger or of any employer except as noted above. As of December 31, 2013, we estimate that Kroger’s share of the underfunding of multi-employer plans to which Kroger contributes was $1.6 billion, pre-tax, or $1.0 billion, after-tax. This represents a decrease in the estimated amount of underfunding of approximately $150 million, pre-tax, or $95 million, after-tax, as of December 31, 2013, compared to December 31, 2012. The decrease in the amount of underfunding is attributable to the increased returns on the assets held in the multi-employer plans during 2013. Our estimate is based on the most current information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable.

     We have made and disclosed this estimate not because, except as noted above, this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. In 2013, excluding all payments to the UFCW consolidated pension plan and the pension plans that were consolidated into the UFCW consolidated pension plan, our contributions to these plans increased approximately 5% over the prior year and have grown at a compound annual rate of approximately 8% since 2008. In 2014, we expect to contribute approximately $250 million to multi-employer pension plans, subject to collective bargaining and capital market conditions. Excluding all payments to the UFCW consolidated pension plan and the pension plans that were consolidated into the UFCW consolidated pension plan, based on current market conditions, we expect increases in expense as a result of increases in multi-employer pension plan contributions over the next few years. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

     The amount of underfunding described above is an estimate and could change based on contract negotiations, returns on the assets held in the multi-employer plans and benefit payments. The amount could decline, and Kroger’s future expense would be favorably affected, if the values of the assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger’s share of the underfunding could increase and Kroger’s future expense could be adversely affected if the asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation. The Company continues to evaluate our potential exposure to under-funded multi-employer pension plans. Although these liabilities are not a direct obligation or liability of Kroger, any commitments to fund certain multi-employer plans will be expensed when our commitment is probable and an estimate can be made.

     See Note 16 to the Consolidated Financial Statements for more information relating to our participation in these multi-employer pension plans.

   Deferred Rent

     We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

   Uncertain Tax Positions

     We review the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in our consolidated financial statements. Refer to Note 5 to the Consolidated Financial Statements for the amount of unrecognized tax benefits and other related disclosures related to uncertain tax positions.

     Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of

February 1, 2014, the Internal Revenue Service had concluded its field examination of our 2008 and 2009 federal tax returns. We have filed an administrative appeal with the Internal Revenue Service protesting certain adjustments proposed by the Internal Revenue Service as a result of their field work.

     The assessment of our tax position relies on the judgment of management to estimate the exposures associated with our various filing positions.

   Share-Based Compensation Expense

     We account for stock options under the fair value recognition provisions of GAAP. Under this method, we recognize compensation expense for all share-based payments granted. We recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, we record expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the award restrictions lapse.

   Inventories

     Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 95% of inventories in 2013 and 96% of inventories in 2012 were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the FIFO method. Replacement cost was higher than the carrying amount by $1.2 billion at February 1, 2014 and by $1.1 billion at February 2, 2013. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

     We follow the item-cost method of accounting to determine inventory cost before the LIFO adjustment for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory. In addition, substantially all of our inventory consists of finished goods and is recorded at actual purchase costs (net of vendor allowances and cash discounts).

     We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

   Vendor Allowances

     We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product cost by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, we recognize vendor allowances as a reduction in merchandise costs based on inventory turns and as the product is sold. We recognized approximately $6.2 billion in 2013 and 2012 and $5.9 billion in 2011 of vendor allowances as a reduction in merchandise costs. We recognized approximately 94% of all vendor allowances in the item cost with the remainder being based on inventory turns.

Recently Adopted Accounting Standards

     In February 2013, the FASB amended its standards on comprehensive income by requiring disclosure of information about amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. Specifically, the amendment requires disclosure of the effect of significant reclassifications out of AOCI on the respective line items in net income in which the item was reclassified if the amount being reclassified is required to be reclassified to net income in its entirety in the same reporting period. It requires cross reference to other disclosures that provide additional detail for amounts that are not required to be reclassified in their entirety in the same reporting period. This new disclosure became effective for us beginning February 3, 2013, and is being adopted prospectively in accordance with the standard. See Note 9 to the Company’s Consolidated Financial Statements for the Company’s new disclosures related to this amended standard.

     In December 2011, the FASB amended its standards related to offsetting assets and liabilities. This amendment requires entities to disclose both gross and net information about certain instruments and transactions eligible for offset in the statement of financial position and certain instruments and transactions subject to an agreement similar to a master netting agreement. This information is intended to enable users of the financial statements to understand the effect of these arrangements on our financial position. The new rules became effective for us on February 3, 2013. In January 2013, the FASB further amended this standard to limit its scope to derivatives, repurchase and reverse repurchase agreements, securities borrowings and lending transactions. See Note 7 to the Company’s Consolidated Financial Statements for the Company’s new disclosures related to this amended standard.

Recently Issued Accounting Standards

     In July 2013, the FASB amended Accounting Standards Codification (“ASC”) 740, “Income Taxes.” The amendments provide guidance on the financial statement presentation of an unrecognized tax benefit, as either a reduction of a deferred tax asset or as a liability, when a net operating loss carryforward, similar tax loss, or a tax credit carryforward exists. The amendments will be effective for interim and annual periods beginning after December 15, 2013 and may be applied on a retrospective basis. Early adoption is permitted. We do not expect the adoption of these amendments to have a significant effect on our consolidated financial position or results of operations.

Liquidity and Capital Resources

   Cash Flow Information

     Net cash provided by operating activities

     We generated $3.4 billion of cash from operations in 2013, compared to $2.8 billion in 2012 and $2.7 billion in 2011. The cash provided by operating activities came from net earnings including non-controlling interests adjusted primarily for non-cash expenses of depreciation and amortization, the LIFO charge and changes in working capital. The increase in net cash provided by operating activities in 2013, compared to 2012, resulted primarily due to changes in working capital and long-term liabilities. The increase in net cash provided by operating activities in 2012, compared to 2011, resulted primarily due to an increase in net earnings including non-controlling interests, offset by a decline in long-term liabilities and changes in working capital.

     The use of cash for the payment of long-term liabilities decreased in 2013, as compared to 2012, primarily due to our funding of the remaining UAAL in 2012. The use of cash increased in 2012, as compared to 2011, primarily due to our funding of the remaining UAAL commitment. Changes in working capital used cash from operating activities of $130 million in 2013, compared to $332 million in 2012 and $300 million in 2011. The decreased use of cash for changes in working capital in 2013, compared to 2012, was primarily due to a decrease in deposits in-transit and a reduced use of cash for prepaid expenses and receivables. The increased use of cash for changes in working capital in 2012, compared to 2011, was primarily due to an increased use of cash for prepaid expenses and less cash provided by accrued expenses, partially offset by a reduced use of cash for inventories. Cash used for prepaid expenses increased in 2012, compared to 2011, due to Kroger prefunding $250 million of employee benefits at the end of 2012. These amounts are also net of cash contributions to our Company-sponsored defined benefit pension plans totaling $100 million in 2013, $71 million in 2012 and $52 million in 2011.

     The amount of cash paid for income taxes increased in 2013, compared to 2012, primarily due to additional deductions taken in 2012 related to the funding of our pension contributions and union health benefits. The amount of cash paid for income taxes increased in 2012, compared to 2011, primarily due to an increase in net earnings including non-controlling interests.

     Net cash used by investing activities

     Cash used by investing activities was $4.8 billion in 2013, compared to $2.2 billion in 2012 and $1.9 billion in 2011. The amount of cash used by investing activities increased in 2013, compared to 2012, due to increased payments for capital investments and acquisitions. The amount of cash used by investing activities increased in 2012, compared to 2011, due to increased payments for capital investments and acquisitions. Capital investments, including changes in construction-in-progress payables and excluding acquisitions, were $2.4 billion in 2013, $2.1 billion in 2012 and $2.0 billion in 2011. Acquisitions were $2.3 billion in 2013, $122 million in 2012 and $51 million in 2011. The increase in payments for acquisitions in 2013, compared to 2012 was primarily due to our merger with Harris Teeter. Refer to the “Capital Investments” section for an overview of our supermarket storing activity during the last three years.

     Net cash used by financing activities

     Financing activities provided (used) cash of $1.6 billion in 2013, ($600) million in 2012 and ($1.4) billion in 2011. The increase in cash provided by financing activities in 2013, compared to 2012, was primarily related to increased proceeds from the issuance of long-term debt, primarily to finance our merger with Harris Teeter, and a reduction in payments on long-term debt and treasury stock purchases, offset partially by net payments on our commercial paper program. The decrease in the amount of cash used for financing activities in 2012, compared to 2011, was primarily related to increased proceeds from the issuance of long-term debt and net borrowings from our commercial paper program, offset partially by payments on long-term debt. Proceeds from the issuance of long-term debt were $3.5 billion in 2013, $863 million in 2012 and $453 million in 2011. Proceeds (payments) provided from our commercial paper program were ($395) million in 2013, $1.3 billion in 2012 and $370 million in 2011. Please refer to the “Debt Management” section for additional information. We repurchased $609 million of Kroger common shares in 2013, compared to $1.3 billion in 2012 and $1.5 billion in 2011. We paid dividends totaling $319 million in 2013, $267 million in 2012 and $257 million in 2011.

   Debt Management

     Total debt, including both the current and long-term portions of capital lease and lease-financing obligations increased $2.4 billion to $11.3 billion as of year-end 2013, compared to 2012. The increase in 2013, compared to 2012, resulted from the issuance of (i) $600 million of senior notes bearing an interest rate of 3.85%, (ii) $400 million of senior notes bearing an interest rate of 5.15%, (iii) $500 million of senior notes bearing an interest rate of 3-month London Inter-Bank Offering Rate (“LIBOR”) plus 53 basis points, (iv) $300 million of senior notes bearing an interest rate of 1.2%, (v) $500 million of senior notes bearing an interest rate of 2.3%, (vi) $700 million of senior notes bearing an interest rate of 3.3%, and (vii) $500 million of senior notes bearing an interest rate of 4.0%, offset partially by a reduction in commercial paper of $395 million and payments at maturity of $400 million of senior notes bearing an interest rate of 5.0% and $600 million of senior notes bearing an interest rate of 7.5%. This increase in financing obligations was due to partially funding our merger with Harris Teeter, refinancing our debt maturities in 2013 and replacing the senior notes that matured in fourth quarter of 2012, offset partially by the payment at maturity of our $400 million of senior notes bearing an interest rate of 5.0%, $600 million of senior notes bearing an interest rate of 7.5% and a reduction in commercial paper of $395 million.

     Total debt, including both the current and long-term portions of capital leases and lease-financing obligations increased $714 million to $8.9 billion as of year-end 2012, compared to 2011. The increase in 2012, compared to 2011, resulted from increased borrowings of $1.3 billion of commercial paper supported by our credit facility and the issuance of (i) $500 million of senior notes bearing an interest rate of 3.4% and (ii) $350 million of senior notes bearing an interest rate of 5.0%, offset partially by payments at maturity of (i) $491 million of senior notes bearing an interest rate of 6.75%, (ii) $346 million of senior notes bearing an interest rate of 6.2% and (iii) $500 million of senior notes bearing an interest rate of 5.5%. This increase in financing obligations was primarily to fund our $258 million UFCW consolidated pension plan contribution in the fourth quarter of 2012, prefunding $250 million of employee benefit costs at the end of 2012, to repurchase common shares, pay at maturity $500 million of senior notes bearing an interest rate of 5.5% and purchase of a specialty pharmacy.

   Liquidity Needs

     We estimate our liquidity needs over the next twelve-month period to be approximately $4.5 billion, which includes anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments of debt and commercial paper, offset by cash and temporary cash investments on hand at the end of 2013. Based on current operating trends, we believe that cash flows from operating activities and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet our liquidity needs for the next twelve months and for the foreseeable future beyond the next twelve months. We have approximately $1.2 billion of commercial paper and $300 million of senior notes maturing in the next twelve months, which is included in the $4.5 billion in estimated liquidity needs. We expect to refinance this debt, in 2014, by issuing additional senior notes or commercial paper on favorable terms based on our past experience. We also currently plan to continue repurchases of common shares under the Company’s share repurchase programs. We may use our commercial paper program to fund debt maturities during 2014 but do not currently expect to use the program permanently. We believe we have adequate coverage of our debt covenants to continue to maintain our current debt ratings and to respond effectively to competitive conditions.

   Factors Affecting Liquidity

     We can currently borrow on a daily basis approximately $2 billion under our commercial paper (“CP”) program. At February 1, 2014, we had $1.2 billion of CP borrowings outstanding. CP borrowings are backed by our credit facility, and reduce the amount we can borrow under the credit facility. If our short-term credit ratings fall, the ability to borrow under our current CP program could be adversely affected for a period of time and increase our interest cost on daily borrowings under our CP program. This could require us to borrow additional funds under the credit facility, under which we believe we have sufficient capacity. However, in the event of a ratings decline, we do not anticipate that our borrowing capacity under our CP program would be any lower than $500 million on a daily basis. Although our ability to borrow under the credit facility is not affected by our credit rating, the interest cost on borrowings under the credit facility could be affected by an increase in our Leverage Ratio. As of March 28, 2014, we had $665 million of CP borrowings outstanding. The decrease as of March 28, 2014, compared to year-end 2013, was due to applying cash from operations against our year-end CP outstanding borrowings.

     Our credit facility requires the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facility. These financial covenants and ratios are described below:

  Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facility) was 2.30 to 1 as of February 1, 2014. If this ratio were to exceed 3.50 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired. In addition, our Applicable Margin on borrowings is determined by our Leverage Ratio.

  Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facility) was 4.83 to 1 as of February 1, 2014. If this ratio fell below 1.70 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

     Our credit agreement is more fully described in Note 6 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2013.

     The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of February 1, 2014 (in millions of dollars):

	2014	2015	2016	2017	2018	Thereafter	Total
Contractual Obligations (1) (2)
Long-term debt (3)	$1,616	$524	$1,267	$708	$1,003	$5,662	$10,780
Interest on long-term debt (4)	427	364	349	321	278	1,352	3,091
Capital lease obligations	62	57	53	52	43	349	616
Operating lease obligations	832	770	708	634	563	3,101	6,608
Low-income housing obligations	3	—	—	—	—	—	3
Financed lease obligations	13	13	13	13	13	111	176
Self-insurance liability (5)	224	131	88	52	26	48	569
Construction commitments	313	—	—	—	—	—	313
Purchase obligations	549	135	82	57	39	87	949
Total	$4,039	$1,994	$2,560	$1,837	$1,965	$10,710	$23,105

Other Commercial Commitments
Standby letters of credit	$209	$—	$—	$—	$—	$—	$209
Surety bonds	310	—	—	—	—	—	310
Total	$519	$—	$—	$—	$—	$—	$519
____________________

(1)	The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled approximately $125 million in 2013. This table also excludes contributions under various multi-employer pension plans, which totaled $228 million in 2013.

(2)	The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing of future tax settlements cannot be determined.

(3)	As of February 1, 2014, we had $1.2 billion of borrowings of commercial paper and no borrowings under our credit agreement and money market lines.

(4)	Amounts include contractual interest payments using the interest rate as of February 1, 2014, and stated fixed and swapped interest rates, if applicable, for all other debt instruments.

(5)	The amounts included in the contractual obligations table for self-insurance liability related to workers’ compensation claims have been stated on a present value basis.

     Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

     Our purchase obligations include commitments, many of which are short-term in nature, to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties and outside service contracts. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

     As of February 1, 2014, we maintained a $2 billion (with the ability to increase by $500 million), unsecured revolving credit facility that, unless extended, terminates on January 25, 2017. Outstanding borrowings under the credit agreement and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit agreement. In addition to the credit agreement, we maintain two uncommitted money market lines totaling $75 million in the aggregate. The money market lines allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of February 1, 2014, we had $1.2 billion of borrowings of commercial paper and no borrowings under our credit agreement and money market lines. The outstanding letters of credit that reduce funds available under our credit agreement totaled $12 million as of February 1, 2014.

     In addition to the available credit mentioned above, as of February 1, 2014, we had authorized for issuance $2.5 billion of securities under a shelf registration statement filed with the SEC and effective on December 13, 2013.

     We also maintain surety bonds related primarily to our self-insured workers’ compensation claims. These bonds are required by most states in which we are self-insured for workers’ compensation and are placed with predominately third-party insurance providers to insure payment of our obligations in the event we are unable to meet our claim payment obligations up to our self-insured retention levels. These bonds do not represent liabilities of Kroger, as we already have reserves on our books for the claims costs. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of, or access to, such bonds. Although we do not believe increased costs or decreased availability would significantly affect our ability to access these surety bonds, if this does become an issue, we would issue letters of credit, in states where allowed, against our credit facility to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facility.

     We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund contribution obligations and withdrawal liabilities.

     In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to Kroger; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While Kroger’s aggregate indemnification obligation could result in a material liability, we are not aware of any current matter that could result in a material liability.

Outlook

     This discussion and analysis contains certain forward-looking statements about Kroger’s future performance, including Harris Teeter. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements are indicated by words such as “comfortable,” “committed,” “will,” “expect,” “goal,” “should,” “intend,” “target,” “believe,” “anticipate,” “plan,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

     Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

  We expect net earnings per diluted share in the range of $3.14-$3.25 for fiscal year 2014.

  In 2014, we expect net earnings per diluted share growth of 10 – 14%, which includes the expected accretion to net earnings from the Harris Teeter merger. Thereafter, we would expect to return to our 8 – 11% long-term growth rate.

  We expect identical supermarket sales growth, excluding fuel sales, of 2.5%-3.5% in fiscal year 2014.

  We expect full-year FIFO non-fuel operating margin for 2014 to expand slightly compared to 2013, excluding the 2013 adjusted items.

  For 2014, we expect our annualized LIFO charge to be approximately $55 million.

  For 2014, we expect interest expense to be approximately $490 million.

  We plan to use cash flow primarily for capital investments, to improve our current debt coverage ratios, to pay cash dividends and to repurchase stock.

  We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

  We expect capital investments for 2014 to increase to approximately $2.8 - $3.0 billion, excluding mergers, acquisitions and purchases of leased facilities. We also expect capital investments to increase incrementally $200 million each year over the next few years, excluding mergers, acquisitions and purchases of leased facilities, to accomplish our strategy. We expect total food store square footage for 2014 to grow approximately 1.8% before mergers, acquisitions and operational closings.

  For 2014, we expect our effective tax rate to be approximately 35.0%, excluding the unexpected effect of the resolution of any tax issues and benefits from certain tax items.

  We do not anticipate goodwill impairments in 2014.

  For 2014, we expect to contribute approximately $250 million to multi-employer pension funds. We continue to evaluate our potential exposure to under-funded multi-employer pension plans. Although these liabilities are not a direct obligation or liability of Kroger, any commitments to fund certain multi-employer plans will be expensed when our commitment is probable and an estimate can be made.

  In 2014, we will negotiate agreements with the UFCW for store associates in Cincinnati, Atlanta, Southern California, New Mexico, Richmond/Hampton Roads, West Virginia and Arizona, and an agreement with the Teamsters covering several distribution and manufacturing facilities. These negotiations will be challenging, as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care. Also, we must address the underfunding of multi-employer pension plans.

     Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include:

  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates. Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us, or in the event that natural disasters or weather conditions interfere with the ability of our lenders to lend to us. Our ability to refinance maturing debt may be affected by the state of the financial markets.

  Our ability to use cash flow to continue to maintain our investment grade debt rating and repurchase shares, pay dividends and fund capital investments, could be affected by unanticipated increases in net total debt, our inability to generate cash flow at the levels anticipated, and our failure to generate expected earnings.

  Our ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the effect of brand prescription drugs going off patent; our ability to retain additional pharmacy sales from third party payors; natural disasters or adverse weather conditions; the success of our future growth plans; and the successful integration of Harris Teeter. The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, increased competitive activity, and cautious spending behavior of our customers. Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

  During the first three quarters of our fiscal year, our LIFO charge and the recognition of LIFO expense will be affected primarily by estimated year-end changes in product costs. Our LIFO charge for the fiscal year will be affected primarily by changes in product costs at year-end.

  If actual results differ significantly from anticipated future results for certain reporting units including variable interest entities, an impairment loss for any excess of the carrying value of the reporting units’ goodwill over the implied fair value would have to be recognized.

  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

  The actual amount of automatic and matching cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of participants, savings rate, compensation as defined by the plan, and length of service of participants.

  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross profit margins decline as gasoline sales increase.

     We cannot fully foresee the effects of changes in economic conditions on Kroger’s business. We have assumed economic and competitive situations will not change significantly in 2014.

     Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives. We undertake no obligation to update the forward-looking information contained in this filing.

Report of Independent Registered Public Accounting Firm

To the Shareowners and Board of Directors of
The Kroger Co.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, cash flows and changes in shareowners’ equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at February 1, 2014 and February 2, 2013, and the results of their operations and their cash flows for each of the three years in the period ended February 1, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 1, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Harris Teeter Supermarkets, Inc. from its assessment of internal control over financial reporting as of February 1, 2014 because it was acquired by the Company in a purchase business combination on January 28, 2014. We have also excluded Harris Teeter Supermarkets, Inc. from our audit of internal control over financial reporting. Harris Teeter Supermarkets, Inc. is a wholly-owned subsidiary whose total assets and total revenues represent 12% and less than 1%, respectively, of the related consolidated financial statement amounts as of and for the year ended February 1, 2014.

Cincinnati, Ohio
April 1, 2014

THE KROGER CO.

Consolidated Balance Sheets

	February 1,	February 2,
(In millions, except par values)	2014	2013
ASSETS
Current assets
Cash and temporary cash investments	$401	$238
Store deposits in-transit	958	955
Receivables	1,116	1,051
FIFO inventory	6,801	6,244
LIFO reserve	(1,150)	(1,098)
Prepaid and other current assets	704	569
Total current assets	8,830	7,959
Property, plant and equipment, net	16,893	14,848
Intangibles, net	702	130
Goodwill	2,135	1,234
Other assets	721	463
Total Assets	$29,281	$24,634
LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases
and financing obligations	$1,657	$2,734
Trade accounts payable	4,881	4,484
Accrued salaries and wages	1,150	1,017
Deferred income taxes	248	288
Other current liabilities	2,769	2,538
Total current liabilities	10,705	11,061
Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and
financing obligations	9,654	6,141
Adjustment to reflect fair-value interest rate hedges	(1)	4
Long-term debt including obligations under capital leases and financing obligations	9,653	6,145
Deferred income taxes	1,381	796
Pension and postretirement benefit obligations	901	1,291
Other long-term liabilities	1,246	1,127
Total Liabilities	23,886	20,420

Commitments and contingencies (see Note 13)

SHAREOWNERS’ EQUITY
Preferred shares, $100 par per share, 5 shares authorized and unissued	—	—
Common shares, $1 par per share, 1,000 shares authorized;
959 shares issued in 2013 and 2012	959	959
Additional paid-in capital	3,549	3,451
Accumulated other comprehensive loss	(464)	(753)
Accumulated earnings	10,981	9,787
Common stock in treasury, at cost, 451 shares in 2013 and 445 shares in 2012	(9,641)	(9,237)
Total Shareowners’ Equity - The Kroger Co.	5,384	4,207
Noncontrolling interests	11	7
Total Equity	5,395	4,214
Total Liabilities and Equity	$29,281	$24,634

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statements of Operations

Years Ended February 1, 2014, February 2, 2013 and January 28, 2012

	2013	2012	2011
(In millions, except per share amounts)	(52 weeks)	(53 weeks)	(52 weeks)
Sales	$98,375	$96,619	$90,269
Merchandise costs, including advertising, warehousing, and
transportation, excluding items shown separately below	78,138	76,726	71,389
Operating, general and administrative	15,196	14,849	15,345
Rent	613	628	619
Depreciation	1,703	1,652	1,638
Operating Profit	2,725	2,764	1,278
Interest expense	443	462	435
Earnings before income tax expense	2,282	2,302	843
Income tax expense	751	794	247
Net earnings including noncontrolling interests	1,531	1,508	596
Net earnings (loss) attributable to noncontrolling interests	12	11	(6)
Net earnings attributable to The Kroger Co.	$1,519	$1,497	$602
Net earnings attributable to The Kroger Co. per basic common share	$2.93	$2.78	$1.01
Average number of common shares used in basic calculation	514	533	590
Net earnings attributable to The Kroger Co. per diluted common share	$2.90	$2.77	$1.01
Average number of common shares used in diluted calculation	520	537	593
Dividends declared per common share	$0.63	$0.53	$0.44

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statements of Comprehensive Income

Years Ended February 1, 2014, February 2, 2013 and January 28, 2012

	2013	2012	2011
(In millions)	(52 weeks)	(53 weeks)	(52 weeks)
Net earnings including noncontrolling interests	$1,531	$1,508	$596
Other comprehensive income (loss)
Unrealized gain on available for sale securities, net of income tax (1)	5	—	2
Change in pension and other postretirement defined benefit plans,
net of income tax (2)	295	75	(271)
Unrealized gains and losses on cash flow hedging activities,
net of income tax (3)	(12)	13	(26)
Amortization of unrealized gains and losses on cash flow hedging
activities, net of income tax (4)	1	3	1
Total other comprehensive income (loss)	289	91	(294)
Comprehensive income	1,820	1,599	302
Comprehensive income (loss) attributable to noncontrolling interests	12	11	(6)
Comprehensive income attributable to The Kroger Co.	$1,808	$1,588	$308
____________________

(1)	Amount is net of tax of $3 in 2013 and $1 in 2011.

(2)	Amount is net of tax of $173 in 2013, $45 in 2012 and $(154) in 2011.

(3)	Amount is net of tax of $(8) in 2013, $7 in 2012 and $(15) in 2011.

(4)	Amount is net of tax of $1 in 2013, $2 in 2012 and $1 in 2011.

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statements of Cash Flows

Years Ended February 1, 2014, February 2, 2013 and January 28, 2012

	2013	2012	2011
(In millions)	(52 weeks)	(53 weeks)	(52 weeks)
Cash Flows From Operating Activities:
Net earnings including noncontrolling interests	$1,531	$1,508	$596
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,703	1,652	1,638
Asset impairment charge	39	18	37
LIFO charge	52	55	216
Stock-based employee compensation	107	82	81
Expense for Company-sponsored pension plans	74	89	70
Deferred income taxes	72	176	31
Other	47	23	3
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	25	(169)	(120)
Inventories	(131)	(78)	(361)
Receivables	(8)	(126)	(63)
Prepaid expenses	(49)	(257)	52
Trade accounts payable	3	67	83
Accrued expenses	77	67	215
Income taxes receivable and payable	(47)	164	(106)
Contribution to Company-sponsored pension plans	(100)	(71)	(52)
Other	(15)	(367)	338
Net cash provided by operating activities	3,380	2,833	2,658
Cash Flows From Investing Activities:
Payments for property and equipment, including payments for lease buyouts	(2,330)	(2,062)	(1,898)
Proceeds from sale of assets	24	49	51
Payments for acquisitions	(2,344)	(122)	(51)
Other	(121)	(48)	(10)
Net cash used by investing activities	(4,771)	(2,183)	(1,908)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	3,548	863	453
Payments on long-term debt	(1,060)	(1,445)	(547)
Net (payments) borrowings of commercial paper	(395)	1,275	370
Proceeds from issuance of capital stock	196	110	118
Treasury stock purchases	(609)	(1,261)	(1,547)
Dividends paid	(319)	(267)	(257)
Net increase in book overdrafts	193	121	19
Other	—	4	4
Net cash provided (used) by financing activities	1,554	(600)	(1,387)
Net increase (decrease) in cash and temporary cash investments	163	50	(637)
Cash and temporary cash investments:
Beginning of year	238	188	825
End of year	$401	$238	$188
Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,330)	$(2,062)	$(1,898)
Payments for lease buyouts	108	73	60
Changes in construction-in-progress payables	(83)	(1)	(60)
Total capital investments, excluding lease buyouts	$(2,305)	$(1,990)	$(1,898)
Disclosure of cash flow information:
Cash paid during the year for interest	$401	$438	$457
Cash paid during the year for income taxes	$679	$468	$296

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statement of Changes in Shareowners’ Equity

Years Ended February 1, 2014, February 2, 2013 and January 28, 2012

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated	Noncontrolling
(In millions, except per share amounts)	Shares	Amount	Capital	Shares	Amount	Gain (Loss)	Earnings	Interest	Total
Balances at January 29, 2011	959	$959	$3,394	339	$(6,732)	$(550)	$8,225	$2	$5,298
Issuance of common stock:
Stock options exercised	—	—	—	(6)	118	—	—	—	118
Restricted stock issued	—	—	(55)	(2)	34	—	—	—	(21)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	61	(1,420)	—	—	—	(1,420)
Stock options exchanged	—	—	—	6	(127)	—	—	—	(127)
Share-based employee compensation	—	—	81	—	—	—	—	—	81
Other comprehensive loss net of income
tax of $(167)	—	—	—	—	—	(294)	—	—	(294)
Other	—	—	7	—	(5)	—	—	(11)	(9)
Cash dividends declared
($0.44 per common share)	—	—	—	—	—	—	(256)	—	(256)
Net earnings (loss) including non-controlling
interests	—	—	—	—	—	—	602	(6)	596
Balances at January 28, 2012	959	$959	$3,427	398	$(8,132)	$(844)	$8,571	$(15)	$3,966
Issuance of common stock:
Stock options exercised	—	—	—	(7)	110	—	—	—	110
Restricted stock issued	—	—	(59)	(2)	40	—	—	—	(19)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	51	(1,165)	—	—	—	(1,165)
Stock options exchanged	—	—	—	5	(96)	—	—	—	(96)
Share-based employee compensation	—	—	82	—	—	—	—	—	82
Other comprehensive gain net of income tax
of $54	—	—	—	—	—	91	—	—	91
Other	—	—	1	—	6	—	—	11	18
Cash dividends declared
($0.53 per common share)	—	—	—	—	—	—	(281)	—	(281)
Net earnings including non-controlling interests	—	—	—	—	—	—	1,497	11	1,508
Balances at February 2, 2013	959	$959	$3,451	445	$(9,237)	$(753)	$9,787	$7	$4,214
Issuance of common stock:
Stock options exercised	—	—	—	(9)	196	—	—	—	196
Restricted stock issued	—	—	(60)	(2)	26	—	—	—	(34)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	9	(338)	—	—	—	(338)
Stock options exchanged	—	—	—	8	(271)	—	—	—	(271)
Share-based employee compensation	—	—	107	—	—	—	—	—	107
Other comprehensive gain net of income tax
of $169	—	—	—	—	—	289	—	—	289
Other	—	—	51	—	(17)	—	—	(8)	26
Cash dividends declared
($0.63 per common share)	—	—	—	—	—	—	(325)	—	(325)
Net earnings including non-controlling interests	—	—	—	—	—	—	1,519	12	1,531
Balances at February 1, 2014	959	$959	$3,549	451	$(9,641)	$(464)	$10,981	$11	$5,395

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

All dollar amounts are in millions except share and per share amounts.

Certain prior-year amounts have been reclassified to conform to current year presentation.

1. Accounting Policies

     The following is a summary of the significant accounting policies followed in preparing these financial statements.

   Description of Business, Basis of Presentation and Principles of Consolidation

     The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of February 1, 2014, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company, its wholly-owned subsidiaries and the Variable Interest Entities (“VIEs”) in which the Company is the primary beneficiary. Significant intercompany transactions and balances have been eliminated.

     Certain revenue transactions previously reported in sales and merchandise costs in the Consolidated Statements of Operations are now reported net within sales. Certain prior year amounts have been revised or reclassified to conform to the current year presentation. These amounts were not material to the prior periods.

   Fiscal Year

     The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week periods ended February 1, 2014 and January 28, 2012 and the 53-week period ended February 2, 2013.

   Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

   Inventories

     Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 95% and 96% of inventories for 2013 and 2012, respectively, were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $1,150 at February 1, 2014 and $1,098 at February 2, 2013. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

     The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory. In addition, substantially all of the Company’s inventory consists of finished goods and is recorded at actual purchase costs (net of vendor allowances and cash discounts).

     The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

Notes to Consolidated Financial Statements, Continued

   Property, Plant and Equipment

     Property, plant and equipment are recorded at cost or, in the case of assets acquired in a business combination, at fair value. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. All new purchases of store equipment are assigned lives varying from three to nine years. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which varies from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Information technology assets are generally depreciated over five years. Depreciation expense was $1,703 in 2013, $1,652 in 2012 and $1,638 in 2011.

     Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

   Deferred Rent

     The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company’s Consolidated Balance Sheets.

   Goodwill

     The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The Company performs reviews of each of its operating divisions and variable interest entities (collectively, our reporting units) that have goodwill balances. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2013, 2012 and 2011 are summarized in Note 3 to the Consolidated Financial Statements.

   Impairment of Long-Lived Assets

     The Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If the Company identifies impairment for long-lived assets to be held and used, the Company compares the assets’ current carrying value to the assets’ fair value. Fair value is based on current market values or discounted future cash flows. The Company records impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for sale, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. The Company recorded asset impairments in the normal course of business totaling $39, $18 and $37 in 2013, 2012 and 2011, respectively. Costs to reduce the carrying value of long-lived assets for each of the years presented have been included in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

Notes to Consolidated Financial Statements, Continued

   Store Closing Costs

     The Company provides for closed store liabilities relating to the present value of the estimated remaining non-cancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

     Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with the Company’s policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

     The following table summarizes accrual activity for future lease obligations of stores that were closed in the normal course of business and assumed in the merger with Harris Teeter Supermarkets, Inc. (“Harris Teeter”):

Future Lease
Obligations
Balance at January 28, 2012	$55
Additions	6
Payments	(10)
Other	(7)
Balance at February 2, 2013	44
Additions	7
Payments	(9)
Other	(2)
Assumed from Harris Teeter	18
Balance at February 1, 2014	$58

   Interest Rate Risk Management

     The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 7.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 7.

Notes to Consolidated Financial Statements, Continued

   Benefit Plans and Multi-Employer Pension Plans

     The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized as part of net periodic benefit cost are required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). All plans are measured as of the Company’s fiscal year end.

     The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 15 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

     The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 16 for additional information regarding the Company’s participation in these various multi-employer plans and the United Food and Commercial Workers International Union (“UFCW”) consolidated fund.

     The Company administers and makes contributions to the employee 401(k) retirement savings accounts. Contributions to the employee 401(k) retirement savings accounts are expensed when contributed. Refer to Note 15 for additional information regarding the Company’s benefit plans.

   Stock Based Compensation

     The Company accounts for stock options under fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, the Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse.

   Deferred Income Taxes

     Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 5 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

   Uncertain Tax Positions

     The Company reviews the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in its consolidated financial statements. Refer to Note 5 for the amount of unrecognized tax benefits and other related disclosures related to uncertain tax positions.

     Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of February 1, 2014, the Internal Revenue Service had concluded its field examination of

Notes to Consolidated Financial Statements, Continued

the Company’s 2008 and 2009 federal tax returns. The Company has filed an administrative appeal with the Internal Revenue Service protesting certain adjustments proposed by the Internal Revenue Service as a result of their field work.

     The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

   Self-Insurance Costs

     The Company is primarily self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

     The following table summarizes the changes in the Company’s self-insurance liability through February 1, 2014.

	2013	2012	2011
Beginning balance	$537	$529	$514
Expense	220	215	215
Claim payments	(215)	(207)	(200)
Assumed from Harris Teeter	27	—	—
Ending balance	569	537	529
Less: Current portion	(224)	(205)	(197)
Long-term portion	$345	$332	$332

     The current portion of the self-insured liability is included in “Other current liabilities,” and the long-term portion is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

     The Company maintains surety bonds related to self-insured workers’ compensation claims. These bonds are required by most states in which the Company is self-insured for workers’ compensation and are placed with third-party insurance providers to insure payment of our obligations in the event the Company is unable to meet its claim payment obligations up to its self-insured retention levels. These bonds do not represent liabilities of the Company, as the Company has recorded reserves for the claim costs.

     The Company is similarly self-insured for property-related losses. The Company maintains stop loss coverage to limit its property loss exposures including coverage for earthquake, wind, flood and other catastrophic events.

   Revenue Recognition

     Revenues from the sale of products are recognized at the point of sale. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. The Company records a receivable from the vendor for the difference in sales price and cash received. Pharmacy sales are recorded when provided to the customer. Sales taxes are recorded as other accrued liabilities and not as a component of sales. The Company does not recognize a sale when it sells its own gift cards and gift certificates. Rather, it records a deferred liability equal to the amount received. A sale is then recognized when the gift card or gift certificate is redeemed to purchase the Company’s products. Gift card and certificate breakage is recognized when redemption is deemed remote and there is no legal obligation to remit the value of the unredeemed gift card. The amount of breakage has not been material for 2013, 2012 and 2011.

Notes to Consolidated Financial Statements, Continued

   Merchandise Costs

     The “Merchandise costs” line item of the Consolidated Statements of Operations includes product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

     Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

     The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

     The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product cost by item and, therefore, reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and, therefore, recognized as the product is sold.

   Advertising Costs

     The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $587 in 2013, $553 in 2012 and $532 in 2011. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

   Cash, Temporary Cash Investments and Book Overdrafts

     Cash and temporary cash investments represent store cash and short-term investments with original maturities of less than three months. Book overdrafts are included in trade accounts payable and accrued salaries and wages.

   Deposits In-Transit

     Deposits in-transit generally represent funds deposited to the Company’s bank accounts at the end of the year related to sales, a majority of which were paid for with debit cards, credit cards and checks, to which the Company does not have immediate access but that settle within a few days of the sales transaction.

   Consolidated Statements of Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments.

Notes to Consolidated Financial Statements, Continued

   Segments

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent over 99% of the Company’s consolidated sales and EBITDA, are its only reportable segment. The Company’s retail operating divisions have been aggregated into one reportable segment due to the operating divisions having similar economic characteristics with similar long-term financial performance. In addition, the Company’s operating divisions offer to its customers similar products, have similar distribution methods, operate in similar regulatory environments, purchase the majority of the Company’s merchandise for retail sale from similar (and in many cases identical) vendors on a coordinated basis from a centralized location, serve similar types of customers, and are allocated capital from a centralized location. The Company’s operating divisions reflect the manner in which the business is managed and how the Company’s Chief Executive Officer and Chief Operating Officer, who act as the Company’s chief operating decision makers, assess performance internally. All of the Company’s operations are domestic.

     The following table presents sales revenue by type of product for 2013, 2012 and 2011.

	2013		2012		2011
	Amount	% of total	Amount	% of total	Amount	% of total
Non Perishable (1)	$49,229	50.0%	$48,663	50.4%	$46,494	51.5%
Perishable (2)	20,625	21.0%	19,761	20.5%	18,588	20.6%
Fuel	18,962	19.3%	18,896	19.5%	16,901	18.7%
Pharmacy	8,073	8.2%	8,018	8.3%	7,322	8.1%
Other (3)	1,486	1.5%	1,281	1.3%	964	1.1%
Total Sales and other revenue	$98,375	100.0%	$96,619	100.0%	$90,269	100.0%
____________________

(1)	Consists primarily of grocery, general merchandise, health and beauty care and natural foods.

(2)	Consists primarily of produce, floral, meat, seafood, deli and bakery.

(3)	Consists primarily of jewelry store sales, outside manufacturing sales and sales from entities not controlled by the Company.

2. Merger

     On January 28, 2014, the Company closed its merger with Harris Teeter by purchasing 100% of the Harris Teeter outstanding common stock for $2,436. The merger allows us to expand into the fast-growing southeastern and mid-Atlantic markets and into Washington, D.C. The merger was accounted for under the purchase method of accounting and was financed through a combination of commercial paper and long-term debt (see Note 6). In a business combination, the purchase price is allocated to assets acquired and liabilities assumed based on their fair values, with any excess of purchase price over fair value recognized as goodwill. In addition to recognizing the assets and liabilities on the acquired company’s balance sheet, the Company reviews supply contracts, leases, financial instruments, employment agreements and other significant agreements to identify potential assets or liabilities that require recognition in connection with the application of acquisition accounting under ASC 805. Intangible assets are recognized apart from goodwill when the asset arises from contractual or other legal rights, or are separable from the acquired entity such that they may be sold, transferred, licensed, rented or exchanged either on a standalone basis or in combination with a related contract, asset or liability.

Notes to Consolidated Financial Statements, Continued

     Pending the finalization of the Company’s valuations and other items, the following table summarizes the preliminary fair values of the assets acquired and liabilities assumed:

January 28,
2014
ASSETS
Cash and temporary cash investments	$92
Store deposits in-transit	28
Receivables	41
FIFO inventory	426
Prepaid and other current assets	31
Total current assets	618
Property, plant and equipment	1,328
Intangibles	558
Other assets	238
Total Assets, excluding Goodwill	2,742
LIABILITIES
Current portion of long-term debt including obligations under
capital leases and financing obligations	(7)
Trade accounts payable	(202)
Accrued salaries and wages	(47)
Deferred income taxes	(20)
Other current liabilities	(159)
Total current liabilities	(435)
Fair-value of long-term debt including obligations under
capital leases and financing obligations	(252)
Deferred income taxes	(285)
Pension and postretirement benefit obligations	(98)
Other long-term liabilities	(137)
Total Liabilities	(1,207)
Total Identifiable Net Assets	1,535
Goodwill	901
Total Purchase Price	$2,436

     Of the $558 allocated to intangible assets, $430 relates to the Harris Teeter trade name, to which we assigned an indefinite life and, therefore, will not be amortized. The Company also recorded $53 and $75 related to pharmacy prescription files and favorable leasehold interests, respectively. The Company will amortize the pharmacy prescription files and favorable leasehold interests over seven and 24 years, respectively. The goodwill recorded as part of the merger was attributable to the assembled workforce of Harris Teeter and operational synergies expected from the merger, as well as any intangible assets that do not qualify for separate recognition. The transaction was treated as a stock purchase for income tax purposes. The assets acquired and liabilities assumed as part of the merger did not result in a step up of the tax basis and goodwill is not expected to be deductible for tax purposes. The above amounts represent the preliminary allocation of the purchase price, and are subject to revision when the resulting valuations of property and intangible assets are finalized, which will occur prior to January 28, 2015. Due to the timing of the merger closing late in the year, the revenue and earnings of Harris Teeter in 2013 were not material.

Notes to Consolidated Financial Statements, Continued

     Pro forma results of operations, assuming the transaction had taken place at the beginning of 2012, are included in the following table. The pro forma information includes historical results of operations of Harris Teeter and adjustments for interest expense that would have been incurred due to financing the acquisition, depreciation and amortization of the assets acquired and excludes the pre-acquisition transaction related expenses incurred by Harris Teeter and the Company. The pro forma information does not include efficiencies, cost reductions, synergies and investments in lower prices for our customers expected to result from the merger or immaterial acquisitions completed in 2012. The unaudited pro forma financial information is not necessarily indicative of the results that actually would have occurred had the merger been completed at the beginning of the 2012.

	Fiscal year ended	Fiscal year ended
	February 1, 2014	February 2, 2013
Sales	$103,202	$101,214
Net earnings including noncontrolling interests	1,664	1,584
Net earnings attributable to noncontrolling interests	12	11
Net earnings attributable to The Kroger Co.	$1,652	$1,573

3. Goodwill and Intangible Assets

     The following table summarizes the changes in the Company’s net goodwill balance through February 1, 2014.

	2013	2012
Balance beginning of year
Goodwill	$3,766	$3,670
Accumulated impairment losses	(2,532)	(2,532)
	1,234	1,138
Activity during the year
Acquisitions	901	96
Balance end of year
Goodwill	4,667	3,766
Accumulated impairment losses	(2,532)	(2,532)
	$2,135	$1,234

     In 2013, the Company acquired all the outstanding shares of Harris Teeter, a supermarket retailer in southeastern and mid-Atlantic markets and Washington, D.C., resulting in additional goodwill of $901. See Note 2 for additional information regarding the merger.

     In 2012, the Company acquired an interest in one of its suppliers and all the outstanding shares of Axium Pharmacy, a leading specialty pharmacy that provides specialized drug therapies and support services for patients with complex medical conditions, resulting in combined additional goodwill of $96.

     Testing for impairment must be performed annually, or on an interim basis upon the occurrence of a triggering event or a change in circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The annual evaluation of goodwill performed during the fourth quarter of 2013, 2012 and 2011 did not result in impairment.

     Based on current and future expected cash flows, the Company believes goodwill impairments are not reasonably likely. A 10% reduction in fair value of the Company’s reporting units would not indicate a potential for impairment of the Company’s remaining goodwill balance.

Notes to Consolidated Financial Statements, Continued

     The Company acquired definite and indefinite lived intangible assets totaling approximately $558 as a result of the merger with Harris Teeter. See Note 2 for additional information regarding the merger.

     The following table summarizes the Company’s intangible assets balance through February 1, 2014.

	2013		2012
	Gross carrying	Accumulated	Gross carrying	Accumulated
	amount	amortization (1)	amount	amortization (1)
Definite-lived favorable leasehold interests	$144	$(61)	$69	$(58)
Definite-lived pharmacy prescription files	95	(28)	45	(26)
Definite-lived other	78	(10)	54	(2)
Indefinite-lived trade name	430	—	—	—
Indefinite-lived liquor licenses	54	—	48	—
Total	$801	$(99)	$216	$(86)
____________________

(1)	Favorable leasehold interests are amortized to rent expense, pharmacy prescription files are amortized to merchandise costs and other intangibles are amortized to operating, general and administrative expense.

     Amortization expense associated with intangible assets totaled approximately $18, $13 and $12, during fiscal years 2013, 2012 and 2011, respectively. Future amortization expense associated with the net carrying amount of definite-lived intangible assets for the years subsequent to 2013 is estimated to be approximately:

2014	$28
2015	25
2016	22
2017	21
2018	20
Thereafter	102
Total future estimated amortization associated
with definite-lived intangible assets	$218

4. Property, Plant and Equipment, Net

     Property, plant and equipment, net consists of:

	2013	2012
Land	$2,639	$2,450
Buildings and land improvements	8,848	8,249
Equipment	11,037	10,267
Leasehold improvements	7,644	6,545
Construction-in-progress	1,520	1,239
Leased property under capital leases and financing obligations	691	593
Total property, plant and equipment	32,379	29,343
Accumulated depreciation and amortization	(15,486)	(14,495)
Property, plant and equipment, net	$16,893	$14,848

     Accumulated depreciation for leased property under capital leases was $339 at February 1, 2014 and $321 at February 2, 2013.

     Approximately $232 and $236, original cost, of Property, Plant and Equipment collateralized certain mortgages at February 1, 2014 and February 2, 2013, respectively.

Notes to Consolidated Financial Statements, Continued

5. Taxes Based on Income

     The provision for taxes based on income consists of:

	2013	2012	2011
Federal
Current	$638	$563	$146
Deferred	81	154	78
Subtotal federal	719	717	224
State and local
Current	42	46	42
Deferred	(10)	31	(19)
Subtotal state and local	32	77	23
Total	$751	$794	$247

     A reconciliation of the statutory federal rate and the effective rate follows:

	2013	2012	2011
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	0.9%	2.2%	1.8%
Credits	(1.3)%	(1.4)%	(3.6)%
Favorable resolution of issues	—	(0.5)%	(3.4)%
Domestic manufacturing deduction	(1.1)%	(0.5)%	(1.3)%
Other changes, net	(0.6)%	(0.3)%	0.8%
	32.9%	34.5%	29.3%

     The 2013 tax rate differed from the federal statutory rate primarily as a result of the utilization of tax credits, the Domestic Manufacturing Deduction and other changes, partially offset by the effect of state income taxes. The 2013 rate for state income taxes is lower than 2012 and 2011 due to an increase in state credits, including the benefit from filing amended returns to claim additional credits. The 2013 benefit from the Domestic Manufacturing Deduction increased from 2012 due to additional deductions taken in 2013, as well as the amendment of prior years’ tax returns to claim the additional benefit available in years still under review by the Internal Revenue Service. The 2011 effective tax rate was significantly lower than 2013 and 2012 due to the effect on pre-tax income of the UFCW consolidated pension plan charge of $953 ($591 after-tax) in 2011. The effect of the UFCW consolidated pension plan charge reduced pre-tax income thereby increasing the effect of credits and of the favorable resolution of tax issues on our 2011 effective tax rate.

Notes to Consolidated Financial Statements, Continued

     The tax effects of significant temporary differences that comprise tax balances were as follows:

	2013	2012
Current deferred tax assets:
Net operating loss and credit carryforwards	$4	$4
Compensation related costs	103	79
Other	15	—
Subtotal	122	83
Valuation allowance	(9)	(4)
Total current deferred tax assets	113	79
Current deferred tax liabilities:
Insurance related costs	(96)	(116)
Inventory related costs	(265)	(234)
Other	—	(17)
Total current deferred tax liabilities	(361)	(367)
Current deferred taxes	$(248)	$(288)
Long-term deferred tax assets:
Compensation related costs	$464	$564
Lease accounting	115	87
Closed store reserves	54	56
Insurance related costs	66	77
Net operating loss and credit carryforwards	103	82
Other	—	2
Subtotal	802	868
Valuation allowance	(38)	(28)
Total long-term deferred tax assets	764	840
Long-term deferred tax liabilities:
Depreciation	(2,128)	(1,636)
Other	(17)	—
Total long-term deferred tax liabilities	(2,145)	(1,636)
Long-term deferred taxes	$(1,381)	$(796)

     The long-term deferred tax liability for depreciation increased over the prior year due to the inclusion of Harris Teeter and an adjustment to the estimated tax depreciation used in the 2012 provision that resulted in a correction in the balance sheet between other current liabilities and long-term deferred income taxes in 2013. The amount of the correction was not material to any periods presented.

     At February 1, 2014, the Company had net operating loss carryforwards for state income tax purposes of $1,280. These net operating loss carryforwards expire from 2014 through 2032. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year. Further, based on the analysis described below, the Company has recorded a valuation allowance against some of the deferred tax assets resulting from its net operating losses.

     At February 1, 2014, the Company had state credit carryforwards of $34, most of which expire from 2014 through 2027. The utilization of certain of the Company’s credits may be limited in a given year. Further, based on the analysis described below, the Company has recorded a valuation allowance against some of the deferred tax assets resulting from its state credits.

Notes to Consolidated Financial Statements, Continued

     The Company regularly reviews all deferred tax assets on a tax filer and jurisdictional basis to estimate whether these assets are more likely than not to be realized based on all available evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and the Company’s tax methods of accounting. Unless deferred tax assets are more likely than not to be realized, a valuation allowance is established to reduce the carrying value of the deferred tax asset until such time that realization becomes more likely than not. Increases and decreases in these valuation allowances are included in “Income tax expense” in the Consolidated Statements of Operations.

     A reconciliation of the beginning and ending amount of unrecognized tax benefits, including positions impacting only the timing of tax benefits, is as follows:

	2013	2012	2011
Beginning balance	$299	$310	$285
Additions based on tax positions related to the current year	23	45	24
Reductions based on tax positions related to the current year	(10)	(9)	—
Additions for tax positions of prior years	17	1	24
Reductions for tax positions of prior years	(4)	(27)	(11)
Settlements	—	(21)	(12)
Ending balance	$325	$299	$310

     The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position.

     As of February 1, 2014, February 2, 2013 and January 28, 2012, the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $98, $70 and $81 respectively.

     To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense. During the years ended February 1, 2014, February 2, 2013 and January 28, 2012, the Company recognized approximately $10, $(8) and $(24), respectively, in interest and penalties (recoveries). The Company had accrued approximately $41 and $33 for the payment of interest and penalties as of February 1, 2014 and February 2, 2013, respectively.

     As of February 1, 2014, the Internal Revenue Service had concluded its field examination of the Company’s 2008 and 2009 federal tax returns and is currently auditing years 2010 and 2011. The 2010 and 2011 audits are expected to be completed in 2014. The Company has filed an administrative appeal with the Internal Revenue Service protesting certain adjustments proposed by the Internal Revenue Service as a result of their field work.

     On September 13, 2013, the U.S. Department of the Treasury and Internal Revenue Service released final tangible property regulations that provide guidance on the tax treatment regarding the deduction and capitalization of expenditures related to tangible property. These regulations are effective for tax years beginning on or after January 1, 2014. The Company is currently assessing these rules and their effect on its financial statements, and believes adoption of these regulations will not have an effect on net income and will not have a material effect on the reclassification between long-term deferred tax liabilities and current income tax liabilities.

Notes to Consolidated Financial Statements, Continued

6. Debt Obligations

     Long-term debt consists of:

	2013	2012
0.80% to 8.00% Senior notes due through 2043	$9,083	$6,587
5.00% to 12.75% Mortgages due in varying amounts through 2034	64	60
0.27% to 0.45% Commercial paper due through February 2014	1,250	1,645
Other	383	184
Total debt	10,780	8,476
Less current portion	(1,616)	(2,700)
Total long-term debt	$9,164	$5,776

     In 2013, the Company issued $600 of senior notes due in fiscal year 2023 bearing an interest rate of 3.85%, $400 of senior notes due in fiscal year 2043 bearing an interest rate of 5.15%, $500 of senior notes due in fiscal year 2016 bearing an interest rate of 3-month London Inter-Bank Offering Rate plus 53 basis points, $300 of senior notes due in fiscal year 2016 bearing an interest rate of 1.20%, $500 of senior notes due in fiscal year 2019 bearing an interest rate of 2.30%, $700 of senior notes due in fiscal year 2021 bearing an interest rate of 3.30% and $500 in senior notes due in fiscal year 2024 bearing an interest rate of 4.00%. In 2013, the Company repaid $400 of senior notes bearing an interest rate of 5.00% and $600 of senior notes bearing an interest rate of 7.50% upon their maturity.

     In 2012, the Company issued $500 of senior notes due in fiscal year 2022 bearing an interest rate of 3.40% and $350 of senior notes due in fiscal year 2042 bearing an interest rate of 5.00%. In 2012, the Company repaid upon their maturity $491 of senior notes bearing an interest rate of 6.75%, $346 of senior notes bearing an interest rate of 6.20% and $500 of senior notes bearing an interest rate of 5.50%.

     On January 25, 2012, the Company amended and extended its $2,000 unsecured revolving credit facility. The Company entered into the amended credit facility to amend and extend the Company’s existing credit facility which would have terminated on May 15, 2014. The amended credit facility provides for a $2,000 unsecured revolving credit facility (the “Credit Agreement”), with a termination date of January 25, 2017, unless extended as permitted under the Credit Agreement. The Company has the ability to increase the size of the Credit Agreement by up to an additional $500, subject to certain conditions.

     Borrowings under the Credit Agreement bear interest at the Company’s option, at either (i) LIBOR plus a market rate spread, based on the Company’s Leverage Ratio or (ii) the base rate, defined as the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%, plus a market rate spread based on the Company’s Leverage Ratio. The Company will also pay a Commitment Fee based on the Leverage Ratio and Letter of Credit fees equal to a market rate spread based on the Company’s Leverage Ratio. The Credit Agreement contains covenants, which, among other things, require the maintenance of a Leverage Ratio of not greater than 3.50:1.00 and a Fixed Charge Coverage Ratio of not less than 1.70:1.00. In the first quarter of 2012, the covenants were amended to exclude up to $1,000 in expense related to the Company’s commitment to fund the UFCW consolidated pension plan. The Company may repay the Credit Agreement in whole or in part at any time without premium or penalty. The Credit Agreement is not guaranteed by the Company’s subsidiaries.

     In addition to the Credit Agreement, the Company maintained two uncommitted money market lines totaling $75 in the aggregate. The money market lines allow the Company to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of February 1, 2014, the Company had $1,250 of borrowings of commercial paper, with a weighted average interest rate of 0.27%, and no borrowings under its Credit Agreement and money market lines. As of February 2, 2013, the Company had $1,645 of borrowings of commercial paper, with a weighted average interest rate of 0.45%, and no borrowings under its Credit Agreement and money market lines.

Notes to Consolidated Financial Statements, Continued

     As of February 1, 2014, the Company had outstanding letters of credit in the amount of $209, of which $12 reduces funds available under the Company’s Credit Agreement. The letters of credit are maintained primarily to support performance, payment, deposit or surety obligations of the Company.

     Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company, (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company or (iii) both a change of control and a below investment grade rating.

     The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2013, and for the years subsequent to 2013 are:

2014	$1,616
2015	524
2016	1,267
2017	708
2018	1,003
Thereafter	5,662
Total debt	$10,780

7. Derivative Financial Instruments

     GAAP defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings. Ineffective portions of fair value hedges, if any, are recognized in current period earnings.

     The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

   Interest Rate Risk Management

     The Company is exposed to market risk from fluctuations in interest rates. The Company manages its exposure to interest rate fluctuations through the use of a commercial paper program, interest rate swaps (fair value hedges) and forward-starting interest rate swaps (cash flow hedges). The Company’s current program relative to interest rate protection contemplates hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily outstanding borrowings to determine annual debt amounts subject to interest rate exposure, (ii) limit the average annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2,500 or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

Notes to Consolidated Financial Statements, Continued

     The Company reviews compliance with these guidelines annually with the Financial Policy Committee of the Board of Directors. These guidelines may change as the Company’s needs dictate.

   Fair Value Interest Rate Swaps

     The table below summarizes the outstanding interest rate swaps designated as fair value hedges as of February 1, 2014 and February 2, 2013.

	2013		2012
	Pay	Pay	Pay	Pay
	Floating	Fixed	Floating	Fixed
Notional amount	$100	$—	$475	$—
Number of contracts	2	—	6	—
Duration in years	4.94	—	1.41	—
Average variable rate	5.83%	—	3.29%	—
Average fixed rate	6.80%	—	5.38%	—
Maturity	December 2018		Between
			April 2013 and
			December 2018

     During the first quarter of 2013, four of the Company’s fair value swaps, with a notional amount aggregating $375, matured.

     The gain or loss on these derivative instruments as well as the offsetting gain or loss on the hedged items attributable to the hedged risk is recognized in current earnings as “Interest expense.” These gains and losses for 2013 and 2012 were as follows:

Year-To-Date
	February 1, 2014		February 2, 2013
Consolidated Statement of Operations	Gain/(Loss) on	Gain/(Loss) on	Gain/(Loss) on	Gain/(Loss) on
Classification	Swaps	Borrowings	Swaps	Borrowings
Interest Expense	$(3)	$4	$(24)	$16

     The following table summarizes the location and fair value of derivative instruments designated as fair value hedges on the Company’s Consolidated Balance Sheets:

	Asset Derivatives
	Fair Value
	February 1,	February 2,	Balance Sheet
Derivatives Designated as Fair Value Hedging Instruments	2014	2013	Location
Interest Rate Hedges	$(2)	$1	(Other Long-Term
			Liabilities)/Other
			Assets

   Cash Flow Forward-Starting Interest Rate Swaps

     As of February 1, 2014, the Company did not have any outstanding forward-starting interest rate swap agreements.

     As of February 2, 2013, the Company had 17 forward-starting interest rate swap agreements with maturity dates between April 2013 and January 2014 with an aggregate notional amount totaling $850. In 2012, the Company entered into seven of these forward-starting interest rate swap agreements with an aggregate notional amount totaling $350. A forward-starting interest rate swap is an agreement that effectively hedges the variability in future benchmark interest payments attributable to changes in interest rates on the forecasted issuance of fixed-rate debt. The Company entered into the forward-starting interest rate swaps

Notes to Consolidated Financial Statements, Continued

in order to lock in fixed interest rates on its forecasted issuances of debt in fiscal year 2013. Accordingly, the forward-starting interest rate swaps were designated as cash-flow hedges as defined by GAAP. As of February 2, 2013, the fair value of the interest rate swaps was recorded in other assets and other long-term liabilities for $14 and $9, respectively, and AOCI and accumulated other comprehensive loss for $9 net of tax and $6 net of tax, respectively.

     During 2013, the Company terminated 29 forward-starting interest rate swap agreements with maturity dates of April 2013 and January 2014 with an aggregate notional amount totaling $1,700. Twelve of these forward-starting interest rate swap agreements, with an aggregate notional amount totaling $850, were entered into and terminated in 2013. These forward-starting interest rate swap agreements were hedging the variability in future benchmark interest payments attributable to changing interest rates on the forecasted issuance of fixed-rate debt issued in 2013. As discussed in Note 6, the Company issued $3,500 of senior notes in 2013. Since these forward-starting interest rate swap agreements were classified as cash flow hedges, the unamortized loss of $15, $9 net of tax, has been deferred net of tax in AOCI and will be amortized to earnings as the interest payments are made.

     The following table summarizes the effect of the Company’s derivative instruments designated as cash flow hedges for 2013 and 2012:

	Year-To-Date
			Amount of Gain/(Loss)
	Amount of Gain/(Loss)		Reclassified from AOCI
	in AOCI on Derivative		into Income (Effective		Location of Gain/(Loss)
Derivatives in Cash Flow Hedging	(Effective Portion)		Portion)		Reclassified into Income
Relationships	2013	2012	2013	2012	(Effective Portion)
Forward-Starting Interest Rate
Swaps, net of tax*	$(25)	$(14)	$(1)	$(3)	Interest expense
____________________

*	The amounts of Gain/(Loss) in AOCI on derivatives include unamortized proceeds and payments from forward-starting interest rate swaps once classified as cash flow hedges that were terminated prior to end of 2013.

     For the above fair value and cash flow interest rate swaps, the Company has entered into International Swaps and Derivatives Association master netting agreements that permit the net settlement of amounts owed under their respective derivative contracts. Under these master netting agreements, net settlement generally permits the Company or the counterparty to determine the net amount payable for contracts due on the same date and in the same currency for similar types of derivative transactions. These master netting agreements generally also provide for net settlement of all outstanding contracts with a counterparty in the case of an event of default or a termination event.

     Collateral is generally not required of the counterparties or of the Company under these master netting agreements. As of February 1, 2014 and February 2, 2013, no cash collateral was received or pledged under the master netting agreements.

Notes to Consolidated Financial Statements, Continued

     The effect of the net settlement provisions of these master netting agreements on the Company’s derivative balances upon an event of default or termination event is as follows as of February 1, 2014 and February 2, 2013:

February 1, 2014		Gross	Net	Gross Amounts Not Offset
		Amounts	Amount	in the Balance Sheet
	Gross	Offset in	Presented in
	Amount	the Balance	the Balance	Financial	Cash	Net
	Recognized	Sheet	Sheet	Instruments	Collateral	Amount
Liabilities
Fair Value Interest Rate Swaps	$2	$—	$2	$—	$—	$2

February 2, 2013		Gross	Net	Gross Amounts Not Offset
		Amounts	Amount	in the Balance Sheet
	Gross	Offset in	Presented in
	Amount	the Balance	the Balance	Financial	Cash	Net
	Recognized	Sheet	Sheet	Instruments	Collateral	Amount
Assets
Cash Flow Forward-Starting
Interest Rate Swaps	$16	$(2)	$14	$—	$—	$14
Fair Value Interest Rate Swaps	1	—	1	—	—	1
Total	$17	$(2)	$15	$—	$—	$15

Liabilities
Cash Flow Forward-Starting
Interest Rate Swaps	$11	$(2)	$9	$—	$—	$9

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, warehouses, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales.

8. Fair Value Measurements

     GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy defined in the standards are as follows:

     Level 1 – Quoted prices are available in active markets for identical assets or liabilities;

     Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

     Level 3 – Unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Notes to Consolidated Financial Statements, Continued

     For items carried at (or adjusted to) fair value in the consolidated financial statements, the following tables summarize the fair value of these instruments at February 1, 2014 and February 2, 2013:

February 1, 2014 Fair Value Measurements Using

	Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Available-for-Sale Securities	$36	$—	$—	$36
Warrants	—	16	—	16
Long-Lived Assets	—	—	29	29
Interest Rate Hedges	—	(2)	—	(2)
Total	$36	$14	$29	$79

February 2, 2013 Fair Value Measurements Using

	Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Available-for-Sale Securities	$8	$—	$20	$28
Long-Lived Assets	—	—	8	8
Interest Rate Hedges	—	6	—	6
Total	$8	$6	$28	$42

     In 2013, one of the Company’s available-for-sale securities began trading in an active market. Because of this, the Company transferred the $20 fair value of securities from a Level 3 asset to a Level 1 asset in 2013. In 2013, unrealized gains on the Level 1 available-for-sale securities totaled $8.

     The Company values warrants using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model is classified as a Level 2 input.

     The Company values interest rate hedges using observable forward yield curves. These forward yield curves are classified as Level 2 inputs.

     Fair value measurements of non-financial assets and non-financial liabilities are primarily used in the impairment analysis of goodwill, other intangible assets, long-lived assets and in the valuation of store lease exit costs. The Company reviews goodwill and other intangible assets for impairment annually, during the fourth quarter of each fiscal year, and as circumstances indicate the possibility of impairment. See Note 3 for further discussion related to the Company’s carrying value of goodwill. Long-lived assets and store lease exit costs were measured at fair value on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy. See Note 1 for further discussion of the Company’s policies and recorded amounts for impairments of long-lived assets and valuation of store lease exit costs. In 2013, long-lived assets with a carrying amount of $68 were written down to their fair value of $29, resulting in an impairment charge of $39. In 2012, long-lived assets with a carrying amount of $26 were written down to their fair value of $8, resulting in an impairment charge of $18.

     Mergers are accounted for using the acquisition method of accounting, which requires that the purchase price paid for an acquisition be allocated to the assets and liabilities acquired based on their estimated fair values as of the effective date of the acquisition, with the excess of the purchase price over the net assets being recorded as goodwill. See Note 2 for further discussion related to the merger with Harris Teeter.

Notes to Consolidated Financial Statements, Continued

Fair Value of Other Financial Instruments

   Current and Long-term Debt

     The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar issues adjusted for illiquidity based on available market evidence. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flow using the forward interest rate yield curve in effect at respective year-ends. At February 1, 2014, the fair value of total debt was $11,547 compared to a carrying value of $10,780. At February 2, 2013, the fair value of total debt was $9,339 compared to a carrying value of $8,476.

   Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Trade Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

     The carrying amounts of these items approximated fair value.

   Other Assets

     The fair values of these investments were estimated based on quoted market prices for those or similar investments, or estimated cash flows, if appropriate. At February 1, 2014 and February 2, 2013, the carrying and fair value of long-term investments for which fair value is determinable were $51 and $44, respectively.

9. Other Comprehensive Income (Loss)

     The following table represents the changes in AOCI by component for the year ended February 1, 2014:

			Pension and
	Cash Flow	Available	Postretirement
	Hedging	for sale	Defined Benefit
	Activities (1)	Securities (1)	Plans (1)	Total (1)
Balance at February 2, 2013	$(14)	$7	$(746)	$(753)
OCI before reclassifications (2)	(12)	5	197	190
Amounts reclassified out of AOCI	1	—	98	99
Net current-period OCI	(11)	5	295	289
Balance at February 1, 2014	$(25)	$12	$(451)	$(464)
____________________

(1)	All amounts are net of tax.

(2)	Net of tax of $(8), $3 and $116 for cash flow hedging activities, available for sale securities and pension and postretirement defined benefit plans, respectively.

     The following table represents the items reclassified out of AOCI and the related tax effects for the year ended February 1, 2014:

February 1, 2014
Gains on cash flow hedging activities
Amortization of unrealized gains and losses on cash flow hedging activities (1)	$2
Tax expense	(1)
Net of tax	1
Pension and postretirement defined benefit plan items
Amortization of amounts included in net periodic pension expense (2)	155
Tax expense	(57)
Net of tax	98
Total reclassifications, net of tax	$99
____________________

(1)	Reclassified from AOCI into interest expense.

Notes to Consolidated Financial Statements, Continued

(2)	Reclassified from AOCI into merchandise costs and operating, general and administrative expense. These components are included in the computation of net periodic pension expense (see Note 15 to the Company’s Consolidated Financial Statements for additional details).

10. Leases and Lease-Financed Transactions

     While the Company’s current strategy emphasizes ownership of store real estate, the Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses or other lease concessions are accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

     Rent expense (under operating leases) consists of:

	2013	2012	2011
Minimum rentals	$706	$727	$715
Contingent payments	13	13	13
Tenant income	(106)	(112)	(109)
Total rent expense	$613	$628	$619

     Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2013 and in the aggregate are:

			Lease-
	Capital	Operating	Financed
	Leases	Leases	Transactions
2014	$62	$832	$6
2015	57	770	7
2016	53	708	7
2017	52	634	8
2018	43	563	8
Thereafter	349	3,101	83

	616	$6,608	$119
Less estimated executory costs included in capital leases	—

Net minimum lease payments under capital leases	616
Less amount representing interest	204

Present value of net minimum lease payments under capital leases	$412

     Total future minimum rentals under noncancellable subleases at February 1, 2014, were $217.

Notes to Consolidated Financial Statements, Continued

11. Earnings Per Common Share

     Net earnings attributable to The Kroger Co. per basic common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding. Net earnings attributable to The Kroger Co. per diluted common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. The following table provides a reconciliation of net earnings attributable to The Kroger Co. and shares used in calculating net earnings attributable to The Kroger Co. per basic common share to those used in calculating net earnings attributable to The Kroger Co. per diluted common share:

	For the year ended			For the year ended			For the year ended
	February 1, 2014			February 2, 2013			January 28, 2012
	Earnings	Shares	Per	Earnings	Shares	Per	Earnings	Shares	Per
(in millions, except	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share
per share amounts)	ator)	nator)	Amount	ator)	nator)	Amount	ator)	nator)	Amount
Net earnings attributable
to The Kroger Co.
per basic
common share	$1,507	514	$2.93	$1,485	533	$2.78	$598	590	$1.01
Dilutive effect of
stock options		6			4			3

Net earnings attributable
to The Kroger Co.
per diluted
common share	$1,507	520	$2.90	$1,485	537	$2.77	$598	593	$1.01

     The Company had undistributed and distributed earnings to participating securities totaling $12, $12 and $4 in 2013, 2012 and 2011, respectively.

     For the years ended February 1, 2014, February 2, 2013 and January 28, 2012, there were options outstanding for approximately 2.3 million, 12.2 million and 12.2 million common shares, respectively, which were excluded from the computation of net earnings attributable to The Kroger Co. per diluted common share. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

12. Stock Option Plans

     The Company grants options for common shares (“stock options”) to employees under various plans at an option price equal to the fair market value of the stock at the date of grant. The Company accounts for stock options under the fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Equity awards may be made at one of four meetings of its Board of Directors occurring shortly after the Company’s release of quarterly earnings. The 2013 primary grant was made in conjunction with the June meeting of the Company’s Board of Directors.

     Stock options typically expire 10 years from the date of grant. Stock options vest between one and five years from the date of grant. At February 1, 2014, approximately 11 million common shares were available for future option grants under these plans.

     In addition to the stock options described above, the Company awards restricted stock to employees, as well as to non-employee directors, under various plans. The restrictions on these awards generally lapse between one and five years from the date of the awards. The Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying shares on the grant date of the award, over the period the awards lapse. As of February 1, 2014, approximately 5 million common shares were

Notes to Consolidated Financial Statements, Continued

available under the 2005, 2008 and 2011 Long-Term Incentive Plans (the “Plans”) for future restricted stock awards or shares issued to the extent performance criteria are achieved. The Company has the ability to convert shares available for stock options under the Plans to shares available for restricted stock awards. Under some of the Plans, four shares available for option awards can be converted into one share available for restricted stock awards.

     All awards become immediately exercisable upon certain changes of control of the Company.

   Stock Options

     Changes in options outstanding under the stock option plans are summarized below:

	Shares	Weighted-
	subject	average
	to option	exercise
	(in millions)	price
Outstanding, year-end 2010	35.9	$21.45
Granted	3.9	$24.69
Exercised	(5.9)	$20.28
Canceled or Expired	(2.9)	$24.43

Outstanding, year-end 2011	31.0	$21.80
Granted	4.1	$22.04
Exercised	(6.7)	$18.35
Canceled or Expired	(1.9)	$23.28

Outstanding, year-end 2012	26.5	$22.61
Granted	4.2	$37.68
Exercised	(8.8)	$22.22
Canceled or Expired	(0.2)	$25.47

Outstanding, year-end 2013	21.7	$25.66

     A summary of options outstanding and exercisable at February 1, 2014 follows:

		Weighted-
		average	Weighted-		Weighted-
Range of Exercise	Number	remaining	average	Options	average
Prices	outstanding	contractual life	exercise price	exercisable	exercise price
	(in millions)	(in years)		(in millions)
$13.78 - $18.57	2.1	0.99	$16.62	2.1	$16.62
$18.58 - $20.97	3.6	4.80	$20.09	2.9	$20.06
$20.98 - $23.37	5.2	7.28	$22.11	2.6	$22.21
$23.38 - $28.17	3.1	7.22	$24.82	1.6	$24.89
$28.18 - $32.97	3.6	4.01	$28.51	3.5	$28.44
$32.98 - $40.99	4.1	9.44	$37.81	—	$37.76
$13.78 - $40.99	21.7	6.12	$25.66	12.7	$22.88

     The weighted-average remaining contractual life for options exercisable at February 1, 2014, was approximately 4.5 years. The intrinsic value of options outstanding and exercisable at February 1, 2014 was $233 and $169, respectively.

Notes to Consolidated Financial Statements, Continued

   Restricted stock

     Changes in restricted stock outstanding under the restricted stock plans are summarized below:

	Restricted
	shares	Weighted-average
	outstanding	grant-date
	(in millions)	fair value
Outstanding, year-end 2010	4.4	$22.39
Granted	2.5	$24.63
Lapsed	(2.5)	$21.96
Canceled or Expired	(0.2)	$23.80
Outstanding, year-end 2011	4.2	$23.92
Granted	2.6	$22.23
Lapsed	(2.4)	$24.34
Canceled or Expired	(0.1)	$23.28
Outstanding, year-end 2012	4.3	$22.67
Granted	3.2	$37.69
Lapsed	(2.5)	$22.97
Canceled or Expired	(0.1)	$27.31
Outstanding, year-end 2013	4.8	$32.31

     The weighted-average grant date fair value of stock options granted during 2013, 2012 and 2011 was $8.98, $4.39 and $6.00, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes extensive judgment and financial estimates, including the term employees are expected to retain their stock options before exercising them, the volatility of the Company’s stock price over that expected term, the dividend yield over the term and the number of awards expected to be forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record stock-based compensation expense in the Consolidated Statements of Operations. The increase in the fair value of the stock options granted during 2013, compared to 2012, resulted primarily from an increase in the Company’s share price, an increase in the weighted average risk-free interest rate and a decrease in the expected dividend yield. The decrease in the fair value of the stock options granted during 2012, compared to 2011, resulted primarily from a decrease in the Company’s share price, a decrease in the weighted average risk-free interest rate and an increase in the expected dividend yield.

     The following table reflects the weighted-average assumptions used for grants awarded to option holders:

	2013	2012	2011
Weighted average expected volatility	26.34%	26.49%	26.31%
Weighted average risk-free interest rate	1.87%	0.97%	2.16%
Expected dividend yield	1.82%	2.49%	1.90%
Expected term (based on historical results)	6.8 years	6.9 years	6.9 years

     The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of the options. The dividend yield was based on our history and expectation of dividend payouts. Expected volatility was determined based upon historical stock volatilities; however, implied volatility was also considered. Expected term was determined based upon a combination of historical exercise and cancellation experience as well as estimates of expected future exercise and cancellation experience.

Notes to Consolidated Financial Statements, Continued

     Total stock compensation recognized in 2013, 2012 and 2011 was $107, $82 and $81, respectively. Stock option compensation recognized in 2013, 2012 and 2011 was $24, $22 and $22, respectively. Restricted shares compensation recognized in 2013, 2012 and 2011 was $83, $60 and $59, respectively.

     The total intrinsic value of options exercised was $115, $44 and $24 in 2013, 2012 and 2011, respectively. The total amount of cash received in 2013 by the Company from the exercise of options granted under share-based payment arrangements was $196. As of February 1, 2014, there was $154 of total unrecognized compensation expense remaining related to non-vested share-based compensation arrangements granted under the Company’s equity award plans. This cost is expected to be recognized over a weighted-average period of approximately two years. The total fair value of options that vested was $20, $23 and $33 in 2013, 2012 and 2011, respectively.

     Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. Proceeds received from the exercise of options, and the related tax benefit, may be utilized to repurchase the Company’s common shares under a stock repurchase program adopted by the Company’s Board of Directors. During 2013, the Company repurchased approximately eight million common shares in such a manner.

13. Commitments and Contingencies

     The Company continuously evaluates contingencies based upon the best available evidence.

     The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

     The principal contingencies are described below:

     Insurance — The Company’s workers’ compensation risks are self-insured in most states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are all reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

     Litigation — Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust, wage and hour, or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

     The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made provisions where the loss contingency can be reasonably estimated and an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involves substantial uncertainties. Management currently believes that the aggregate range of loss for the Company’s exposure is not material to the Company. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

     Assignments — The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees is unable to fulfill its lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

Notes to Consolidated Financial Statements, Continued

14. Stock

   Preferred Shares

     The Company has authorized five million shares of voting cumulative preferred shares; two million shares were available for issuance at February 1, 2014. The shares have a par value of $100 per share and are issuable in series.

   Common Shares

     The Company has authorized one billion common shares, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the number of authorized common shares from one billion to two billion when the Board of Directors determines it to be in the best interest of the Company.

   Common Stock Repurchase Program

     The Company maintains stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 to allow for the orderly repurchase of The Kroger Co. common shares, from time to time. The Company made open market purchases totaling $338, $1,165 and $1,420 under these repurchase programs in 2013, 2012 and 2011, respectively. In addition to these repurchase programs, in December 1999, the Company began a program to repurchase common shares to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises and the related tax benefit. The Company repurchased approximately $271, $96 and $127 under the stock option program during 2013, 2012 and 2011, respectively.

15. Company-Sponsored Benefit Plans

     The Company administers non-contributory defined benefit retirement plans for some non-union employees and union-represented employees as determined by the terms and conditions of collective bargaining agreements. These include several qualified pension plans (the “Qualified Plans”) and non-qualified plans (the “Non-Qualified Plans”). The Non-Qualified Plans pay benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

     In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

     The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized as part of net periodic benefit cost are required to be recorded as a component of AOCI. All plans are measured as of the Company’s fiscal year end.

     Amounts recognized in AOCI as of February 1, 2014 and February 2, 2013 consist of the following (pre-tax):

	Pension Benefits		Other Benefits		Total
	2013	2012	2013	2012	2013	2012
Net actuarial loss (gain)	$857	$1,201	$(111)	$(15)	$746	$1,186
Prior service cost (credit)	2	3	(35)	(8)	(33)	(5)
Total	$859	$1,204	$(146)	$(23)	$713	$1,181

Notes to Consolidated Financial Statements, Continued

     Amounts in AOCI expected to be recognized as components of net periodic pension or postretirement benefit costs in the next fiscal year are as follows (pre-tax):

	Pension	Other
	Benefits	Benefits	Total
	2014	2014	2014
Net actuarial loss (gain)	$52	$(6)	$46
Prior service cost (credit)	1	(7)	(6)
Total	$53	$(13)	$40

     Other changes recognized in other comprehensive income in 2013, 2012 and 2011 were as follows (pre-tax):

	Pension Benefits			Other Benefits			Total
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Incurred net actuarial loss (gain)	$(243)	$(33)	$451	$(97)	$6	$32	$(340)	$(27)	$483
Amortization of prior service
credit (cost)	—	—	(1)	4	4	5	4	4	4
Amortization of net actuarial
gain (loss)	(102)	(97)	(64)	—	—	2	(102)	(97)	(62)
Other	—	—	—	(30)	—	—	(30)	—	—
Total recognized in other
comprehensive income	(345)	(130)	386	(123)	10	39	(468)	(120)	425

Total recognized in net periodic
benefit cost and other
comprehensive income	$(271)	$(41)	$456	$(95)	$38	$62	$(366)	$(3)	$518

Notes to Consolidated Financial Statements, Continued

     Information with respect to change in benefit obligation, change in plan assets, the funded status of the plans recorded in the Consolidated Balance Sheets, net amounts recognized at the end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plans		Other Benefits
	2013	2012	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$3,443	$3,348	$221	$217	$402	$378
Service cost	40	44	3	3	17	16
Interest cost	144	146	9	9	15	16
Plan participants’ contributions	—	—	—	—	10	9
Actuarial (gain) loss	(308)	33	(20)	3	(97)	6
Benefits paid	(136)	(131)	(10)	(11)	(25)	(23)
Other	—	3	—	—	(30)	—
Assumption of Harris Teeter benefit obligation	326	—	60	—	2	—
Benefit obligation at end of fiscal year	$3,509	$3,443	$263	$221	$294	$402
Change in plan assets:
Fair value of plan assets at beginning of
fiscal year	$2,746	$2,523	$—	$—	$—	$—
Actual return on plan assets	139	278	—	—	—	—
Employer contributions	100	71	10	11	15	14
Plan participants’ contributions	—	—	—	—	10	9
Benefits paid	(136)	(131)	(10)	(11)	(25)	(23)
Other	—	5	—	—	—	—
Assumption of Harris Teeter plan assets	286	—	—	—	—	—
Fair value of plan assets at end of fiscal year	$3,135	$2,746	$—	$—	$—	$—
Funded status at end of fiscal year	$(374)	$(697)	$(263)	$(221)	$(294)	$(402)
Net liability recognized at end of fiscal year	$(374)	$(697)	$(263)	$(221)	$(294)	$(402)

     As of February 1, 2014 and February 2, 2013, other current liabilities include $30 and $29, respectively, of net liability recognized for the above benefit plans.

     The pension plan assets acquired and liabilities assumed in the Harris Teeter merger did not affect the Company’s net periodic benefit cost in 2013 due to the merger occurring close to year end.

     As of February 1, 2014 and February 2, 2013, pension plan assets do not include common shares of The Kroger Co.

	Pension Benefits			Other Benefits
Weighted average assumptions	2013	2012	2011	2013	2012	2011
Discount rate – Benefit obligation	4.99%	4.29%	4.55%	4.68%	4.11%	4.40%
Discount rate – Net periodic benefit cost	4.29%	4.55%	5.60%	4.11%	4.40%	5.40%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase –
Net periodic benefit cost	2.77%	2.82%	2.88%
Rate of compensation increase –
Benefit Obligation	2.86%	2.77%	2.82%

Notes to Consolidated Financial Statements, Continued

     The Company’s discount rate assumptions were intended to reflect the rates at which the pension benefits could be effectively settled. They take into account the timing and amount of benefits that would be available under the plans. The Company’s policy for selecting the discount rates as of year-end 2013 and 2012 changed from the policy as of year-end 2011. In 2013 and 2012, the Company’s policy was to match the plan’s cash flows to that of a hypothetical bond portfolio whose cash flow from coupons and maturities match the plan’s projected benefit cash flows. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 4.99% and 4.68% discount rates as of year-end 2013 for pension and other benefits, respectively, represents the hypothetical bond portfolio using bonds with an AA or better rating constructed with the assistance of an outside consultant. In 2011, the Company’s policy was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 4.55% and 4.40% discount rates as of year-end 2011 for pension and other benefits, respectively, represents the equivalent single rates constructed under a broad-market AA yield curve constructed with the assistance of an outside consultant. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of February 1, 2014, by approximately $395.

     To determine the expected rate of return on pension plan assets held by the Company for 2013, the Company considered current and forecasted plan asset allocations as well as historical and forecasted rates of return on various asset categories. Due to the Harris Teeter merger occurring close to year end, the expected rate of return on pension plan assets acquired in the Harris Teeter merger did not affect our net periodic benefit costs in 2013. For 2013, 2012 and 2011, the Company assumed a pension plan investment return rate of 8.5%. The Company pension plan’s average rate of return was 8.1% for the 10 calendar years ended December 31, 2013, net of all investment management fees and expenses. The value of all investments in the Company-sponsored defined benefit pension plans, excluding pension plan assets acquired in the Harris Teeter merger, during the calendar year ending December 31, 2013 increased 8.0%, net of investment management fees and expenses. For the past 20 years, the Company’s average annual rate of return has been 9.2%. Based on the above information and forward looking assumptions for investments made in a manner consistent with the Company’s target allocations, the Company believes an 8.5% rate of return assumption was reasonable for 2013, 2012 and 2011.

     The Company calculates its expected return on plan assets by using the market-related value of plan assets. The market-related value of plan assets is determined by adjusting the actual fair value of plan assets for gains or losses on plan assets. Gains or losses represent the difference between actual and expected returns on plan investments for each plan year. Gains or losses on plan assets are recognized evenly over a five year period. Using a different method to calculate the market-related value of plan assets would provide a different expected return on plan assets.

     The funded status increased in 2013, compared to 2012, due primarily to the increase in the discount rate, return on plan assets and contributions to the plan, offset slightly by the update in the mortality assumption.

Notes to Consolidated Financial Statements, Continued

     The Company uses the RP-2000 projected 2021 mortality table in calculating the pension obligation.

	Pension Benefits
	Qualified Plans			Non-Qualified Plan			Other Benefits
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Components of net periodic benefit cost:
Service cost	$40	$44	$41	$3	$3	$3	$17	$16	$13
Interest cost	144	146	158	9	9	10	15	16	17
Expected return on plan assets	(224)	(210)	(207)	—	—	—	—	—	—
Amortization of:
Prior service cost (credit)	—	—	—	—	—	1	(4)	(4)	(5)
Actuarial (gain) loss	93	88	57	9	9	7	—	—	(2)
Net periodic benefit cost	$53	$68	$49	$21	$21	$21	$28	$28	$23

     The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all Company-sponsored pension plans.

	Qualified Plans		Non-Qualified Plan
	2013	2012	2013	2012
PBO at end of fiscal year	$3,509	$3,443	$263	$221
ABO at end of fiscal year	$3,360	$3,278	$256	$211
Fair value of plan assets at end of year	$3,135	$2,746	$—	$—

     The following table provides information about the Company’s estimated future benefit payments.

	Pension	Other
	Benefits	Benefits
2014	$201	$16
2015	$204	$18
2016	$203	$19
2017	$211	$21
2018	$221	$23
2019 – 2023	$1,232	$135

     The following table provides information about the weighted average target and actual pension plan asset allocations.

	Target	Actual
	allocations	Allocations
	2013	2013	2012
Pension plan asset allocation
Global equity securities	14.6%	15.0%	19.2%
Emerging market equity securities	5.6	6.2	8.9
Investment grade debt securities	11.6	10.4	8.1
High yield debt securities	12.7	12.5	17.3
Private equity	9.1	7.7	6.0
Hedge funds	32.9	34.2	27.2
Real estate	3.3	3.3	3.3
Other	10.2	10.7	10.0
Total	100.0%	100.0%	100.0%

Notes to Consolidated Financial Statements, Continued

     Investment objectives, policies and strategies are set by the Pension Investment Committees (the “Committees”) appointed by the CEO. The primary objectives include holding and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

     Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes, including rebalancing exposures to certain asset classes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committees.

     The current target allocations shown represent a combination of the 2013 targets established by the Company in 2012 and allocation targets on assets acquired as part of the merger with Harris Teeter. The Company will rebalance by liquidating assets whose allocation materially exceeds target, if possible, and investing in assets whose allocation is materially below target. If markets are illiquid, the Company may not be able to rebalance to target quickly. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced periodically. In addition, cash flow from employer contributions and participant benefit payments can be used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs.

     The Company is not required and does not expect to make any contributions to the Company-sponsored defined benefit pension plans in 2014. If the Company does make any contributions in 2014, the Company expects these contributions will decrease its required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any contributions. The Company expects 2014 expense for Company-sponsored defined benefit pension plans to be approximately $40. In addition, the Company expects 401(k) Retirement Savings Account Plan cash contributions and expense from automatic and matching contributions to participants to increase approximately $30 in 2014 compared to 2013 primarily due to the Harris Teeter merger.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 7.10% initial health care cost trend rate and a 4.50% ultimate health care cost trend rate to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point	1% Point
	Increase	Decrease
Effect on total of service and interest cost components	$5	$(4)
Effect on postretirement benefit obligation	$31	$(26)

Notes to Consolidated Financial Statements, Continued

     The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of February 1, 2014 and February 2, 2013:

Assets at Fair Value as of February 1, 2014

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$26	$—	$—	$26
Corporate Stocks	326	—	—	326
Corporate Bonds	—	94	—	94
U.S. Government Securities	—	60	—	60
Mutual Funds/Collective Trusts	303	419	39	761
Partnerships/Joint Ventures	—	317	—	317
Hedge Funds	—	—	1,073	1,073
Private Equity	—	—	243	243
Real Estate	—	—	96	96
Other	—	139	—	139
Total	$655	$1,029	$1,451	$3,135

Assets at Fair Value as of February 2, 2013

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$17	$—	$—	$17
Corporate Stocks	375	—	—	375
Corporate Bonds	—	72	—	72
U.S. Government Securities	—	66	—	66
Mutual Funds/Collective Trusts	130	559	—	689
Partnerships/Joint Ventures	—	378	—	378
Hedge Funds	—	—	739	739
Private Equity	—	—	180	180
Real Estate	—	—	91	91
Other	—	139	—	139
Total	$522	$1,214	$1,010	$2,746

Notes to Consolidated Financial Statements, Continued

     For measurements using significant unobservable inputs (Level 3) during 2013 and 2012, a reconciliation of the beginning and ending balances is as follows:

	Hedge Funds	Private Equity	Real Estate	Collective Trusts
Ending balance, January 28, 2012	$579	$159	$81	$—
Contributions into Fund	175	49	23	—
Realized gains	11	15	3	—
Unrealized gains	55	—	2	—
Distributions	(81)	(49)	(22)	—
Other	—	6	4	—
Ending balance, February 2, 2013	739	180	91	—
Contributions into Fund	297	74	22	—
Realized gains	7	12	11	—
Unrealized gains	71	17	—	—
Distributions	(88)	(47)	(27)	—
Other	—	7	(1)	—
Assumption of Harris Teeter plan assets	47	—	—	39
Ending balance, February 1, 2014	$1,073	$243	$96	$39

     See Note 8 for a discussion of the levels of the fair value hierarchy. The assets’ fair value measurement level above is based on the lowest level of any input that is significant to the fair value measurement.

     The following is a description of the valuation methods used for the plan’s assets measured at fair value in the above tables:

  Cash and cash equivalents: The carrying value approximates fair value.

  Corporate Stocks: The fair values of these securities are based on observable market quotations for identical assets and are valued at the closing price reported on the active market on which the individual securities are traded.

  Corporate Bonds: The fair values of these securities are primarily based on observable market quotations for similar bonds, valued at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flow approach using current yields on similar instruments of issuers with similar credit ratings, including adjustments for certain risks that may not be observable, such as credit and liquidity risks.

  U.S. Government Securities: Certain U.S. Government securities are valued at the closing price reported in the active market in which the security is traded. Other U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for similar securities, the security is valued under a discounted cash flow approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks.

  Mutual Funds/Collective Trusts: The mutual funds/collective trust funds are public investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. However, the NAV is based on the fair value of the underlying securities within the fund, which are traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded.

  Partnerships/Joint Ventures: These funds consist primarily of U.S. government securities, Corporate Bonds, Corporate Stocks, and derivatives, which are valued in a manner consistent with these types of investments, noted above.

Notes to Consolidated Financial Statements, Continued

  Hedge Funds: Hedge funds are private investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. The NAV is based on the fair value of the underlying securities within the funds, which may be traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the Hedge Fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

  Private Equity: Private Equity investments are valued based on the fair value of the underlying securities within the fund, which include investments both traded on an active market and not traded on an active market. For those investments that are traded on an active market, the values are based on the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the private equity fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

  Real Estate: Real estate investments include investments in real estate funds managed by a fund manager. These investments are valued using a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches.

     The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement.

     The Company contributed and expensed $148, $140 and $130 to employee 401(k) retirement savings accounts in 2013, 2012 and 2011, respectively. The 401(k) retirement savings account plan provides to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, compensation as defined by the plan, and length of service.

     The Company also administers other defined contribution plans for eligible employees. The cost of these plans was $5, $7 and $6 for 2013, 2012 and 2011, respectively.

16. Multi-Employer Pension Plans

     The Company contributes to various multi-employer pension plans based on obligations arising from collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     In the fourth quarter of 2011, the Company entered into a memorandum of understanding (“MOU”) with 14 locals of the UFCW that participated in four multi-employer pension funds. The MOU established a process that amended each of the collective bargaining agreements between the Company and the UFCW locals under which the Company made contributions to these funds and consolidated the four multi-employer pension funds into one multi-employer pension fund.

Notes to Consolidated Financial Statements, Continued

     Under the terms of the MOU, the locals of the UFCW agreed to a future pension benefit formula through 2021. The Company was designated as the named fiduciary of the new consolidated pension plan with sole investment authority over the assets. If investment results fail to meet expectations, the Company could be responsible for the shortfall. The Company committed to contribute sufficient funds to cover the actuarial cost of current accruals and to fund the pre-consolidation Unfunded Actuarial Accrued Liability (“UAAL”) that existed as of December 31, 2011, in a series of installments on or before March 31, 2018. At January 1, 2012, the UAAL was estimated to be $911 (pre-tax). In accordance with GAAP, the Company expensed $911 in 2011 related to the UAAL. The expense was based on a preliminary estimate of the contractual commitment. In 2012, the Company finalized the UAAL contractual commitment and recorded an adjustment that reduced the 2011 estimated commitment by $53 (pre-tax). The final UAAL contractual commitment, at January 1, 2012, was $858 (pre-tax). In the fourth quarter of 2011, the Company contributed $650 to the consolidated multi-employer pension plan of which $600 was allocated to the UAAL and $50 was allocated to service and interest costs and expensed in 2011. In the fourth quarter of 2012, the Company contributed $258 to the consolidated multi-employer pension plan to fully fund the Company’s UAAL contractual commitment. Future contributions will be dependent, among other things, on the investment performance of assets in the plan. The funding commitments under the MOU replace the prior commitments under the four existing funds to pay an agreed upon amount per hour worked by eligible employees.

     The Company recognizes expense in connection with its multi-employer pension plans as contributions are funded, or in the case of the UFCW consolidated pension plan, when commitments are made. The Company made contributions to these funds of $228 in 2013, $492 in 2012 and $946 in 2011. The cash contributions for 2012 and 2011 include the Company’s $258 and $650 contributions described above, respectively, to the UFCW consolidated pension plan in the fourth quarter of each year.

     The risks of participating in multi-employer pension plans are different from the risks of participating in single-employer pension plans in the following respects:

a.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan allocable to such withdrawing employer may be borne by the remaining participating employers.

c.

If the Company stops participating in some of its multi-employer pension plans, the Company may be required to pay those plans an amount based on its allocable share of the underfunded status of the plan, referred to as a withdrawal liability.

     The Company’s participation in these plans is outlined in the following tables. The EIN / Pension Plan Number column provides the Employer Identification Number (“EIN”) and the three-digit pension plan number. The most recent Pension Protection Act Zone Status available in 2013 and 2012 is for the plan’s year-end at December 31, 2012 and December 31, 2011, respectively. Among other factors, generally, plans in the red zone are less than 65 percent funded, plans in the yellow zone are less than 80 percent funded and plans in the green zone are at least 80 percent funded. The FIP/RP Status Pending / Implemented Column indicates plans for which a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. Unless otherwise noted, the information for these tables was obtained from the Forms 5500 filed for each plan’s year-end at December 31, 2012 and December 31, 2011. The multi-employer contributions listed in the table below are the Company’s multi-employer contributions made in fiscal years 2013, 2012 and 2011.

Notes to Consolidated Financial Statements, Continued

     The following table contains information about the Company’s multi-employer pension plans:

		Pension		FIP/RP
		Protection		Status	Multi-Employer
	EIN / Pension	Act Zone Status		Pending/	Contributions			Surcharge
Pension Fund	Plan Number	2013	2012	Implemented	2013	2012	2011	Imposed (7)
SO CA UFCW Unions & Food
Employers Joint Pension
Trust Fund (1) (2)	95-1939092 - 001	Red	Red	Implemented	$45	$43	$40	No
BD of Trustees of UNTD Food
and Commercial (1) (5)	58-6101602 - 001	N/A	Red	N/A	—	—	59	No
Desert States Employers & UFCW
Unions Pension Plan (1)	84-6277982 - 001	Green	Green	No	23	22	20	No
UFCW Unions and Food
Employers Pension Plan of
Central Ohio (1) (5)	31-6089168 - 001	N/A	Green	N/A	—	—	23	No
Sound Retirement Trust
(formerly Retail Clerks
Pension Plan) (1) (3)	91-6069306 – 001	Red	Red	Implemented	13	12	10	No
Rocky Mountain UFCW Unions
and Employers Pension
Plan (1)	84-6045986 - 001	Green	Green	No	17	17	16	No
Indiana UFCW Unions and
Retail Food Employers
Pension Plan (1) (5)	35-6244695 - 001	N/A	Red	N/A	—	—	5	No
Oregon Retail Employees
Pension Plan (1)	93-6074377 - 001	Red	Red	Implemented	7	7	6	No
Bakery and Confectionary Union
& Industry International
Pension Fund (1)	52-6118572 - 001	Red	Red	Implemented	12	10	9	No
Washington Meat Industry
Pension Trust (1) (4)	91-6134141 - 001	Red	Red	Implemented	3	3	2	No
Retail Food Employers & UFCW
Local 711 Pension (1)	51-6031512 - 001	Red	Red	Implemented	8	8	7	No
Denver Area Meat Cutters and
Employers Pension Plan (1)	84-6097461 - 001	Green	Green	No	8	8	8	No
United Food & Commercial
Workers Intl Union – Industry
Pension Fund (1) (4)	51-6055922 - 001	Green	Green	No	33	33	33	No
Northwest Ohio UFCW Union
and Employers Joint
Pension Fund (1) (5)	34-0947187 - 001	N/A	Green	N/A	—	—	2	No
Western Conference of
Teamsters Pension Plan	91-6145047 - 001	Green	Green	No	31	30	31	No
Central States, Southeast &
Southwest Areas
Pension Plan	36-6044243 - 001	Red	Red	Implemented	15	12	14	No
UFCW Consolidated
Pension Plan (1) (6)	58-6101602 – 001	Green	N/A	No	—	275	650	No
Other					13	12	11
Total Contributions					$228	$492	$946
________________________

(1)	The Company’s multi-employer contributions to these respective funds represent more than 5% of the total contributions received by the pension funds.

Notes to Consolidated Financial Statements, Continued

(2)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at March 31, 2013 and March 31, 2012.

(3)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at September 30, 2012 and September 30, 2011.

(4)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at June 30, 2012 and June 30, 2011.

(5)	As of December 31, 2011, these four pension funds were consolidated into the UFCW consolidated pension plan. See the above information regarding this multi-employer pension fund consolidation.

(6)

The UFCW consolidated pension plan was formed on January 1, 2012, as the result of the consolidation of four existing multi-employer pension plans. See the above information regarding this multi-employer pension fund consolidation.

(7)

Under the Pension Protection Act, a surcharge may be imposed when employers make contributions under a collective bargaining agreement that is not in compliance with a rehabilitation plan. As of February 1, 2014, the collective bargaining agreements under which the Company was making contributions were in compliance with rehabilitation plans adopted by the applicable pension fund.

     The following table describes (a) the expiration date of the Company’s collective bargaining agreements and (b) the expiration date of the Company’s most significant collective bargaining agreements for each of the material multi-employer funds in which the Company participates.

	Expiration Date	Most Significant Collective
	of Collective	Bargaining Agreements (1)
	Bargaining	(not in millions)
Pension Fund	Agreement	Count	Expiration
SO CA UFCW Unions & Food Employers Joint Pension Trust Fund	March 2014 (2) to June 2014	2	March 2014 (2) to June 2014
UFCW Consolidated Pension Plan (3)	July 2013 (2) to June 2017	8	October 2013 (2) to June 2017
Desert States Employers & UFCW Unions Pension Plan	June 2014 to October 2014	1	October 2014
Sound Retirement Trust (formerly Retail Clerks Pension Plan)	May 2016 to December 2016	2	May 2016 to August 2016
Rocky Mountain UFCW Unions and Employers Pension Plan	September 2015 to October 2015	1	September 2015
Oregon Retail Employees Pension Plan	April 2013 (2) to October 2016	3	August 2015 to June 2016
Bakery and Confectionary Union & Industry International Pension Fund	May 2011 (2) to September 2017	4	May 2014 to August 2016
Washington Meat Industry Pension Trust	January 2015 to July 2016	1	May 2016
Retail Food Employers & UFCW Local 711 Pension	April 2013 (2) to March 2015	2	March 2015
Denver Area Meat Cutters and Employers Pension Plan	September 2015 to October 2015	1	September 2015
United Food & Commercial Workers Intl Union – Industry Pension Fund	July 2013 (2) to June 2017	2	April 2015 to March 2017
Western Conference of Teamsters Pension Plan	April 2014 to April 2018	5	July 2014 to September 2015
Central States, Southeast & Southwest Areas Pension Plan	September 2014	2	September 2014

Notes to Consolidated Financial Statements, Continued

________________________

(1)	This column represents the number of significant collective bargaining agreements and their expiration date for each of the Company’s pension funds listed above. For purposes of this table, the “significant collective bargaining agreements” are the largest based on covered employees that, when aggregated, cover the majority of the employees for which we make multi-employer contributions for the referenced pension fund.

(2)	Certain collective bargaining agreements for each of these pension funds are operating under an extension.

(3)	As of January 1, 2012, four multi-employer pension funds were consolidated into the UFCW consolidated pension plan. See the above information regarding this multi-employer pension fund consolidation.

     Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.

     The Company also contributes to various other multi-employer benefit plans that provide health and welfare benefits to active and retired participants. Total contributions made by the Company to these other multi-employer benefit plans were approximately $1,100 in 2013, $1,100 in 2012 and $1,000 in 2011.

17. Recently Adopted Accounting Standards

     In February 2013, the Financial Accounting Standards Board (“FASB”) amended its standards on comprehensive income by requiring disclosure of information about amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. Specifically, the amendment requires disclosure of the effect of significant reclassifications out of AOCI on the respective line items in net income in which the item was reclassified if the amount being reclassified is required to be reclassified to net income in its entirety in the same reporting period. It requires cross reference to other disclosures that provide additional detail for amounts that are not required to be reclassified in their entirety in the same reporting period. This new disclosure became effective for the Company beginning February 3, 2013, and is being adopted prospectively in accordance with the standard. See Note 9 to the Company’s Consolidated Financial Statements for the Company’s new disclosures related to this amended standard.

     In December 2011, the FASB amended its standards related to offsetting assets and liabilities. This amendment requires entities to disclose both gross and net information about certain instruments and transactions eligible for offset in the statement of financial position and certain instruments and transactions subject to an agreement similar to a master netting agreement. This information is intended to enable users of the financial statements to understand the effect of these arrangements on the Company’s financial position. The new rules became effective for the Company on February 3, 2013. In January 2013, the FASB further amended this standard to limit its scope to derivatives, repurchase and reverse repurchase agreements, securities borrowings and lending transactions. See Note 7 to the Company’s Consolidated Financial Statements for the Company’s new disclosures related to this amended standard.

18. Recently Issued Accounting Standards

     In July 2013, the FASB amended Accounting Standards Codification (“ASC”) 740, “Income Taxes.” The amendment provides guidance on the financial statement presentation of an unrecognized tax benefit, as either a reduction of a deferred tax asset or as a liability, when a net operating loss carryforward, similar tax loss, or a tax credit carryforward exists. The amendment will be effective for interim and annual periods beginning after December 15, 2013 and may be applied on a retrospective basis. Early adoption is permitted. The Company does not expect the adoption of this amendment to have a significant effect on the Company’s consolidated financial position or results of operations.

Notes to Consolidated Financial Statements, Continued

19. Quarterly Data (Unaudited)

     The two tables that follow reflect the unaudited results of operations for 2013 and 2012.

	Quarter
	First	Second	Third	Fourth	Total Year
2013	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$29,997	$22,686	$22,470	$23,222	$98,375
Merchandise costs, including advertising, warehousing,
and transportation,
excluding items shown separately below	23,817	18,059	17,866	18,397	78,138
Operating, general, and administrative	4,593	3,506	3,537	3,558	15,196
Rent	189	139	138	147	613
Depreciation and amortization	519	387	395	402	1,703
Operating profit	879	595	534	718	2,725
Interest expense	129	99	108	107	443
Earnings before income tax expense	750	496	426	611	2,282
Income tax expense	266	176	125	184	751
Net earnings including noncontrolling interests	484	320	301	427	1,531
Net earnings attributable to noncontrolling
interests	3	3	2	5	12
Net earnings attributable to The Kroger Co.	$481	$317	$299	$422	$1,519
Net earnings attributable to The Kroger Co. per basic
common share	$0.93	$0.61	$0.58	$0.82	$2.93
Average number of shares used in basic calculation	514	515	515	511	514
Net earnings attributable to The Kroger Co. per
diluted common share	$0.92	$0.60	$0.57	$0.81	$2.90
Average number of shares used in diluted
calculation	520	521	521	517	520
Dividends declared per common share	$0.150	$0.150	$0.165	$0.165	$0.630

     Annual amounts may not sum due to rounding.

     Certain revenue transactions previously reported in sales and merchandise costs in the Consolidated Statements of Operations are now reported net within sales. Also, certain expense transactions previously reported in operating, general, and administrative in the Consolidated Statements of Operations are now reported within merchandise costs. Prior quarter amounts have been revised or reclassified to conform to the current year presentation. These amounts were not material to the prior periods.

Notes to Consolidated Financial Statements, Concluded

	Quarter
	First	Second	Third	Fourth	Total Year
2012	(16 Weeks)	(12 Weeks)	(12 Weeks)	(13 Weeks)	(53 Weeks)
Sales	$29,026	$21,697	$21,776	$24,120	$96,619
Merchandise costs, including advertising,
warehousing, and transportation,
excluding items shown separately below	23,056	17,249	17,352	19,069	76,726
Operating, general, and administrative	4,464	3,391	3,305	3,689	14,849
Rent	191	139	141	157	628
Depreciation and amortization	501	383	382	386	1,652
Operating profit	814	535	596	819	2,764
Interest expense	141	106	103	112	462
Earnings before income tax expense	673	429	493	707	2,302
Income tax expense	232	148	175	239	794
Net earnings including noncontrolling interests	441	281	318	468	1,508
Net earnings attributable to noncontrolling interests	2	2	1	6	11
Net earnings attributable to The Kroger Co.	$439	$279	$317	$462	$1,497
Net earnings attributable to The Kroger Co.
per basic common share	$0.78	$0.52	$0.61	$0.89	$2.78
Average number of shares used in basic calculation	556	538	518	514	533
Net earnings attributable to The Kroger Co.
per diluted common share	$0.78	$0.51	$0.60	$0.88	$2.77
Average number of shares used in diluted calculation	559	541	522	518	537
Dividends declared per common share	$0.115	$0.115	$0.150	$0.150	$0.530

     Annual amounts may not sum due to rounding.

     Certain revenue transactions previously reported in sales and merchandise costs in the Consolidated Statements of Operations are now reported net within sales. Prior quarter amounts have been revised or reclassified to conform to the current year presentation. These amounts were not material to the prior periods.

     Kroger has a variety of plans under which employees may acquire common shares of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

Computershare Plan Managers
P.O. Box 43021
Providence, RI 02940
Phone 800-872-3307

Questions regarding Kroger’s 401(k) plans should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., is Registrar and Transfer Agent for Kroger’s Common Shares. For questions concerning payment of dividends, changes of address, etc., individual shareowners should contact:

Wells Fargo Shareowner Services
P. O. Box 64854
Saint Paul, MN 55164-0854
Toll Free 1-855-854-1369

Shareholder questions and requests for forms available on the Internet should be directed to: www.shareowneronline.com.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including Kroger’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s corporate website at ir.kroger.com.

Executive Officers

Kathleen S. Barclay
Senior Vice President

Robert W. Clark
Group Vice President

Geoffrey J. Covert
Senior Vice President

David B. Dillon
Chairman of the Board

Michael J. Donnelly
Senior Vice President

Kevin M. Dougherty
Group Vice President

Michael L. Ellis
President and
Chief Operating Officer

Todd A. Foley
Vice President and Treasurer

Paul W. Heldman
Executive Vice President,
Secretary and General Counsel

Christopher T. Hjelm
Senior Vice President and
Chief Information Officer

Lynn Marmer
Group Vice President

W. Rodney McMullen
Chief Executive Officer

M. Marnette Perry
Senior Vice President

J. Michael Schlotman
Senior Vice President and
Chief Financial Officer

Erin S. Sharp
Group Vice President,
Manufacturing

Mark C. Tuffin
Senior Vice President

M. Elizabeth Van Oflen
Vice President and Controller

R. Pete Williams
Senior Vice President

Operating Unit Heads

Paul L. Bowen
Jay C

William H. Breetz, Jr.
Southwest Division

Timothy F. Brown
Delta Division

Jeffrey D. Burt
Central Division

Jay Cummins
Smith’s

Russell J. Dispense
King Soopers

Peter M. Engel
Fred Meyer Jewelers

Joseph E. Fey
Mid-Atlantic Division

Dennis R. Gibson
QFC

Donna Giordano
Ralphs

Rick Going
Nashville Division

Joseph A. Grieshaber, Jr.
Dillon Stores

Lynn T. Gust
Fred Meyer Stores

Kevin L. Hess
Kwik Shop

Jayne Homco
Michigan Division

Bryan H. Kaltenbach
Food 4 Less

Calvin J. Kaufman
Louisville Division

Bruce A. Lucia
Atlanta Division

Bruce A. Macaulay
Columbus Division

Sukanya Madlinger
Cincinnati Division

Stephen M. McKinney
Fry’s

Gary Millerchip
Kroger Personal Finance

Frederick J. Morganthall II
Harris Teeter

Jeffrey A. Parker
Convenience Stores

Darel Pfeiff
Turkey Hill Minit Markets

Mark W. Salisbury
Tom Thumb

Arthur Stawski, Sr.
Loaf ‘N Jug

Ron Stewart
Quik Stop

Michael J. Stoll
The Little Clinic

Van Tarver
Supermarket Petroleum

The Kroger Co. • 1014 Vine Street • Cincinnati, Ohio 45202 • (513) 762-4000

THE KROGER CO.
1014 VINE STREET
CINCINNATI, OH 45202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M73460-P52582	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE KROGER CO.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Reuben V. Anderson	☐	☐	☐

	1b.	Robert D. Beyer	☐	☐	☐

	1c.	David B. Dillon	☐	☐	☐

	1d.	Susan J. Kropf	☐	☐	☐

	1e.	David B. Lewis	☐	☐	☐

	1f.	W. Rodney McMullen	☐	☐	☐

	1g.	Jorge P. Montoya	☐	☐	☐

	1h.	Clyde R. Moore	☐	☐	☐

	1i.	Susan M. Phillips	☐	☐	☐

	1j.	Steven R. Rogel	☐	☐	☐

	1k.	James A. Runde	☐	☐	☐

	1l.	Ronald L. Sargent	☐	☐	☐

	1m.	Bobby S. Shackouls	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2, 3, and 4.		For	Against	Abstain

2.	Approval of 2014 Long-Term Incentive and Cash Bonus Plan.	☐	☐	☐

3.	Advisory vote to approve executive compensation.	☐	☐	☐

4.	Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposals 5 and 6.		For	Against	Abstain

5.	A shareholder proposal, if properly presented, to publish a report on human rights risks of operations and supply chain.	☐	☐	☐

6.	A shareholder proposal, if properly presented, to issue a report regarding responsibility for post-consumer package recycling of private label brands.	☐	☐	☐

NOTE: Holders of common shares of record at the close of business on April 29, 2014, will be entitled to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

M73461-P52582

THE KROGER CO.
Annual Meeting of Shareholders
June 26, 2014 11:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of ROBERT D. BEYER, W. RODNEY McMULLEN, and RONALD L. SARGENT or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposals 2, 3, and 4, and AGAINST Proposals 5 and 6.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The Proxy Committee cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.

Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, please bring the notice of the meeting that was separately mailed to you or the top portion of your proxy card, either of which will serve as your admission ticket.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, ir.kroger.com, at 11 a.m., eastern time.

Continued and to be signed on reverse side